                                                                    Exhibit 99.1

                              AMENDED AND RESTATED
                              ARRANGEMENT AGREEMENT

                          TARRAGON OIL AND GAS LIMITED
                                       AND
                              MARATHON OIL COMPANY
                                       AND
                               761581 ALBERTA LTD.
                                       AND
                               787722 ALBERTA LTD.

                                TABLE OF CONTENTS

       ARTICLE 1  DEFINITIONS..................................................................................          4
             1.1  Definitions..................................................................................          4

       ARTICLE 2  INTERPRETATION...............................................................................         10
             2.1  Interpretation Not Affected by Headings......................................................         10
             2.2  Article References...........................................................................         10
             2.3  Number and Gender............................................................................         10
             2.4  Date for Any Action..........................................................................         10
             2.5  Statutory References.........................................................................         10
             2.6  Currency.....................................................................................         10
             2.7  Enforceability Qualifications................................................................         10
             2.8  Disclosure...................................................................................         10
             2.9  Schedules....................................................................................         10

       ARTICLE 3  TARRAGON'S CLOSING CONDITIONS................................................................         10
             3.1  Conditions for the Benefit of Tarragon.......................................................         10

       ARTICLE 4  MARATHON'S CLOSING CONDITIONS................................................................         12
             4.1  Conditions for the Benefit of Marathon, Holdco and Albertaco.................................         12

       ARTICLE 5  MUTUAL CLOSING CONDITIONS....................................................................         14
             5.1  Mutual Closing Conditions....................................................................         14

       ARTICLE 6  TARRAGON'S REPRESENTATIONS AND WARRANTIES....................................................         14
             6.1  Representations and Warranties of Tarragon...................................................         14
             6.2  Negation of other Representations by Tarragon................................................         20

       ARTICLE 7  MARATHON'S REPRESENTATIONS AND WARRANTIES....................................................         21
             7.1  Representations and Warranties of Marathon...................................................         21
             7.2  Negation of Other Representations by Marathon................................................         22

       ARTICLE 8  TARRAGON'S COVENANTS.........................................................................         22
             8.1  Covenants of Tarragon........................................................................         22
             8.2  Superior Transaction.........................................................................         25

       ARTICLE 9  MARATHON'S COVENANTS.........................................................................         26
             9.1  Covenants of Marathon........................................................................         26
             9.2  Directors' and Officers' Insurance...........................................................         26
             9.3  Directors' and Officers' Indemnification.....................................................         27

      ARTICLE 10  MANAGEMENT INFORMATION CIRCULAR; REGISTRATION STATEMENT......................................         27
            10.1  Information Circular.........................................................................         27
            10.2  Providing Information........................................................................         28
            10.3  Blue Sky Laws................................................................................         28

      ARTICLE 11  TERMINATION AND REMEDIES.....................................................................         28
            11.1  Termination..................................................................................         28
            11.2  Effect of Termination........................................................................         28
            11.3  Limitation...................................................................................         28
            11.4  Marathon Damages Event.......................................................................         28
            11.5  Tarragon Damages Event.......................................................................         29
            11.6  Liquidated Damages...........................................................................         29
            11.7  Equitable Remedies...........................................................................         29

   ARTICLE 12  AMENDMENT..................................................................         29
         12.1  Amendment..................................................................         29

   ARTICLE 13  COSTS......................................................................         30
         13.1  Costs......................................................................         30

   ARTICLE 14  DISCLOSURE.................................................................         30
         14.1  Joint Disclosure...........................................................         30

   ARTICLE 15  NOTICES....................................................................         30
         15.1  Notices in Writing.........................................................         30
         15.2  Addresses..................................................................         30

   ARTICLE 16  TIME.......................................................................         31
         16.1  Time of the Essence........................................................         31

   ARTICLE 17  ENTIRE AGREEMENT AND RESTATEMENT...........................................         31
         17.1  Entire Agreement...........................................................         31
         17.2  Restatement................................................................         31

   ARTICLE 18  SEVERABILITY...............................................................         31
         18.1  Severability...............................................................         31

   ARTICLE 19  FURTHER ASSURANCES.........................................................         31
         19.1  Further Assurances.........................................................         31

   ARTICLE 20  GOVERNING LAW..............................................................         31
         20.1  Alberta Law................................................................         31
         20.2  Alberta Courts.............................................................         31

   ARTICLE 21  EXECUTION IN COUNTERPARTS..................................................         32
         21.1  Counterparts...............................................................         32

   ARTICLE 22  WAIVER.....................................................................         32
         22.1  Limitation on Waiver.......................................................         32

   ARTICLE 23  ENUREMENT AND ASSIGNMENT...................................................         32
         23.1  Enurement..................................................................         32

   ARTICLE 24  SUBSIDIARY COVENANTS.......................................................         32
         24.1  Tarragon...................................................................         32
         24.2  Marathon...................................................................         32

                   AMENDED AND RESTATED ARRANGEMENT AGREEMENT

    THIS ARRANGEMENT AGREEMENT made the 20th day of June, 1998, as amended and restated the 7th day of July, 1998.

BETWEEN:

       TARRAGON OIL AND GAS LIMITED, a body corporate incorporated under the laws of Ontario with its head office in the City of Calgary, in the Province of Alberta (hereinafter called "Tarragon")

                                                               OF THE FIRST PART

AND

       MARATHON OIL COMPANY, a body corporate incorporated under the laws of Ohio with its head office in the City of Houston, in the State of Texas (hereinafter called "Marathon")

                                                              OF THE SECOND PART

AND

       761581 ALBERTA LTD., a body corporate incorporated under the laws of Alberta (hereinafter called "Albertaco")

                                                               OF THE THIRD PART

AND

       787722 ALBERTA LTD., a body corporate incorporated under the laws of Alberta (hereinafter called "Holdco")

                                                              OF THE FOURTH PART

    WHEREAS Albertaco wishes to acquire all the issued and outstanding shares of Tarragon;

    AND WHEREAS Albertaco is a wholly-owned subsidiary of Holdco, and Holdco is a wholly-owned subsidiary of Marathon;

    AND WHEREAS the parties hereto intend to carry out the transactions contemplated herein pursuant to an arrangement under the OBCA;

    NOW THEREFORE IN CONSIDERATION of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

1.1 DEFINITIONS. In this Agreement, unless the context otherwise requires:

    (a) "ACQUISITION AGREEMENT" means the letter agreement dated May 29, 1998 between Tarragon, Marathon and Albertaco setting forth certain of the terms and conditions upon which the parties propose to proceed with the Arrangement;

    (b) "AGREEMENT" means this agreement, including the recitals and all Schedules to this agreement, as amended or supplemented from time to time, and "hereby", "hereof", "herein", "hereunder", "herewith" and similar terms refer to this Agreement and not to any particular provision of this Agreement;

    (c) "ALBERTACO" means 761581 Alberta Ltd., a wholly-owned Subsidiary of Holdco;

    (d) "APPLICABLE LAWS" means applicable corporate and securities laws, regulations and rules, all policies thereunder and rules of applicable stock exchanges;

    (e) "ARRANGEMENT" means the arrangement under the provisions of Section 182 of the OBCA as set out in the Plan of Arrangement;

    (f) "ARTICLES OF ARRANGEMENT" means the articles of arrangement in respect of the Arrangement required under Section 183(1) of the OBCA to be filed with the Director after the Final Order has been made;

    (g) "BUSINESS DAY" means a day, other than a Saturday, Sunday or statutory holiday, when banks are generally open in Calgary and New York for the transaction of banking business;

    (h) "CERTIFICATE OF ARRANGEMENT" means the certificate to be issued by the Director pursuant to Section 183(2) of the OBCA giving effect to the Arrangement;

    (i) "CLOSING" means the completion of the transactions contemplated herein;

    (j) "CONTROL" or "CONTROLLED" means, with respect to control of a body corporate by a Person, the holding (other than by way of security) by or for the benefit of that Person of securities of that body corporate to which are attached more than 50% of the votes that may be cast to elect directors of the body corporate (whether or not securities of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) provided that such votes, if exercised, are sufficient to elect a majority of the board of directors of the body corporate;

    (k) "COURT" means the Ontario Court (General Division);

    (l) "DEPOSITARY" means a trust company licensed to carry on business in Alberta and Ontario selected by Marathon and satisfactory to Tarragon acting reasonably;

    (m) "DEPOSITARY AGREEMENT" means the Escrow and Depositary Agreement to be entered into on or before the Effective Date by the Depositary, Tarragon, Albertaco and Holdco, which includes the matters referred to in Section 3.1(d);

    (n) "DIRECTOR" means the Director duly appointed under the OBCA;

    (o) "EFFECTIVE DATE" means the date shown on the Certificate of Arrangement;

    (p) "ENCUMBRANCE" includes, without limitation, any mortgage, pledge, assignment, charge, lien, security interest, claim, trust, royalty or carried, participation, net profits or other third party interest and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

    (q) "ENVIRONMENTAL CLAIM" means, with respect to any Person, any written or oral notice, claim, demand or other communication (collectively, a "claim") by any other Person alleging or asserting such Person's liability for investigatory costs, cleanup costs, governmental response costs, damages to natural resources or other property, personal injuries, fines or penalties arising out of, based on or resulting from
        (i) the presence, or release into the environment, of any Hazardous Material at any location, whether or not owned by such Person, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law. The term "Environmental Claim" shall include any claim by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment;

    (r) "ENVIRONMENTAL LAW" includes any principles of equity or common law and any federal, provincial, municipal or local laws, statutes, ordinances, regulations, rules, permits, approvals, certificates, registrations, by-laws, guidelines, orders, directives, judgments, decisions or other instruments having the force of law which are rendered or issued by any Governmental Authority having jurisdiction, including but not limited to any judicial or administrative order, consent, decree, judgment or directive, that relates in any way to the protection of the environment or to the health and safety of persons or property or product liability, handling or transportation, and whether applying to or governing any actual or threatened presence, release, discharge, escape, manufacture, processing, distribution, use, treatment, storage, disposal, transport, recycling or handling of any Hazardous Material or any material or substance capable of becoming a Hazardous Material when in combination with any other substance;

    (s) "EXCHANGE TRUST AGREEMENT" means the agreement to be entered into between USX, Marathon, Albertaco and the Depositary as trustee, substantially in the form set out in Schedule 4 annexed hereto;

    (t) "EXCHANGEABLE SHARES" means shares of Albertaco that are exchangeable on a one-for-one basis (subject to adjustment in certain circumstances) into USX-Marathon Shares and having attached thereto the attributes set out in Schedule 2 annexed hereto;

    (u) "FINANCIAL INSTRUMENT TRANSACTION" means any agreement involving the purchase, sale or ownership of interest rate or currency swaps, foreign exchange swaps or forward delivery agreements or commodity or financial derivatives (other than a contract for purchase or sale of oil or gas at a fixed price on which delivery is intended to be made not later than 30 days after the agreement);

    (v) "FINAL ORDER" means the final order of the Court approving the Arrangement pursuant to Section 182(5)(f) of the OBCA, as such order may be affirmed, amended or modified by any court of competent jurisdiction;

    (w) "GAAP" means generally accepted accounting principles as in effect in Canada from time to time, applied on a basis consistent with that of prior periods;

    (x) "GOVERNMENTAL AUTHORITY" includes any federal, provincial, municipal or other political subdivision, government department, commission, board, bureau, agency or instrumentality, domestic or foreign;

    (y) "HAZARDOUS MATERIAL" means pollutants, contaminants, dangerous goods or substances, toxic or hazardous chemicals, substances, materials or waste, petroleum products or any derivatives or by-products thereof, other hydrocarbons or other substances, and any other substance or material released into or present in the environment, where such release or presence is prohibited, controlled, managed or regulated in any manner under Environmental Law or by any Governmental Authority thereunder or pursuant thereto, and whether or not any release of such substance or material was permitted by Environmental Laws applicable at the relevant time;

    (z) "HOLDCO" means 787722 Alberta Ltd., a wholly-owned Subsidiary of
        Marathon;

    (aa) "HSR ACT" means the HART SCOTT RODINO ANTITRUST IMPROVEMENTS ACT of 1976 of the United States, as amended;

    (ab) "INCOME TAX ACT" means the INCOME TAX ACT (Canada), R.S.C. 1985, c.1 (5th Supp), as amended, including the regulations promulgated thereunder;

    (ac) "INFORMATION CIRCULAR" means the information circular to be used in connection with the holding of the Tarragon Meeting;

    (ad) "INTERIM ORDER" means an interim order of the Court concerning the Arrangement under Section 182(5) of the OBCA, containing declarations and directions with respect to the Arrangement and the holding of the Tarragon Meeting, as such order may be affirmed, amended or modified by any court of competent jurisdiction;

    (ae) "INVESTEE AGREEMENTS" means agreements dated December 9, 1997 between Tarragon and each of Triax Resource Limited Partnership and Triax Resource Limited Partnership II providing for the issuance of an aggregate of 1,000,000 Special Warrants;

    (af) "MARATHON" means Marathon Oil Company, a corporation incorporated under the laws of Ohio;

    (ag) "MARATHON COUNSEL" means Macleod Dixon, or such other legal counsel as may be designated by Marathon and satisfactory to Tarragon, acting reasonably;

    (ah) "MARATHON DAMAGES EVENT" has the meaning ascribed thereto in Section 11.4;

    (ai) "MARATHON PUBLIC DOCUMENTS" means all documents or information filed by or on behalf of Marathon in compliance with or intended compliance with Applicable Laws;

    (aj) "MARATHON SUBSIDIARIES" means all of the Subsidiaries of Marathon;

    (ak) "MATERIAL ADVERSE EFFECT" and "MATERIAL ADVERSE CHANGE" used with respect to any party means an effect or change, respectively, in each case which is materially adverse to the business, assets, properties, condition (financial or otherwise), results of operations or prospects of such party and its Subsidiaries, taken as a whole, provided that a Material Adverse Effect or Material Adverse Change shall not include any adverse effect or change resulting from changes in general economic conditions or conditions generally affecting the industries in which Marathon or Tarragon operate including, without limitation, fluctuations in the prices of Petroleum Substances;

    (al) "MATERIAL CONTRACTS" means all contracts to which Tarragon or a Tarragon Subsidiary is a party of a nature described in Section 6.1(v);

    (am) "ME" means The Montreal Exchange;

    (an) "MISREPRESENTATION" includes any untrue statement of a material fact, any omission to state a material fact that is required to be stated and any omission to state a material fact that is necessary to be stated in order for a statement not to be misleading in the circumstances in which it is made;

    (ao) "NYSE" means the New York Stock Exchange;

    (ap) "OBCA" means the BUSINESS CORPORATIONS ACT (Ontario), R.S.O. 1990, c.
         B.16 as amended, including the regulations promulgated thereunder;

    (aq) "OPTION" means any option, warrant, or right to subscribe for, convert to, exchange for or otherwise acquire any unissued Tarragon Shares;

    (ar) "PERMITTED ENCUMBRANCES" means:

         (i) the terms and conditions of title documents, including, without limitation, the requirement to pay any rentals or royalties to the grantor of leases for Petroleum Substances to maintain such leases in good standing;

        (ii) the right reserved to or vested in any grantor, municipality, government or other public authority by the term of any lease for Petroleum Substances or by any statute, law, rule, order or regulation to terminate any such lease or to require annual or other periodic payments as a condition of the continuance thereof;

       (iii) easements, rights of way, servitudes or other similar rights in land, including without limitation, rights of way and servitudes for highways, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone or cable television conduits, poles, wires or cables which do not materially detract from the value of the land concerned or materially impair its use;

        (iv) the right to levy taxes on Petroleum Substances or the income or revenue therefrom and government requirements pertaining to production rates from wells or operations being conducted on oil and gas interests or otherwise affecting the value of any oil and gas interests;

        (v)  agreements for the sale of Petroleum Substances;

        (vi) statutes, laws, rules, orders and regulations of any public authority relating to any of the foregoing in any manner;

       (vii) undetermined or inchoate liens incurred or created as security in favour of any Person with respect to the development or operation of any oil and gas interests, as regards Tarragon's share of the costs and expenses thereof, which costs and expenses are not due or delinquent;

      (viii) mechanics', builders' or materialmens' liens in respect of services rendered or goods supplied for which payment is not at the time due;



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



        (ix) the reservations, limitations, provisos and conditions in any grants or transfers from the Crown of any of the subject lands or interests therein and statutory exceptions as to title;

         (x) agreements and plans relating to pooling or unitization;

        (xi) governmental requirements as to production rates on the operations of any property;

       (xii) Crown or other lessor royalties;

      (xiii) agreements respecting the processing, treating or transmission of Petroleum Substances or the operating of wells by contract field operators;

       (xiv) provisions for penalties and forfeitures under agreements as a consequence of non-participation in operations provided such penalties or forfeitures are not in effect or currently capable of being invoked; and

        (xv) liens granted in the ordinary course of business to a public utility, municipality or governmental authority with respect to operations pertaining to any oil and gas interests;

    (as) "PERSON" includes any individual, partnership, firm, trust, body corporate, government, governmental body, agency or instrumentality, unincorporated body of Persons or association;

    (at) "PETROLEUM SUBSTANCES" means petroleum, natural gas and related hydrocarbons and any substances associated therewith;

    (au) "PLAN OF ARRANGEMENT" means the plan of arrangement set out in Schedule 1 hereto as amended or supplemented from time to time in accordance with Article 12 hereof;

    (av) "PURCHASE FUNDS" means the aggregate cash amount required to purchase Exchangeable Shares in respect of which the holders elect or are to receive cash pursuant to the terms of the Arrangement;

    (aw) "SHARE CONSIDERATION DETERMINATION PERIOD" means the period of ten consecutive trading days ending on the fifth calendar day next preceding the date on which the Tarragon Meeting is held, provided that if such calendar day is not a trading day, then such ten-day period will end on the trading day immediately preceding such calendar day;

    (ax) "SHAREHOLDER RIGHTS PLAN" means the shareholder rights plan of Tarragon established pursuant to the Second Amended and Restated Shareholder Protection Rights Plan Agreement made as of November 19, 1997 between Tarragon and Montreal Trust Company of Canada;

    (ay) "SHAREHOLDER AGREEMENT" means the shareholders' agreement made as of April 15, 1998 among Tarragon Oil and Gas Limited and Unocal Corporation, Unocal Canada Resources, Unocal Canada Limited and Unocal Canada Exploration Limited;

    (az) "SPECIAL WARRANTS" means the Special Warrants entitling the holders thereof to acquire one Tarragon Share per Special Warrant without payment of additional consideration, issued or to be issued by Tarragon pursuant to the Investee Agreements;

    (ba) "SUBSIDIARY" means, when used to indicate a relationship with another body corporate,

        (i) a body corporate which is Controlled by (A) that other, or (B) that other and one or more bodies corporate, each of which is Controlled by that other, or (C) two or more bodies corporate each of which is Controlled by that other, or

       (ii) a subsidiary of a body corporate that is the other's subsidiary;

    (bb) "SUPPORT AGREEMENT" means an agreement to be entered into between USX, Marathon and Albertaco substantially in the form set out in Schedule 3 annexed hereto;

    (bc) "TAKE-OVER PROPOSAL" means any take-over bid for 50% or more of the issued and outstanding Tarragon Shares or any proposal or offer for a merger, consolidation, amalgamation or other business combination involving Tarragon or any proposal or offer to acquire in any manner a 50% or greater equity or beneficial interest in, or a material amount of the assets of, Tarragon, other than pursuant to the Arrangement;

    (bd) "TARRAGON" means Tarragon Oil and Gas Limited, a corporation incorporated under the OBCA;

    (be) "TARRAGON COUNSEL" means McCarthy Tetrault, or such other legal counsel as may be designated by Tarragon and satisfactory to Marathon, acting reasonably;

    (bf) "TARRAGON DAMAGES EVENT" has the meaning ascribed thereto in Section 11.5;

    (bg) "TARRAGON FAIRNESS OPINIONS" means, collectively, the opinions of Nesbitt Burns Inc. and Credit Suisse First Boston Corporation that the consideration offered to the Tarragon Shareholders pursuant to the terms of the Arrangement is fair, from a financial point of view, to the Tarragon Shareholders;

    (bh) "TARRAGON FINANCIAL STATEMENTS" means the audited consolidated financial statements of Tarragon for the years ended December 31, 1997 and 1996 and the unaudited consolidated financial statements of Tarragon for the three month periods ended March 31, 1998 and 1997;

    (bi) "TARRAGON MATERIAL SUBSIDIARIES" means Tarragon Resources (U.S.A.) Inc. and 1214579 Ontario Limited;

    (bj) "TARRAGON MEETING" means the special meeting of the Tarragon Securityholders to be called to, INTER ALIA, consider and, if thought fit, authorize, approve and adopt the Arrangement in accordance with the Interim Order, and any adjournments thereof;

    (bk) "TARRAGON OPTIONS" means, collectively, all outstanding options to purchase Tarragon Shares pursuant to Tarragon's existing share option plan;

    (bl) "TARRAGON OPTIONHOLDERS" means the holders of Tarragon Options;

    (bm) "TARRAGON PUBLIC DOCUMENTS" means all documents or information filed by or on behalf of Tarragon in compliance with or intended compliance with Applicable Laws prior to May 29, 1998;

    (bn) "TARRAGON RESERVE REPORT" means collectively the reports evaluating certain of Tarragon's oil, natural gas liquids and natural gas reserves and the estimated future cash flow from such reserves:

         (i) prepared by Sproule Associates Limited and dated January 30, 1998, and

        (ii) prepared by Gilbert Laustsen Jung Associates Ltd. and dated February 18, 1998;

    (bo) "TARRAGON SARS" means, collectively, all outstanding stock appreciation rights issued by Tarragon;

    (bp) "TARRAGON SECURITYHOLDERS" means the Tarragon Shareholders, Tarragon Optionholders, the holders of Special Warrants and the Persons entitled to acquire Special Warrants pursuant to the Investee Agreements;

    (bq) "TARRAGON SHAREHOLDERS" means the holders of Tarragon Shares;

    (br) "TARRAGON SHARES" means the common shares of Tarragon as constituted on the date hereof;

    (bs) "TARRAGON SUBSIDIARIES" means all of the Subsidiaries of Tarragon;

    (bt) "TSE" means The Toronto Stock Exchange;

    (bu) "UNOCAL" means Unocal Canada Limited and its affiliates;

    (bv) "U.S. GAAP" means generally accepted accounting principles as in effect in the United States from time to time, applied on a basis consistent with that of prior periods;

    (bw) "USX" means USX Corporation, a Delaware Corporation;

    (bx) "USX-MARATHON SHARES" means the shares of USX-Marathon Group Common Stock of USX as constituted on the date hereof; and

    (by) "WATEROUS PROPERTY OFFERING" means the offering of properties of Tarragon through Waterous Securities Limited pursuant to an offering memorandum dated May 25, 1998.



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



                                   ARTICLE 2
                                 INTERPRETATION

2.1 INTERPRETATION NOT AFFECTED BY HEADINGS. The division of this Agreement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

2.2 ARTICLE REFERENCES. Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph, clause, subclause or schedule by number or letter or both refer to the article, section, subsection, paragraph, clause, subclause or schedule, respectively, bearing that designation in this Agreement.

2.3 NUMBER AND GENDER. In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa; words importing gender shall include all genders.

2.4 DATE FOR ANY ACTION. In the event that the date on which any action is required to be taken hereunder by any of the parties is not a Business Day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day in such place.

2.5 STATUTORY REFERENCES. References in this Agreement to any statute or sections thereof shall include such statute as amended or substituted and any regulations promulgated thereunder from time to time in effect.

2.6 CURRENCY. Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada.

2.7 ENFORCEABILITY QUALIFICATIONS. All representations, warranties, covenants and opinions in or contemplated by this Agreement as to the enforceability of any covenant, agreement or document are subject to enforceability being limited by applicable bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally; and the discretionary nature of certain remedies (including specific performance and injunctive relief).

2.8 DISCLOSURE. Where reference is made herein to disclosure of any fact to Marathon or Tarragon, such disclosure shall be made in a written document labelled as disclosure making reference to this agreement, delivered to an officer of Marathon or Tarragon, as the case may be, prior to the execution hereof.

2.9 SCHEDULES. The following Schedules form part of this Agreement:

    Schedule 1 -- Plan of Arrangement

    Schedule 2 -- Exchangeable Share Provisions

    Schedule 3 -- Support Agreement

    Schedule 4 -- Exchange Trust Agreement.

                                   ARTICLE 3
                         TARRAGON'S CLOSING CONDITIONS

3.1 CONDITIONS FOR THE BENEFIT OF TARRAGON. The obligations of Tarragon to complete the transactions contemplated herein, and in particular the Arrangement, are subject to the fulfilment of the following conditions precedent on or before the Effective Date or such other time as is specified below:

    (a) except as affected by the transactions contemplated by this Agreement the representations and warranties made by Marathon in Section 7.1 shall be true as of the Effective Date in all material respects as if made on and as of such date;

    (b) Marathon shall have provided Tarragon with opinions of Marathon Counsel reasonably satisfactory to Tarragon dated the Effective Date and addressed to Tarragon Counsel to the effect that:

        (i) each of USX Corporation, Marathon, Holdco and Albertaco is duly incorporated and validly existing under the laws of the jurisdiction of its incorporation, and each of Marathon, Holdco and

            Albertaco has corporate power and authority to enter into this Agreement and perform its obligations hereunder;

       (ii) all necessary proceedings, corporate, regulatory and otherwise, of each of Marathon, Holdco and Albertaco have been taken to fully, validly and effectively authorize this Agreement and the transactions contemplated herein including the Arrangement, the performance by each of Marathon, Holdco and Albertaco of its obligations hereunder, and the execution and delivery by each of Marathon, Holdco and Albertaco of this Agreement and all documents delivered pursuant hereto;

      (iii) the execution and delivery by each of Marathon, Holdco and Albertaco of this Agreement and all documents delivered pursuant hereto, the performance by each of Marathon, Holdco and Albertaco of its obligations hereunder and thereunder and the consummation of the transactions contemplated herein and therein will not:

            (A) result in the breach of or violate any term or provision of the articles, by-laws or governing documents of Marathon, Holdco or Albertaco; or

            (B) violate any provision of law or administrative regulation or, in each case as known to such counsel, without special inquiry, any judicial or administrative order, award, judgment or decree applicable to Marathon, Holdco or Albertaco or the business or properties of Marathon, Holdco or Albertaco contravention of which could reasonably be expected to prevent or hinder the completion of the Arrangement;

       (iv) this Agreement has been duly executed and delivered by each of Marathon, Holdco and Albertaco and this Agreement is valid and binding on each of Marathon, Holdco and Albertaco and is enforceable in accordance with its terms; and

        (v) the authorized and outstanding capital of each of Marathon and Albertaco immediately prior to the Effective Date is as stated in
            Section 7.1(f) hereof.

        In giving such opinion, Marathon Counsel may rely, in respect of matters governed by the laws of any jurisdiction other than the laws of Alberta, upon the opinion of General Counsel of Marathon or local counsel in such jurisdiction provided that Marathon Counsel is of the opinion that the opinion of such local counsel is one upon which Marathon Counsel may properly rely; and, in respect of matters of fact, upon certificates of senior officers of Marathon or any other appropriate Persons acceptable to Tarragon Counsel;

    (c) Marathon shall have complied in all material respects with its covenants in Section 9.1 of this Agreement and Marathon shall have provided to Tarragon a certificate of an officer of Marathon certifying as to such compliance and Tarragon shall not have established that it has knowledge to the contrary;

    (d) the Purchase Funds shall have been deposited with the Depositary by Holdco pursuant to the Depositary Agreement, which shall irrevocably authorize and direct the Depositary to pay the Purchase Funds to the holders of the Exchangeable Shares who are entitled to receive such funds in accordance with the Arrangement;

    (e) the Exchangeable Shares issuable upon completion of the Arrangement shall be listed on the TSE or another stock exchange in Canada, subject to notice of issuance, provided that the minimum listing requirements are met, and each shall be freely tradeable (other than as a result of any control person restrictions which may arise by virtue of the ownership thereof) under applicable securities laws;

    (f) the USX-Marathon Shares reserved for issuance upon exchange of the Exchangeable Shares issuable upon completion of the Arrangement shall be listed on the NYSE, subject to notice of issuance, and each shall be freely tradeable (other than as a result of any control person or affiliate restrictions which may arise by virtue of the ownership thereof) under applicable securities laws; and

    (g) the Support Agreement and Exchange Trust Agreement shall have been executed and delivered by USX, Marathon and Albertaco.

    The foregoing conditions precedent are for the benefit of Tarragon and may be waived, in whole or in part, by Tarragon in writing at any time. If any of the said conditions precedent shall not be complied with or waived by Tarragon on or before the date required for the performance thereof, Tarragon may, in addition to the other remedies it may have at law or equity, rescind and terminate this Agreement by written notice from Tarragon to Marathon.

                                   ARTICLE 4
                         MARATHON'S CLOSING CONDITIONS

4.1 CONDITIONS FOR THE BENEFIT OF MARATHON, HOLDCO AND ALBERTACO. The obligations of Marathon, Holdco and Albertaco to complete the transactions contemplated herein, and in particular the Arrangement, are subject to fulfilment of the following conditions precedent on or before the Effective Date or such other time as is specified below:

    (a) except as affected by the transactions contemplated by this Agreement, the representations and warranties made by Tarragon in Section 6.1 shall be true in all material respects as of the Effective Date as if made on and as of such date;

    (b) Tarragon shall have provided Marathon with opinions of Tarragon Counsel reasonably satisfactory to Marathon and Marathon Counsel, dated the Effective Date and addressed to Marathon and Marathon Counsel, to the effect that:

        (i) each of Tarragon and the Tarragon Material Subsidiaries is duly incorporated and validly existing under the law of the jurisdiction of its incorporation and Tarragon has corporate power and authority to enter into this Agreement and perform its obligations hereunder;

        (ii) all necessary proceedings, corporate, regulatory and otherwise, of Tarragon have been taken to fully, validly and effectively authorize this Agreement and the transactions contemplated herein including the Arrangement, the performance by Tarragon of its obligations hereunder, and the execution and delivery by Tarragon of this Agreement and all documents delivered pursuant hereto;

       (iii) the execution and delivery by Tarragon of this Agreement and all documents delivered pursuant hereto, the performance by Tarragon of its obligations hereunder and thereunder and the consummation of the transactions contemplated herein and therein will not:

             (A) result in the breach of or violate any term or provision of the articles, by-laws or governing documents of any of Tarragon or the Tarragon Material Subsidiaries; or

             (B) violate any provision of law or administrative regulation or, in each case as known to such counsel, without special inquiry, any judicial or administrative order, award, judgment or decree applicable to any of Tarragon or the Tarragon Material Subsidiaries or the business or properties of Tarragon or the Tarragon Material Subsidiaries;

        (iv) this Agreement has been duly executed and delivered by Tarragon and this Agreement is valid and binding on Tarragon and is enforceable in accordance with its terms;

         (v) all Tarragon SARs shall have been exercised or cancelled;

        (vi) the application of the Shareholder Rights Plan shall have been validly and effectively terminated on or prior to the Effective Date; and

       (vii) the authorized capital of Tarragon immediately prior to the Effective Date is as stated herein.

        In giving such opinion, Tarragon Counsel may rely, in respect of matters governed by the laws of any jurisdiction other than the Province of Alberta or the laws of Canada applicable therein, upon the opinion of local counsel in such jurisdiction provided that Tarragon Counsel is of the opinion that the opinion of such local counsel is one upon which Tarragon Counsel may properly rely; and, in respect of matters of fact, upon certificates of senior officers of Tarragon or any other appropriate Persons acceptable to Marathon Counsel;

    (c) Tarragon shall have complied in all material respects with its covenants in Section 8.1 of this Agreement and all other material covenants in this Agreement and Tarragon shall have provided to Marathon a certificate of an officer certifying as to such compliance and Marathon shall not have established that it has knowledge to the contrary;

    (d) before giving effect to the transactions contemplated by this Agreement, since December 31, 1997 there shall have been no Material Adverse Change in Tarragon or any occurrences or circumstances which have resulted or might reasonably be expected to result in a Material Adverse Change in Tarragon except as disclosed in the Tarragon Public Documents or except as have been disclosed in writing to Marathon prior to the execution of this Agreement;

    (e) there shall be no action taken by a Governmental Authority under any existing applicable law or regulation, nor any statute, rule, regulation or order which is enacted, enforced, promulgated or issued by any court, department, commission, board, regulatory body, government or Governmental Authority or similar agency, domestic or foreign, that:

         (i) results in a judgment or assessment of material damages against Tarragon, USX, Marathon, Holdco or any Subsidiary of any of them, directly or indirectly relating to the transactions contemplated herein; or

        (ii) imposes or confirms material limitations on the ability of Marathon effectively to exercise full rights of ownership of the Tarragon Shares, including, without limitation, the right to vote any such securities;

    (f) Tarragon and Marathon shall have obtained all consents, approvals and authorizations by any Governmental Authority (including, without limitation, all consents or approvals required under the COMPETITION ACT (Canada) or the INVESTMENT CANADA ACT (Canada) and all stock exchange and securities commission approvals) which are required or necessary in connection with the transactions contemplated herein, (other than any such consent, approval or authorization the failure of which to obtain would not have a Material Adverse Effect on Tarragon) on terms and conditions reasonably satisfactory to Marathon;

    (g) such members of the board of directors and officers of Tarragon as Marathon shall have designated in writing to Tarragon not less than three days prior to the Effective Date, shall have provided their written resignations as directors and officers of Tarragon effective as of the Effective Date together with releases (satisfactory to Marathon acting reasonably) in favour of Tarragon;

    (h) the application of the Shareholder Rights Plan to the Arrangement shall have been validly and effectively terminated on or prior to the Effective Date and Marathon shall have received such opinions of Tarragon Counsel and such other documents and assurances to such effect, as in its sole discretion it may determine, acting reasonably;

    (i) Tarragon shall have obtained any required consent of third party lenders and other parties to Material Contracts in respect of the transactions contemplated herein; and

    (j) the holders of not more than 10% of the outstanding Tarragon Shares (other than Unocal) shall have exercised rights of dissent in connection with the Arrangement.

The foregoing conditions precedent are for the benefit of Marathon and may be waived, in whole or in part, by Marathon in writing at any time. If any of the said conditions precedent shall not be complied with or waived by Marathon on or before the date required for the performance thereof, Marathon may, in addition to the other remedies it may have at law or equity, rescind and terminate this Agreement by written notice to Tarragon.

                                   ARTICLE 5
                           MUTUAL CLOSING CONDITIONS

5.1 MUTUAL CLOSING CONDITIONS. The obligations of Marathon and Tarragon to complete the transactions contemplated herein are subject to fulfilment of the following conditions precedent on or before the Effective Date or such other time as is specified below:

    (a) a special resolution shall have been passed by the Tarragon Securityholders on or before October 31, 1998, in form and substance satisfactory to each of Marathon and Tarragon, acting reasonably, duly approving the Arrangement in accordance with the Interim Order;

    (b) the Final Order shall have been granted in form and substance satisfactory to Marathon and Tarragon, each acting reasonably;

    (c) the Arrangement shall have become effective on or before November 30, 1998;

    (d) there shall be no action taken by a Governmental Authority under any existing applicable law or regulation, nor any statute, rule, regulation or order which is enacted, enforced, promulgated or issued by any court, department, commission, board, regulatory body, government or Governmental Authority or similar agency, domestic or foreign, that makes illegal or otherwise directly or indirectly restrains, enjoins or prohibits the Arrangement or any other transactions contemplated herein; and

    (e) Tarragon and Marathon shall have obtained all consents, approvals and authorizations by any Governmental Authority (including, without limitation, all consents or approvals or expiry of waiting periods required under HSR, the COMPETITION ACT (Canada) or the INVESTMENT CANADA ACT (Canada) and all stock exchange and securities commission approvals) which are required or necessary in connection with the transactions contemplated herein the failure of which to obtain would materially adversely affect the ability of Marathon to complete the Arrangement, all on terms and conditions reasonably satisfactory to Tarragon and Marathon.

The foregoing conditions are for the mutual benefit of Marathon and Tarragon and may be waived, in whole or in part, by Marathon and Tarragon together, at any time. If any of the said conditions precedent shall not be complied with or waived as aforesaid on or before the date required for the performance thereof, Marathon or Tarragon may, in addition to the other remedies it may have at law or in equity, rescind and terminate this Agreement by written notice to the other party.

                                   ARTICLE 6
                   TARRAGON'S REPRESENTATIONS AND WARRANTIES

6.1 REPRESENTATIONS AND WARRANTIES OF TARRAGON. Tarragon represents and warrants to Marathon that:

    (a) Corporate Standing. Each of Tarragon and the Tarragon Subsidiaries:

         (i) is duly organized and validly existing under the laws of the jurisdiction of its incorporation;

        (ii) has the corporate capacity, power and authority to own or lease its property and assets and to carry on its business as now conducted by it; and

       (iii) is duly qualified to carry on business in each jurisdiction in which the nature of its business or the property or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified will not have a Material Adverse Effect on Tarragon;

    (b) Compliance with Laws, Licenses. Each of Tarragon and the Tarragon
        Subsidiaries:

        (i) has complied with and is in compliance with all laws or regulations applicable to its assets or the operation of its business, including the Applicable Laws, except where failure to do so would not have a Material Adverse Effect on Tarragon; and

        (ii) has all licenses, permits, orders or approvals of, and has made all required registrations with any government or regulatory body that are material to its assets or the conduct of its business.

    (c) Corporate Capacity. Tarragon has all requisite corporate capacity, power and authority to enter into this Agreement and all documents to be delivered pursuant hereto and, subject to the terms hereof, including the approval of the Arrangement at the Tarragon Meeting and by the Court, to perform its obligations hereunder.

    (d) Authorization and Binding Effect. This Agreement has been duly authorized, executed and delivered by Tarragon and all documents to be executed and delivered by Tarragon pursuant hereto to Marathon shall be duly executed and delivered and this Agreement constitutes a legal, valid and binding obligation of Tarragon enforceable against it in accordance with its terms.

    (e) No Contravention. The execution and delivery of this Agreement and all documents to be delivered pursuant thereto, the performance of the terms hereof and thereof and the consummation of the transactions contemplated herein do not and will not:

        (i) result in the breach of or violate any term or provision of the articles, by-laws or other governing documents of Tarragon or the Tarragon Subsidiaries; or

        (ii) conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, any agreement, instrument, licence, permit or authority to which Tarragon or the Tarragon Subsidiaries is a party, by which it is bound or to which any of its property or assets is subject or give to any Person any interest or right, including any right of purchase, termination, cancellation or acceleration under any such agreement, instrument, license, permit or authority; or

       (iii) result in the creation of any Encumbrance upon any of the property or assets of Tarragon or the Tarragon Subsidiaries; or

        (iv) violate any provision of law or administrative regulation or any judicial or administrative order, award, judgment or decree applicable to Tarragon or the Tarragon Subsidiaries or any of their property or assets;

        except those which in the case of (ii) (iii) or (iv), would not have a Material Adverse Effect on Tarragon.

    (f) Finder's Fees. Other than Nesbitt Burns Inc. and Credit Suisse First Boston Corporation, in accordance with the terms of their respective engagement letters, copies of which have been provided to Marathon, Tarragon has not incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder's fees, agent's commission, financial advisory fees or other similar forms of compensation with respect to the transactions contemplated herein.

    (g) Legal Matters. Except as disclosed to Marathon prior to the execution of this Agreement, there are no actions, suits or other legal, administrative or arbitration proceedings or government investigations commenced, or to the knowledge of Tarragon contemplated, at law or in equity or before or by any court or other Governmental Authority which involve or affect Tarragon or any Tarragon Subsidiary or any of their assets, including, without limitation, the title to, or ownership of, the properties of Tarragon and the Tarragon Subsidiaries and there are no outstanding judgments, awards, decrees, injunctions, awards or orders against Tarragon or a Tarragon Subsidiary which, in any of the above cases, could have a Material Adverse Effect on Tarragon, and, to the best of Tarragon's knowledge, there are no grounds upon which any such actions, suits or proceedings may be commenced with reasonable likelihood of success. As of the date hereof, there are no actions, suits or other proceedings commenced or which have been threatened which involve Tarragon or any Tarragon Subsidiary or any of their assets which have not been disclosed to Marathon.

    (h) Authorized and Issued Capital.

        (i) The authorized capital of Tarragon consists of an unlimited number of Tarragon Shares, an unlimited number of Preferred Shares, issuable in one or more series and 20,000,000 7% Cumulative Convertible Preferred Shares, Series A, of which as at the date hereof, only

             72,236,396 Tarragon Shares are issued and outstanding, all of which are issued as fully paid and non-assessable;

        (ii) all of the issued shares of each Tarragon Subsidiary are owned by Tarragon as the sole beneficial owner of record, free and clear of any Encumbrances, voting trusts, proxies and other interests, claims or demands of every kind or nature whatsoever and no Person has any agreement, option, right or privilege (including, without limitation, by law, pre-emptive right, contract or otherwise) to purchase, convert into, exchange for or otherwise acquire, nor any agreement, option, right or privilege capable of becoming any such agreement, right, option or privilege, for any of such securities or any interest therein, in all cases other than as reflected in the Tarragon Financial Statements; and

       (iii) no Person has any agreement, option, right or privilege (including, without limitation, whether by law, pre-emptive right, contract or otherwise) to purchase, subscribe for, convert into, exchange for or otherwise require the issuance of, nor any agreement, option, right or privilege capable of becoming any such agreement, option, right or privilege, any of the unissued shares of Tarragon or any Tarragon Subsidiary, other than (A) Tarragon Options to purchase in the aggregate not more than 4,471,150 Tarragon Shares, (B) 83,333 Tarragon SARs, (C) Special Warrants for the issuance of 717,374 Tarragon Shares and agreements to issue Special Warrants for the issuance of an additional 282,626 Tarragon Shares, and (D) in connection with the Shareholder Rights Plan.

    (i) Subsidiaries. Other than the Tarragon Material Subsidiaries Tarragon has no Subsidiaries which carry on any business or have any material assets or liabilities, and neither Tarragon nor any Tarragon Subsidiary has any agreements of any nature to acquire any Subsidiary, or to acquire or lease any other business operations out of the ordinary course.

    (j) Corporate Records. The respective minute books of Tarragon and the Tarragon Subsidiaries for the past five (5) years are true and correct in all material respects and contain the minutes of all meetings and all resolutions of the directors and shareholders thereof.

    (k) Financial Matters.

         (i) The Tarragon Financial Statements have been prepared in accordance with GAAP (except as stated therein) and present fairly the financial position of Tarragon to which they relate as of the date provided therein and the results of operations and the changes in financial position for the periods then ended;

        (ii) except as disclosed to Marathon prior to the execution of this Agreement there are no known or anticipated liabilities, whether contingent or otherwise, of Tarragon of any kind whatsoever, whether or not determined or determinable other than as set out in the Tarragon Financial Statements or as described in or contemplated by this Agreement;

       (iii) except as set out in the Tarragon Financial Statements, none of Tarragon and the Tarragon Subsidiaries is a party to or bound by any agreement of guarantee, indemnification, assumption or endorsement or any other like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other Person; and

        (iv) except as disclosed to Marathon prior to the execution of this Agreement, none of Tarragon and the Tarragon Material Subsidiaries is in default under any mortgage, debenture, loan agreement or other security agreement and no event has occurred which with the giving of notice or lapse of time would constitute a default, (except in each case any such default which may occur after the date hereof as a result of fluctuations in the prices of Petroleum Substances occurring after December 31, 1997).

    (l) Change in Affairs. Since December 31, 1997 except as disclosed in the Tarragon Public Documents and the Information Circular or otherwise in writing to Marathon, Tarragon has not amended its articles, by-laws or other governing documents and each of Tarragon and the Tarragon Material

        Subsidiaries has conducted its business in all material respects in the usual, ordinary and regular course and consistent with past practice; and has not:

        (i) disposed of any property or assets other than in the ordinary course of business;

        (ii) made any material loans or advances;

       (iii) incurred, assumed or become subject to any liability except in the ordinary course of business;

        (iv) suffered any Material Adverse Change, or any occurrences or circumstances which have resulted or might reasonably be expected to result in a Material Adverse Change (other than changes attributable to fluctuations in the prices of Petroleum Substances);

        (v) made any change in its accounting principles and practices as theretofore applied including, without limitation, the basis upon which its assets and liabilities are recorded on its books and its earnings and profits and losses are ascertained;

        (vi) made any general change in its salary and other compensation levels;

       (vii) entered into any agreements, whether in writing or verbal, providing for payments to be made to any employees or officers of Tarragon or its Subsidiaries in respect of loss of office or loss of employment in connection with the transactions contemplated hereby other than as disclosed to Marathon prior to the date hereof;

      (viii) acquired any assets which are material;

        (ix) taken any action which would be prohibited by Section 8.1(c) or failed to take any action which would be required by Section 8.1(c);

        (x) made any payment to or entered into any agreement with any Person not dealing at arms length with Tarragon;

        (xi) paid any dividend, in the case of Tarragon, or redeemed or purchased any Tarragon Shares, in the case of Tarragon and the Tarragon Subsidiaries;

       (xii) issued, sold or agreed to issue or sell any securities except pursuant to the exercise of outstanding Tarragon Options, the Tarragon SARs and the Investee Agreements, and except for borrowings under existing credit facilities; or

      (xiii) entered into any agreement or commitment to do any of the foregoing.

    (m) Tax Matters. Each of Tarragon and the Tarragon Subsidiaries has duly and timely filed, in proper form, returns in respect of taxes under the INCOME TAX ACT, the CORPORATE TAX ACT (Alberta), the Goods and Services Tax levied under the EXCISE TAX ACT (Canada), the income tax legislation of any other province of Canada or any foreign country in which it carries on business or to the jurisdiction of which it is otherwise subject, the MINES AND MINERALS TAX ACT (Alberta), the FREEHOLD MINERAL RIGHTS TAX ACT (Alberta) and similar legislation of other provinces having jurisdiction over the affairs of Tarragon, for all prior periods in respect of which such filings have heretofore been required, and all taxes shown thereon and all taxes owing with respect to periods ending on or prior to December 31, 1997 have been paid or accrued on the books of Tarragon and all payments by Tarragon to any non-resident of Canada have been made in accordance with all applicable legislation in respect of withholding tax; and Tarragon and each Tarragon Subsidiary has withheld from each payment made to any of its officers, directors, former directors and employees the amount of all taxes (including, without limitation, income tax) and other deductions required to be withheld therefrom and has paid the same to the proper tax or other authority within the time required under any applicable tax legislation; there are no outstanding agreements or waivers material to Tarragon extending the statutory period of limitations applicable to any federal, provincial or other income tax return for any period; all remittances of taxes collected on behalf of any taxing authority owing with respect to periods ending on or prior to December 31, 1997 have been paid or accrued on the books of Tarragon and in the Financial Statements; all such returns are complete and correct in all material respects; there are no assessments or reassessments respecting Tarragon or any Tarragon Subsidiaries pursuant to which there are amounts owing or discussions in respect thereof with any taxing authority. Tarragon knows of no basis for the assessment of any material amount of taxes for any period covered by such returns that is not reflected on such returns. Tarragon is not a party to any material action, suit, or other proceeding or claim in progress, pending or threatened in respect of taxes.

    (n) Government Incentives. All filings made by Tarragon or any of the Tarragon Subsidiaries under which it has received or is entitled to government incentives, have been made in accordance, in all material respects, with all applicable legislation and contain no Misrepresentations of material fact or omit to state any material fact which could cause any amount previously paid to such corporation or previously accrued on the accounts thereof to be recovered or disallowed.

    (o) Employment Matters. Except as disclosed to Marathon prior to the execution of this Agreement, neither Tarragon nor any Tarragon Subsidiary is a party to any written contracts of employment or collective bargaining agreements and there are no currently existing employment benefit plans, arrangements or agreements, other than the share option plan, contributions to retirement savings plans, vacation entitlements, health and group insurance plans and customary government plans such as Canada Pension Plan, Employment Insurance and Workers' Compensation, to which Tarragon or any Tarragon Material Subsidiary is a party or by which it is bound except as disclosed to Marathon and Tarragon is in compliance with all such plans except for defaults which would not have a Material Adverse Effect on Tarragon.

    (p) Engineering Reports. Tarragon has made available to Sproule Associates Limited and Gilbert Laustsen Jung Associates Ltd. prior to the issuance of the Tarragon Reserve Report, all information in Tarragon's possession material to an adequate determination of oil and gas reserves, none of such information contained a Misrepresentation and (other than as may be affected by the disposition of Petroleum Substances in ordinary course) Tarragon has no knowledge of any Material Adverse Change to the oil and gas reserves of Tarragon since the effective dates of the Tarragon Reserve Reports.

    (q) Reporting Issuer Status. Tarragon is a "reporting issuer" or has equivalent status in each of the provinces of Canada and the Tarragon Shares are listed on the TSE and the ME, and Tarragon has not been notified of any default or alleged default by Tarragon of any requirement of securities and corporate laws, regulations, orders, notices and policies.

    (r) Environmental Matters. Except to the extent that any violation or other matter referred to in this paragraph does not have a Material Adverse Effect on Tarragon,

         (i) None of Tarragon or any of the Tarragon Subsidiaries is in violation of any applicable Environmental Law;

        (ii) Each of Tarragon and the Tarragon Subsidiaries has operated its business at all times and has received, handled, used, stored, treated, shipped and disposed of all contaminants without violation of Environmental Law;

       (iii) Except as have been disclosed to Marathon prior to the date hereof, there have been no spills, releases, deposits or discharges of Hazardous Materials which have not been rectified or are in the process of being rectified on any of the real property owned or leased by Tarragon or any of the Tarragon Subsidiaries or under their respective control and there are not any past or present conditions or circumstances at or arising out of any current or former businesses, assets or properties of Tarragon or any of its Subsidiaries, including but not limited to on-site or off-site disposal or release of any Hazardous Materials which may give rise to (A) liabilities or obligations for any clean-up, remediation, disposal or corrective action under any Environmental Law or (B) claims arising for personal injury, property damage, or damage to natural resources;

        (iv) There have been no releases, deposits or discharges, in violation of Environmental Law in effect at the relevant time, of any Hazardous Materials into the earth, air or into any body of water or any municipal or other sewer or drain water systems by Tarragon or any of the Tarragon Subsidiaries;

        (v) No orders, directions or notices have been issued by a Governmental Authority and remain outstanding pursuant to any Environmental Law relating to the business or assets of Tarragon or any of the Tarragon Subsidiaries;

        (vi) Except as disclosed to Marathon, Tarragon has not received notice of any violation of Environmental Law or investigation relating to any Environmental Claims. Tarragon is not aware of any permits, licenses or other authorizations which are required under federal, provincial or local laws with respect to pollution or protection of the environment relating to the assets, business or operations of Tarragon which have not been obtained by Tarragon;

       (vii) All of the assets of Tarragon and the Tarragon Subsidiaries operated and maintained by Tarragon or any Tarragon Subsidiary are in compliance with all terms and conditions of Environmental Laws, and all related permits, licenses and authorizations, in all material respects, and are also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder relating to the assets operated by Tarragon or any Tarragon Subsidiary, in all material respects;

      (viii) Tarragon has provided Marathon with copies of all environmental investigations, studies, audits, tests, reviews or other analyses by or that are in the possession of Tarragon;

        (ix) None of Tarragon or the Tarragon Subsidiaries has failed to report to the proper Governmental Authority the occurrence of any event which is required to be so reported by any Environmental Law where failure to so report could have a Material Adverse Effect on Tarragon; and

        (x) Each of Tarragon and the Tarragon Subsidiaries holds all licenses, permits and approvals required under any Environmental Law in connection with the operation of its business and the ownership and use of its assets, all such licenses, permits and approvals are in full force and effect, and except for (A) notifications and conditions of general application to assets of the type owned by Tarragon, and (B) notifications relating to reclamation obligations under the ENVIRONMENTAL PROTECTION AND ENHANCEMENT ACT (Alberta), copies of which have been provided to Marathon, Tarragon has not received any notification pursuant to any Environmental Law that any work, repairs, construction or capital expenditures are required to be made by it or that any licence, permit or approval referred to above is about to be reviewed, made subject to limitation or conditions, revoked, withdrawn or terminated, except as would not have a Material Adverse Effect on Tarragon.

    (s) Delivery Obligations. Except as reflected in the Tarragon Financial Statements or as otherwise disclosed to Marathon prior to the execution of this Agreement, Tarragon is not obligated by virtue of a prepayment arrangement under any gas contract containing a "take or pay" or similar provision, or gas imbalances, a production payment, prepaid contract or any other arrangement to deliver a material amount of gas or oil attributable to its properties at some future time without then or thereafter receiving full payment therefor.

    (t) Expenditure Obligations. Except for the expenditure of funds pursuant to the Investee Agreements, of which approximately $3.7 million remains to be expended as at May 31, 1998, Tarragon has no unsatisfied expenditure obligations relating to flow through shares.

    (u) Insurance. Tarragon is insured with reputable insurers against all risks normally insured against in accordance with generally prevailing practices in the oil and gas industry. There are no currently outstanding material losses for which Tarragon has failed to give or present notice or claim under any policy. Tarragon has no knowledge of the cancellation or proposed cancellation of any of the insurance.

    (v) Material Contracts. Tarragon has delivered to Marathon a true copy of each of the following to which it is a party:

        (i) all agreements or arrangements for the future purchase, sale or delivery of oil or gas by Tarragon which provide for volumes of greater than 3,000 barrels per day for liquids or 15 million cubic feet per day for gas, other than those which are terminable by Tarragon without penalty or payment on not more than 12 month's notice;

        (ii) Financial Instrument Transactions;

       (iii) credit agreements, indentures, guarantees or other agreements regarding indebtedness;

        (iv) agreements with Unocal, any other shareholder having beneficial ownership of 5% or more of the Tarragon Shares then issued and outstanding, or any director or officer of Tarragon;

        (v) agreements not made in the ordinary course of business and which are materially adverse to the business of Tarragon;

        (vi) the Investee Agreements; and

       (vii) premises leases including, without limitation, the lease dated September 24, 1997 between 725844 Alberta Inc. and Tarragon respecting the principal office space of Tarragon, 444 - 7th Avenue S.W., Calgary, as amended.

        Tarragon has made available to Marathon, and has provided Marathon with accurate summaries of, all agreements for the future purchase, sale or delivery of oil or gas by Tarragon.

    (w) Information Circular. All information relating to Tarragon and the Tarragon Subsidiaries in the Information Circular shall be, as of the earlier of the date it purports to be given and the date of the Information Circular, true and complete in all material respects and shall not contain any Misrepresentation.

6.2 NEGATION OF OTHER REPRESENTATIONS BY TARRAGON. Tarragon makes no representations or warranties except as expressly set forth in Section 6.1 and, in particular, and without limitation, Tarragon hereby expressly negates any representations or warranties (verbal or written, express or implied) made by Tarragon or employees, consultants or representatives of Tarragon or the Tarragon Subsidiaries, whether contained in any information memorandum or otherwise, (including presentations made by their employees, consultants or representatives) with respect to:

    (a) any data or information supplied to Marathon or its representatives by Tarragon or a Tarragon Subsidiary or their advisors, agents, employees, officers or directors;

    (b) the quality or quantity of Petroleum Substances within or under Tarragon's assets or the recoverability of such Petroleum Substances;

    (c) the value of Tarragon's assets or the future cash flow therefrom; or

    (d) the quality, condition, fitness or merchantability of any tangible depreciable equipment or property comprised in Tarragon's assets.

Marathon acknowledges and confirms that, except for the representations and warranties contained in Section 6.1, Marathon is not entitled to rely on any other representations or warranties of Tarragon, express or implied.

    Except for Marathon's rights under this Agreement with respect to the representations and warranties in Section 6.1, Marathon forever releases and discharges Tarragon and Tarragon Subsidiaries and their respective directors, officers, agents and employees from any claims and liabilities (whether in contract or in tort) (except for actual fraud or wilful misconduct) to Marathon or Marathon's representatives, assigns and successors, as a result of the use or reliance upon advice, information, statements, opinions or materials pertaining to Tarragon which were delivered or made available to Marathon or its representatives by Tarragon or Tarragon Subsidiaries or their directors, officers, agents, advisors, representatives or employees.

                                    ARTICLE 7
                    MARATHON'S REPRESENTATIONS AND WARRANTIES

7.1 REPRESENTATIONS AND WARRANTIES OF MARATHON. Marathon represents and warrants to Tarragon that:

    (a) Corporate Standing. Each of Marathon and the Marathon Subsidiaries:

        (i) is duly organized and validly existing under the laws of the jurisdiction of its incorporation;

        (ii) has the corporate capacity, power and authority to own or lease its property and assets and to carry on its business as now conducted by it; and

       (iii) is duly qualified to carry on business in each jurisdiction in which the nature of its business or the property or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified will not materially impede completion of the Arrangement.

    (b) Compliance with Laws, Licenses. Except as publicly disclosed by Marathon prior to the commencement of the Share Consideration Determination Period, each of Marathon and the Marathon Subsidiaries:

        (i) has complied with and is in compliance with all laws or regulations applicable to its assets or the operation of its business, including the Applicable Laws, except where failure to do so would not materially impede completion of the Arrangement; and

        (ii) has all licenses, permits, orders or approvals of, and has made all required registrations with any government or regulatory body the failure of which to hold or obtain would materially impede completion of the Arrangement.

    (c) Corporate Capacity. Each of Marathon, Holdco and Albertaco has all requisite corporate capacity, power and authority to enter into this Agreement and all documents to be delivered pursuant hereto and, subject to the terms hereof, to perform its obligations hereunder.

    (d) Authorization and Binding Effect. This Agreement has been duly authorized, executed and delivered by each of Marathon, Holdco and Albertaco and all documents to be executed and delivered by Marathon, Holdco and Albertaco or any of them pursuant hereto to Tarragon shall be duly executed and delivered and this Agreement constitutes a legal, valid and binding obligation of Marathon, Holdco or Albertaco, as the case may be, enforceable against it in accordance with its terms.

    (e) Authorization, Contravention. The execution and delivery of this Agreement and all documents to be delivered pursuant thereto, the performance of the terms hereof and thereof and the consummation of the transactions contemplated herein do not and will not:

        (i) result in the breach of or violate any term or provision of the articles, by-laws or other governing documents of Marathon, Holdco or Albertaco; or

        (ii) conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, any agreement, instrument, licence, permit or authority to which any of Marathon, Holdco or Albertaco is a party, by which it is bound or to which any of its property or assets is subject or give to any Person any interest or right, including any right of purchase, termination, cancellation or acceleration under any such agreement, instrument, license, permit or authority; or

       (iii) result in the creation of any Encumbrance upon any of the property or assets of Marathon or Albertaco; or

        (iv) violate any provision of law or administrative regulation or any judicial or administrative order, award, judgment or decree applicable to Marathon or Albertaco or their respective property or assets;

        except those which in the case of (ii) (iii) or (iv), would not materially impede completion of the Arrangement.

    (f) Authorized and Issued Capital. The authorized capital stock of USX includes 550,000,000 USX-Marathon Shares, of which 289,872,808 USX-Marathon Shares were outstanding at May 29, 1998. All issued and outstanding shares of Holdco are owned by Marathon. All issued and outstanding voting shares of Albertaco are owned by Holdco.

    (g) Trading Status. The USX-Marathon Shares are listed on the NYSE.

    (h) Information Circular. All information relating to Marathon and the Marathon Subsidiaries provided to Tarragon for inclusion in the Information Circular pursuant to Section 9.1(b) shall be, as of the earlier of the date it purports to be given and the date of the Information Circular, true and complete in all material respects and shall not contain any Misrepresentation.

    (i) Exchangeable Shares. The Exchangeable Shares to be issued pursuant to the Arrangement shall be validly authorized and upon the Effective Date shall be validly issued, fully paid and non-assessable.

    (j) No Shareholders' Meeting. No meeting of securityholders of Marathon or USX is required in connection with the execution, delivery or performance by USX and Marathon of their obligations under the terms of this Agreement, the Exchange Trust Agreement or the Support Agreement.

    (k) Public Disclosure. Marathon and USX have disclosed in the Marathon Public Documents all information concerning Marathon which is required by Applicable Laws to be so disclosed and contains no Misrepresentation.

7.2 NEGATION OF OTHER REPRESENTATIONS BY MARATHON. Marathon makes no representations or warranties (verbal or written, express or implied) except as expressly set forth in Section 7.1 and, in particular, and without limitation, Marathon hereby expressly negates any representations or warranties made by Marathon or its employees, consultants or representatives, whether contained in any information memorandum or otherwise, with respect to:

    (a) any data or information supplied to Tarragon or its representatives by Marathon or Marathon Subsidiaries or their advisors, agents, employees, officers or directors;

    (b) the quality or quantity of Petroleum Substances within or under Marathon's assets or the recoverability of such Petroleum Substances;

    (c) the value of Marathon's assets or the future cash flow therefrom; or

    (d) the quality, condition, fitness or merchantability of any tangible depreciable equipment or property, interests in which are comprised in Marathon's assets.

Tarragon acknowledges and confirms that except for the representations and warranties contained in Section 7.1 Tarragon is not entitled to rely on any other representations of Marathon, express or implied.

    Except for Tarragon's rights under this Agreement with respect to the representations and warranties in Section 7.1, Tarragon forever releases and discharges Marathon, USX and their respective Subsidiaries, affiliates, directors, officers, agents and employees from any claims and all liability (whether in contract or in tort) (except for actual fraud or wilful misconduct) to Tarragon or Tarragon's representatives, assignees and successors, as a result of the use or reliance upon advice, information, statements, opinions or materials pertaining to Marathon or USX which were delivered or made available to Tarragon or its representatives by Marathon or USX or their directors, officers, agents, advisors, representatives or employees.

                                    ARTICLE 8
                              TARRAGON'S COVENANTS

8.1 COVENANTS OF TARRAGON. Tarragon covenants and agrees that, until the issue of the Certificate of Arrangement or the termination of this Agreement, whichever is the earlier, Tarragon:

    (a) will use its reasonable commercial efforts to fulfil or cause the fulfilment of the conditions set forth in Sections 4.1 and 5.1 as soon as reasonably possible to the extent the fulfilment of the same is within the control of Tarragon;

    (b) will conduct its business only in, not take any action except in, and maintain its properties and facilities in, the usual, ordinary and regular course of business and consistent with past practice and will not take any action which may reasonably be expected to result in a Material Adverse Change to Tarragon, including, without limiting the generality of the foregoing, the entering into of employment, consultancy or severance agreements or other arrangements with any director or officer of Tarragon, other than in connection with agreements and other arrangements which have been disclosed to Marathon prior to the execution hereof;

    (c) will not:

        (i) as regards the business and properties of Tarragon and the Tarragon Subsidiaries, except as required in the course of prudent oilfield operations in connection with the operation and maintenance thereof, make, commit, or allow commitments to make,

             (A) expenditures on any item described in the budget of Tarragon disclosed to Marathon in excess of the amount so described, or

             (B) additional expenditures exceeding $250,000 in each case or
                 $500,000 in the aggregate;

        (ii) other than customary sales of production consistent with past practice, and other than as contemplated pursuant to the Plan of Arrangement and other than sales, pledges or dispositions or Encumbrances in aggregate not exceeding $500,000, sell, transfer, pledge or otherwise dispose of or create any Encumbrance on, or agree to or allow the sale, transfer, pledge or other disposition of or creation of any Encumbrance on any properties or assets of Tarragon (including the properties described in the Waterous Property Offering) or the Tarragon Subsidiaries other than chattel property or other non-real property that is replaced by equivalent property or consumed in the operation of Tarragon's business and properties and other than Permitted Encumbrances;

       (iii) subject to the provisions of Section 8.2, and other than as contemplated pursuant to the Plan of Arrangement or the Waterous Property Offering, directly or indirectly, through officers, directors, employees, affiliates, representatives, advisors, agents, investment bankers (including, without limitation, Nesbitt Burns Inc. and Credit Suisse First Boston Corporation), consultants or otherwise, take any action to solicit, initiate, encourage, or participate in any discussions or negotiations with any third party or otherwise assist or cause or facilitate anyone else to solicit, initiate, encourage, or participate in any discussions or negotiations with any third party, or otherwise assist with respect to any offer (confidential or otherwise) or expression of interest to acquire any part of the business or properties of Tarragon and the Tarragon Subsidiaries or any acquisition of Tarragon Shares or any amalgamation, merger, arrangement, consolidation, business combination or other similar transaction involving Tarragon outside the ordinary course of business and immediately cease and cause to be terminated any existing negotiations with any parties conducted heretofore with respect to the foregoing;

        (iv) issue, sell, pledge, lease, dispose of, encumber or agree to issue, sell, pledge, lease, dispose of or encumber any additional shares of, or any options, warrants, calls, conversion privileges or rights of any kind to acquire any shares or other securities of, any capital stock or other securities of Tarragon or any of the Tarragon Subsidiaries (other than pursuant to the exercise of Tarragon Options, Tarragon SARs and Special Warrants and pursuant to the Investee Agreements) or amend or propose to amend its articles or by-laws other than as contemplated by the Arrangement;

        (v) other than as contemplated by the Arrangement, reorganize, amalgamate, arrange or merge Tarragon or any Tarragon Subsidiary with any other Person, or other business organization whatsoever;

        (vi) acquire or agree to acquire (by merger, amalgamation, arrangement, acquisition of securities or assets or otherwise) any Person or other business organization or division or any assets or properties;

       (vii) incur or commit to incur any indebtedness for borrowed money or issue any debt securities except for borrowing in the ordinary course of business and consistent with past practice;

      (viii) amend the Shareholders' Agreement or waive any provision or consent to any action thereunder; or

        (ix) amend or terminate any Material Contract or enter into any new agreement of the nature described in Section 6.1(v);

        without the prior written consent of Marathon;

    (d) will, in all material respects, conduct itself so as to keep Marathon fully informed as to the decisions required with respect to the most advantageous methods (in Tarragon's opinion) of exploring, operating and producing from the Tarragon business and assets;

    (e) will maintain insurance on and in respect of all its business and properties in like kind to, and in an amount not less than the amount of, insurance in respect thereof in effect on May 29, 1998, to the extent that such insurance remains available on commercially reasonable terms;

    (f) will not disclose to any Person, other than officers, directors and key employees and professional advisors of Tarragon, any confidential information relating to Marathon except information disclosed in the Information Circular, required to be disclosed by law or otherwise known to the public or Tarragon;

    (g) will forthwith file, proceed with and diligently prosecute an application to the Court under the OBCA for an Interim Order of the Court with respect to the matters pertaining to the Arrangement and acceptable to Marathon acting reasonably;

    (h) will:

         (i) forthwith carry out the terms of the Interim Order;

        (ii) convene the Tarragon Meeting and distribute copies of this Agreement (or a written summary thereof prepared by Tarragon in form and substance reasonably satisfactory to Marathon), in each case as ordered by the Interim Order;

       (iii) solicit proxies to be voted at the Tarragon Meeting in favour of the Arrangement;

        (iv) provide notice to Marathon of the Tarragon Meeting and allow Marathon's representatives to attend the Tarragon Meeting unless such attendance is prohibited by rules governing such Tarragon Meeting; and

        (v) conduct the Tarragon Meeting in accordance with the Interim Order, the bylaws of Tarragon and any instrument governing such Tarragon Meeting, as applicable, and as otherwise required by law;

    (i) will prepare (in consultation with Marathon), file and distribute to the Tarragon Securityholders in a timely and expeditious manner, the Information Circular, and any amendments or supplements to the Information Circular, and will include the Fairness Opinions as a schedule thereto (unless such Fairness Opinions have been withdrawn by Nesbitt Burns Inc. or Credit Suisse First Boston Corporation), all as required by the Interim Order or by applicable law, in all jurisdictions where the same is required complying in all material respects with all applicable legal requirements on the date of issue thereof;

    (j) subject to the provisions of Section 8.2, will include in the Information Circular a recommendation of the Board of Directors of Tarragon that the Tarragon Securityholders vote in favour of the Arrangement;

    (k) will not waive any material provision relating to the treatment of confidential information set forth in any outstanding confidentiality agreement in favour of the other party thereto;

    (l) will, subject to the approval of the Arrangement in accordance with the provisions of the Interim Order, forthwith file, proceed with and diligently prosecute an application for the Final Order;

    (m) will forthwith carry out the terms of the Final Order to the extent applicable to Tarragon and will forthwith file Articles of Arrangement and the Final Order with the Director;

    (n) will prior to the Effective Date cause to be prepared and delivered to Marathon a list specifying all Persons who, at the time of the Tarragon Meeting, may be deemed to be "affiliates" of Tarragon, as that term is used in paragraphs (c) and (d) of Rule 145 under the SECURITIES ACT OF 1933 of the United States (the "Rule 145 Affiliates"); and will cause each Person who is identified as a Rule 145 Affiliate in such list who elects to take Exchangeable Shares under the Arrangement to deliver to Marathon, on or prior to the Effective Date, a written agreement, in the form to be approved by Marathon and Tarragon, that such Rule 145 Affiliate will not sell, pledge, transfer or otherwise dispose of any USX-Marathon Shares issued to such Rule 145 Affiliate, except in compliance with the SECURITIES ACT OF 1933, as amended, or an exemption therefrom, including compliance with the position of the Division of Corporation Finance of the Securities Exchange Commission set forth in Legal Bulletin No. 3 (July 25, 1997);

    (o) will promptly inform Marathon of possible breaches of the Shareholder Agreement of which Tarragon becomes aware and consult with Marathon regarding any action Tarragon contemplates taking in respect thereof, and will in a timely manner at the request of Marathon from time to time take all commercially reasonable steps to enforce and protect Tarragon's rights under the Shareholder Agreement, it being acknowledged that the existence and enforcement of such rights are a material inducement to Marathon to enter into this Arrangement Agreement;

    (p) will promptly at the request of Marathon from time to time inform Marathon of the number of proxies for the Tarragon Meeting received to the time of such request and the voting instructions on such proxies;

    (q) will provide Marathon with all information relating to its assets, business and affairs, including access to its assets, officers and employees which Marathon may reasonably require provided that such access does not unreasonably interfere with the carrying on of Tarragon's business activities. Marathon shall be entitled to have representatives attend at the offices and properties of Tarragon during normal business hours on reasonable notice to observe and consult on Tarragon business activities in a manner that does not unreasonably interfere with Tarragon's business activities. Tarragon will conduct itself so as to keep Marathon fully informed as to its business and affairs and as to the material decisions required with respect to operating and producing from its assets;

    (r) except for proxies and other non-substantive communications with security holders, will furnish promptly to Marathon a copy of each notice, report, schedule or other document delivered, filed or received by Tarragon in connection with (i) the Arrangement, (ii) the Tarragon Meeting, (iii) any filings under applicable laws and (iv) any dealings with regulatory agencies in connection with the transactions contemplated herein;

    (s) will make other necessary filings and applications under applicable Canadian federal and provincial and U.S. laws and regulations required on the part of Tarragon in connection with the transactions contemplated herein and take all reasonable action necessary to be in compliance with such laws and regulations;

    (t) will promptly advise Marathon of the number of Tarragon Shares for which Tarragon has received notices of dissent or written objections to the Plan of Arrangement and will provide Marathon with copies of such notices or written objections; and

    (u) will use its reasonable commercial efforts to conduct its affairs so that all of Tarragon's representations and warranties contained herein, insofar as the accuracy of such representations and warranties constitute a condition of closing under subsection 4.1(a), shall be true and correct on and as of the Effective Date as if made thereon.

8.2 SUPERIOR TRANSACTION. Notwithstanding the covenants of Tarragon in Section 8.1, if prior to the completion of the Arrangement, another unsolicited BONA FIDE Take-Over Proposal is proposed, offered or made to the holders of Tarragon Shares or to Tarragon which, in the BONA FIDE opinion of Tarragon's Board of Directors, after consultation with its financial advisors, would result in a superior transaction, directly or indirectly, for the holders of Tarragon Shares than that contemplated by the Arrangement:

    (a) the board of directors of Tarragon may respond or take any other action (including, without limitation, furnishing a party with information of the type furnished to Marathon or making any disclosure to its shareholders), other than a waiver or amendment described in Section 8.1(c)(viii) or non compliance with a request of Marathon described in
        Section 8.1(o), with respect to any BONA FIDE Take-Over Proposal made in writing which in the judgment of the board of directors of Tarragon, based on the advice of its legal counsel, is required under applicable law; and

    (b) the board of directors of Tarragon may withdraw, modify or change the recommendation regarding the Arrangement if, in the opinion of such board of directors acting reasonably and after consultation with its outside legal counsel, the failure to do so would be inconsistent with the directors' fiduciary duties under applicable law.

Tarragon will advise Marathon of any Take-Over Proposal promptly after it is received by Tarragon and will not withdraw or change the directors' recommendation regarding the Arrangement prior to the earlier of (i) 48 hours after Tarragon so advises Marathon, and (ii) 10 calendar days prior to the Tarragon Meeting, unless Marathon has informed Tarragon prior to the expiry of such period that Marathon does not intend to amend the terms of the Arrangement.

                                    ARTICLE 9
                              MARATHON'S COVENANTS

9.1 COVENANTS OF MARATHON. Each of Marathon, Holdco and Albertaco covenants and agrees that until the issue of the Certificate of Arrangement or the termination of this Agreement, whichever is the earlier, Marathon, Holdco and Albertaco will each:

    (a) use its reasonable commercial efforts to fulfil or cause the fulfilment of the conditions set forth in Sections 3.1 and 5.1 as soon as reasonably possible to the extent the fulfilment of the same is within the control of Marathon, Holdco and Albertaco;

    (b) assist Tarragon in the preparation of the Information Circular and provide to Tarragon, in a timely and expeditious manner, all information as may be reasonably requested by Tarragon or is required by the Interim Order or applicable law, with respect to Marathon and USX for inclusion in the Information Circular and any amendments or supplements to the Information Circular, in each case complying in all material respects with all applicable legal requirements on the date of issue thereof;

    (c) forthwith inform Tarragon in writing of the full particulars of any change in any material fact contained or referred to in the Information Circular relating to Marathon or USX or their property or assets;

    (d) forthwith carry out the terms of the Interim Order and the Final Order to the extent applicable to Marathon, Holdco or Albertaco provided that nothing shall require Marathon, Holdco or Albertaco to consent to any material modification of this Agreement, the Arrangement or the obligations of Marathon, Holdco or Albertaco hereunder or thereunder;

    (e) make all other necessary filings and applications advised by counsel under applicable federal, provincial and state laws and regulations in Canada and the United States required on the part of Marathon, Holdco or Albertaco in connection with the transactions contemplated herein and take all reasonable commercial action necessary to be in compliance with such laws and regulations; and

    (f) use its reasonable commercial efforts to conduct its affairs so that all representations and warranties of Marathon, Holdco and Albertaco contained herein, insofar as the accuracy of such representations and warranties constitute a condition of closing under subsection 3.1(a), shall be true and correct on and as of the Effective Date as if made thereon.

9.2 DIRECTORS' AND OFFICERS' INSURANCE. For six years after the Effective Date, Marathon shall provide directors' and officers' liability insurance covering the directors and officers of Tarragon and Tarragon Subsidiaries who are now covered by directors' and officers' liability insurance or will be so covered at the Effective Date with respect to actions and omissions occurring prior to the Effective Date on terms no less favourable, to the extent permitted by law and commercially available, to such persons than such insurance maintained in effect by Tarragon on the date hereof in terms of coverage and amounts; provided, however, that Marathon shall not be required to pay annual premiums in excess of the last annual premium paid by Tarragon prior to the date hereof but in such case shall purchase as much coverage as reasonably practicable for such amount.

9.3 DIRECTORS' AND OFFICERS' INDEMNIFICATION. From and after the Effective Date, Marathon shall indemnify, defend and hold harmless, in each case to the full extent permitted under applicable law and currently permitted in the by-laws of Marathon, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Date, an officer or director of Tarragon or any Tarragon Subsidiary, their respective heirs, executors, administrators and other legal representatives (the "Indemnified Individuals") against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Tarragon or a Tarragon Subsidiary, pertaining to any matter existing or occurring at or prior to the Effective Date and whether asserted or claimed prior to, or at or after, the Effective Date; provided, however, that:

    (a) Marathon shall not be required to pay the fees and disbursements of more than one counsel for all Indemnified Individuals in any single action unless there is a conflict of interest between two or more of such Indemnified Individuals;

    (b) Marathon shall not be liable for any settlement effected without its written consent (which consent will not be unreasonably withheld or delayed); and

    (c) such indemnification shall not be available to an officer or director unless, in respect of the matter for which indemnification is sought,

        (i) he acted honestly and in good faith with a view to the best interests of Tarragon; and

        (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

                                   ARTICLE 10
                        MANAGEMENT INFORMATION CIRCULAR;
                             REGISTRATION STATEMENT

10.1 INFORMATION CIRCULAR. As promptly as practicable after execution of this Agreement, Tarragon, in consultation with Marathon and taking into account Marathon's comments thereon, shall, prepare a management information circular (the "Information Circular"), with respect to the Tarragon Meeting. If either Marathon or Tarragon determines on the advice of its counsel that the offer and sale of the Exchangeable Shares issuable in the Arrangement is required to be registered under the SECURITIES ACT OF 1933, as amended (the "Securities Act"), then Marathon shall cause Albertaco to file with the U.S. Securities and Exchange Commission (the "SEC") a registration statement on Form S-4 (or other applicable form) (such registration statement, the "Form S-4") and the Information Circular shall also constitute the prospectus of Albertaco with respect to such offer and sale and shall be included in the Form S-4. As promptly as practicable after comments are received from the SEC thereon (if required to be filed with the SEC as aforesaid) and after the furnishing by Marathon and Tarragon of all information required to be contained therein, Tarragon shall cause the Information Circular to be mailed to the Tarragon Securityholders. Notwithstanding anything in this Agreement to the contrary, Marathon shall be under no obligation to cause Albertaco to file the Form S-4 if Marathon shall have determined on the advice of its counsel that the issuance of the Exchangeable Shares pursuant to the Arrangement is exempt from the registration requirements of section 5 of the Securities Act by virtue of section 3(a)(10) thereof. If Marathon determines on the advice of its counsel that it is necessary to file a registration statement on Form S-3 (the "Form S-3") in order to register the USX-Marathon Shares to be issued from time to time after the Effective Date upon exchange of the Exchangeable Shares, then Marathon shall cause USX to file the Form S-3 with the SEC and use its reasonable best efforts to maintain the effectiveness of such registration for such period as such Exchangeable Shares remain outstanding, and Marathon and Tarragon shall use all reasonable efforts to cause the Form S-3 to become effective. Notwithstanding anything herein to the contrary, Marathon shall be under no obligation to cause USX to file the Form S-3 if it shall have determined on the advice of its counsel that the issuance of shares USX-Marathon Shares upon exchange of the Exchangeable Shares after the Effective Date is exempt from the registration requirements of section 5 of the Securities Act by virtue of section 3(a)(9) thereof.

10.2 PROVIDING INFORMATION. Each party shall promptly furnish to the other party all information concerning such party and its shareholders as may be reasonably required in connection with any action contemplated by Section 10.1. The Information Circular and, if required, the Form S-4 and Form S-3, shall comply in all material respects with all Applicable Laws. Each of Marathon and Tarragon will notify the other promptly of the receipt of any comments from Canadian securities commissions, the SEC or its staff and of any request by Canadian securities commissions, the SEC or its staff for amendments or supplements to the Information Circular or the Form S-4 or Form S-3 or for additional information, and will supply the other with copies of all correspondence with Canadian securities commissions, the SEC or its staff with respect to the Information Circular or the Form S-4 or Form S-3. Whenever any event occurs which should be set forth in an amendment or supplement to the Information Circular or the Form S-4 or Form S-3, Marathon or Tarragon, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to Tarragon Securityholders, such amendment or supplement.

10.3 BLUE SKY LAWS. Marathon and Tarragon shall take all such action as may be reasonably required to be taken under any applicable provincial or state securities laws (including "BLUE SKY" laws) in connection with the issuance of the Exchangeable Shares and the Arrangement; provided, however, that with respect to the blue sky and Canadian provincial qualifications, neither Marathon nor Tarragon shall be required to register or qualify as a foreign corporation or reporting issuer where any such entity is not now so registered or qualified except as to matters and transactions arising solely from the offer and sale of the USX-Marathon Shares or the issuance of the Exchangeable Shares.

                                   ARTICLE 11
                            TERMINATION AND REMEDIES

11.1 TERMINATION. This Agreement may be terminated prior to the completion of the Arrangement, without prejudice to any rights or causes of action which may exist at the date of termination:

    (a) by mutual written consent of Tarragon and Marathon;

    (b) by either Tarragon or Marathon giving notice in writing to the other if any of the conditions contained in this Agreement for the benefit of the terminating party are not met or waived on or before the date required for their performance;

    (c) by Marathon upon the occurrence of a Marathon Damages Event, provided that in the event of a Marathon Damages Event provided for in Subsection 11.4(a), this Agreement may not be terminated by Marathon unless the Tarragon Securityholders do not approve the Arrangement as required by applicable law or the Arrangement is not submitted for their approval; and

    (d) by Tarragon upon the occurrence of a Tarragon Damages Event.

11.2 EFFECT OF TERMINATION. In the event of such termination of this Agreement, this Agreement shall forthwith become void and neither party shall have any liability or further obligation to the other party hereunder except with respect to the obligations set forth in Sections 11.4 or 11.5, which shall survive such termination.

11.3 LIMITATION. Nothing contained in this Article Eleven, including the payment of any amount under Section 11.4 or 11.5, shall, however, relieve or have the effect of resulting in relieving any party in any way from liability for damages incurred or suffered by a party as a result of a breach of this Agreement by a party acting in bad faith intended and designed to result in the conditions precedent to this Agreement not being satisfied.

11.4 MARATHON DAMAGES EVENT. If at any time after the execution of the Acquisition Agreement:

    (a) the Board of Directors of Tarragon has failed to make or has withdrawn or changed any recommendations referred to in Section 8.1(j) in a manner adverse to Marathon or shall have resolved to do so prior to the Arrangement becoming effective;

    (b) a bona fide Take-over Proposal is publicly announced, proposed, offered or made to the Tarragon Shareholders or to Tarragon and the Tarragon Securityholders do not approve the Arrangement or the Arrangement is not submitted for their approval, and the transaction contemplated by the Take-over Proposal is completed within 140 days of the Tarragon Meeting (or, if such meeting does not occur, within 140 days of October 31, 1998); or

    (c) Tarragon breaches any of its representations, warranties or covenants made in this Agreement which breach individually or in the aggregate would have a Material Adverse Effect on Tarragon or materially impede the completion of the Arrangement;

(each of the above being a "Marathon Damages Event"), then Tarragon shall pay to Marathon Cdn. $30 million as liquidated damages in immediately available funds to an account designated by Marathon within one Business Day after the first to occur of the events described above. Tarragon shall only be obligated to make one payment pursuant to this Section 11.4.

11.5 TARRAGON DAMAGES EVENT. If at any time after the execution of the Acquisition Agreement, Marathon breaches any of its representations or warranties in this Agreement (except any such breach, the nature of which is publicly disclosed by Marathon prior to the commencement of the Share Consideration Determination Period) or Marathon shall breach any of its covenants made in this Agreement which breach (in either case) individually or in the aggregate would materially impede the completion of the Arrangement (such breach or breaches being a "Tarragon Damages Event"), then Marathon shall pay to Tarragon Cdn. $30 million as liquidated damages in immediately available funds to an account designated by Tarragon within one Business Day after the first to occur of the events described above. Marathon shall only be obligated to make one payment pursuant to this Section 11.5.

11.6 LIQUIDATED DAMAGES. Each party acknowledges that all of the payment amounts set out in this Article Eleven are payments of liquidated damages which are a genuine pre-estimate of the damages which the party entitled to such damages will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement and are not penalties. Each party irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. For greater certainty, the parties agree that, subject to Section 11.3, the payment of the amount pursuant to this Article Eleven is the sole monetary remedy of the party receiving such payment.

11.7 EQUITABLE REMEDIES. Notwithstanding Section 11.6, Tarragon hereby acknowledges that, in the event of a breach by Tarragon of Section 8.1(c)(viii) or 8.1(o), Marathon may be without an adequate remedy at law. Tarragon therefore agrees that in the event of a breach of any such provision Marathon may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision by Tarragon.

                                   ARTICLE 12
                                    AMENDMENT

12.1 AMENDMENT. This Agreement may, at any time and from time to time before or after the holding of the Tarragon Meeting, be amended by written agreement of the parties hereto without further notice to or authorization on the part of the Tarragon Securityholders, and any such amendment may, without limitation:

    (a) change the time for performance of any of the obligations or acts of the parties hereto;

    (b) waive any inaccuracies or modify any representation, term or provision contained herein or in any document delivered pursuant hereto;

    (c) waive compliance with or modify any of the covenants or conditions herein contained and waive or modify performance of any of the obligations of the parties hereto;

provided that any such amendment may not reduce or materially adversely affect the consideration to be received by a Tarragon Securityholder for each Tarragon Share, Option or Special Warrant.

                                   ARTICLE 13
                                     COSTS

13.1 COSTS. Except as contemplated in the Arrangement, each party hereto covenants and agrees to bear its own costs and expenses in connection with the transactions contemplated hereby.

                                   ARTICLE 14
                                   DISCLOSURE

14.1 JOINT DISCLOSURE. No party hereto shall disclose, by press release, any aspect of the transactions contemplated hereby, without prior written consent of the other party. Notwithstanding the foregoing, if either party is required by law or administrative regulation to make any disclosure relating to the transactions contemplated herein, such disclosure may be made, but that party will inform, to the extent reasonably feasible, the other party as to the wording of such disclosure prior to its being made.

                                   ARTICLE 15
                                    NOTICES

15.1 NOTICES IN WRITING. Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a party to any other party shall be in writing and may be given by delivering same or sending same by facsimile transmission or by hand delivery addressed to the party to whom the notice is to be given at its address for service herein. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a Business Day and, if not, the next succeeding Business Day) and if sent by facsimile transmission be deemed to have been given and received at the time of receipt unless actually received after 4:00 p.m. at the point of delivery in which case it shall be deemed to have been given and received on the next Business Day.

15.2 ADDRESSES. The address for service of each of the parties hereto shall be as follows:

    if to Tarragon:

           Tarragon Oil and Gas Limited
           Suite 2500, 500 - 4th Avenue S.W.
           Calgary, Alberta T2P 2V6
           Fax No.: (403) 262-5324
           Attention: Edward Chwyl

    with a copy to:

           McCarthy Tetrault
           Suite 3200, 421 - 7th Avenue S.W.
           Calgary, Alberta T2P 4K9
           Fax No.: (403) 260-3501
           Attention: Richard A. Shaw, Q.C.

    if to Marathon, Holdco or Albertaco:

           Marathon Oil Company
           5555 San Felipe
           Houston, Texas 77056-2725
           Fax No.: (713) 296-4171
           Attention: William F. Schwind

    with a copy to:

           Macleod Dixon
           3700, 400 - 3rd Avenue S.W.
           Calgary, Alberta T2P 4H2
           Fax No.: (403) 264-5973
           Attention: Dan L. Baxter

                                   ARTICLE 16
                                      TIME

16.1 TIME OF THE ESSENCE. Time shall be of the essence in this Agreement.

                                   ARTICLE 17
                        ENTIRE AGREEMENT AND RESTATEMENT

17.1 ENTIRE AGREEMENT. This Agreement together with the Confidentiality Agreement dated May 11, 1998 between the parties:

    (a) from the date hereof constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof, including the Acquisition Agreement; and

    (b) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

To the extent of any inconsistency between this Agreement and the Confidentiality Agreement, this Agreement shall govern.

17.2 RESTATEMENT. This Agreement has been amended and restated effective July 7, 1998. Notwithstanding such restatement, this Agreement shall be dated as of June 20, 1998 and references to time herein shall be considered to speak as of June 20, 1998 except where the context otherwise requires.

                                   ARTICLE 18
                                  SEVERABILITY

18.1 SEVERABILITY. If any one or more of the provisions or parts thereof contained in this Agreement should be or become invalid, illegal or unenforceable in any respect in any jurisdiction, the remaining provisions or parts thereof contained herein shall be and shall be conclusively deemed to be, as to such jurisdiction, severable therefrom and:

    (a) the validity, legality or enforceability of such remaining provisions or parts thereof shall not in any way be affected or impaired by the severance of the provisions or parts thereof severed; and

    (b) the invalidity, illegality or unenforceability of any provision or part thereof contained in this Agreement in any jurisdiction shall not affect or impair such provision or part thereof or any other provisions of this Agreement in any other jurisdiction.

                                   ARTICLE 19
                               FURTHER ASSURANCES

19.1 FURTHER ASSURANCES. Each party hereto shall, from time to time, and at all times hereafter, at the request of the other party hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

                                   ARTICLE 20
                                 GOVERNING LAW

20.1 ALBERTA LAW. This Agreement shall be governed by, and be construed in accordance with, the laws of the Province of Alberta and applicable laws of Canada but the reference to such laws shall not, by conflict of laws rules or otherwise, require the application of the law of any jurisdiction other than the Province of Alberta.

20.2 ALBERTA COURTS. Each party hereto hereby irrevocably attorns to the jurisdiction of the Courts of the Province of Alberta in respect of all matters arising under or in relation to this Agreement and Marathon hereby appoints Albertaco at its registered office in the Province of Alberta as Marathon's attorney for service of process in connection with any such matter.

                                   ARTICLE 21
                           EXECUTION IN COUNTERPARTS

21.1 COUNTERPARTS. This Agreement may be executed in identical counterparts, each of which is and is hereby conclusively deemed to be an original and counterparts collectively are to be conclusively deemed one instrument.

                                   ARTICLE 22
                                     WAIVER

22.1 LIMITATION ON WAIVER. No waiver by any party hereto shall be effective unless in writing and any waiver shall affect only the matter, and the occurrence thereof, specifically identified and shall not extend to any other matter or occurrence.

                                   ARTICLE 23
                            ENUREMENT AND ASSIGNMENT

23.1 ENUREMENT. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. This Agreement may not be assigned by any party hereto without the prior consent of the other party hereto except that Marathon may assign all or a portion of its rights under this Agreement to any Subsidiary of Marathon, but no assignment shall relieve Marathon of its obligations hereunder.

                                   ARTICLE 24
                              SUBSIDIARY COVENANTS

24.1 TARRAGON. To the extent any representations, warranties, covenants or agreements contained herein relate, directly or indirectly, to a Tarragon Subsidiary, each such provision shall be construed as a covenant by Tarragon to cause (to the fullest extent to which it is legally capable) such entity to perform the required action.

24.2 MARATHON. To the extent any representations, warranties, covenants or agreements contained herein relate, directly or indirectly, to a Marathon Subsidiary, each such provision shall be construed as a covenant by Marathon to cause (to the fullest extent which it is legally capable) such entity to perform the required action.

    IN WITNESS WHEREOF the parties hereto have executed this Agreement.

                                          TARRAGON OIL AND GAS LIMITED

                                          Per: /s/       EDWARD CHWYL
                                               ---------------------------------
                                                         Edward Chwyl

                                          Per: /s/         R. CHAN
                                               ---------------------------------
                                                           R. Chan

                                          MARATHON OIL COMPANY

                                          Per: /s/        V.G. BEGHINI
                                               ---------------------------------
                                                          V.G. Beghini

                                          Per:
                                               ---------------------------------

                                          761581 ALBERTA LTD.

                                          Per: /s/        V.G. BEGHINI
                                               ---------------------------------
                                                          V.G. Beghini

                                          Per:
                                               ---------------------------------

                                          787722 ALBERTA LTD.

                                          Per: /s/       JOHN P. SURMA
                                               ---------------------------------
                                                         John P. Surma

                                          Per:
                                               ---------------------------------

                    Schedule 1 to that Arrangement Agreement
                     made the 20th day of June, 1998 between
               Tarragon Oil and Gas Limited, Marathon Oil Company,
                   761581 Alberta Ltd. and 787722 Alberta Ltd.
                as amended and restated the 7th day of July, 1998


                               PLAN OF ARRANGEMENT
                                MADE PURSUANT TO
             SECTION 182 OF THE BUSINESS CORPORATIONS ACT (ONTARIO)

                               PLAN OF ARRANGEMENT
                                MADE PURSUANT TO
             SECTION 182 OF THE BUSINESS CORPORATIONS ACT (ONTARIO)

                                    ARTICLE 1
                                 INTERPRETATION

1.1 Definitions.

    In this Plan of Arrangement unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

    "Albertaco" means 761581 Alberta Ltd., a wholly-owned subsidiary of Holdco, organized and existing under the laws of Alberta and any successor corporation;

    "Arrangement" means the arrangement under section 182 of the OBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments thereto made in accordance with Section 6.1 hereof or made at the direction of the Court in the Final Order;

    "Arrangement Agreement" means the agreement by and among Marathon, Holdco, Albertaco and Tarragon, dated as of June 20, 1998, as amended and restated July 7, 1998, and as may be further amended and restated, providing for, among other things, the Arrangement;

    "Arrangement Resolution" means the special resolution to be passed by the Securityholders at the Meeting approving the Arrangement;

    "Automatic Redemption Date" has the meaning attributed thereto in the Exchangeable Share Provisions;

    "Average Closing Price" means the average of the closing sales prices, as published in the Wall Street Journal, of the USX-Marathon Common Stock on the NYSE in United States dollars as reported in the Wall Street Journal on each day (converted on each such day to Canadian dollars using the Currency Exchange Rate) over the ten (10) consecutive trading days ending on the fifth calendar day next preceding the date on which the Meeting is held; provided that if such calendar day is not a trading day, then such ten (10) day period shall end on the trading day immediately preceding such calendar day;

    "Business Day" has the meaning attributed thereto in the Exchangeable Share Provisions;

    "Cash Payment" means the cash payment, if any, which a holder of Exchangeable Shares is entitled to receive in accordance with Sections 2.1(e) and 2.1(f);

    "Certificates" means the certificates representing the Exchangeable Shares which a holder of Tarragon Common Shares is entitled to receive pursuant to
    Section 4.1, other than those Exchangeable Shares represented by the Global Certificate;

    "Common Share Letter of Transmittal and Election Form" has the meaning attributed thereto in Section 2.1(g);

    "Court" means the Ontario Court (General Division);

    "Currency Exchange Rate" means the noon spot rate of exchange of United States dollars to Canadian dollars announced by the Bank of Canada on the date of calculation;

    "Depositary" means Montreal Trust Company of Canada at its principal office in Calgary, Alberta;

    "Dissent Procedures" has the meaning attributed thereto in Section 3.1;

    "Effective Date" means the date shown on the certificate of arrangement issued by the Director under the OBCA giving effect to the Arrangement;

    "Election Deadline" means 5:00 p.m. (Toronto time) on that date which is the day prior to the date of the Meeting;

    "Exchange Trust Agreement" has the meaning attributed thereto in the Exchangeable Share Provisions;

    "Exchangeable Share Consideration" has the meaning attributed thereto in the Exchangeable Share Provisions;

    "Exchangeable Share Price" has the meaning attributed thereto in the Exchangeable Share Provisions;

    "Exchangeable Share Provisions" means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares as amended from time to time;

    "Exchangeable Shares" means the exchangeable shares in the capital of Albertaco;

    "Exercise Price" with respect to any Tarragon Option means the price per share at which the holder is entitled to acquire a Tarragon Common Share;

    "Final Order" means the final order of the Court approving the Arrangement as such order may be affirmed, amended or modified by the Court or by an appeal court on any appeal therefrom;

    "Global Certificate" has the meaning attributed thereto in Section 4.1(b);

    "Holdco" means 787722 Alberta Ltd., a wholly-owned subsidiary of Marathon, organized and existing under the laws of Alberta and any successor corporation;

    "Interim Order" means the order of the Court dated July 2, 1998 with respect to the Arrangement and the Meeting;

    "ITA" means the INCOME TAX ACT (Canada);

    "Information Circular" means the Management Information Circular of Tarragon dated July 7, 1998 prepared in connection with the Meeting;

    "Investee Agreements" means agreements dated December 9, 1997 between Tarragon and each of Triax Resource Limited Partnership and Triax Resource Limited Partnership II providing for the issuance of an aggregate of 1,000,000 Special Warrants;

    "Issued Exchangeable Shares" has the meaning attributed thereto in Section 2.1(f);

    "Letter of Transmittal and Election Form" means all or any of the Common Share Letter of Transmittal and Election Form, the Option Letter of Transmittal and Election Form and the Special Warrant Letter of Transmittal and Election Form;

    "Marathon" means Marathon Oil Company, a corporation organized and existing under the laws of Ohio and any successor corporation;

    "Meeting" means the special meeting of the Securityholders to be held to consider the Arrangement;

    "NYSE" means the New York Stock Exchange;

    "OBCA" means the BUSINESS CORPORATIONS ACT (Ontario), as amended;

    "Option Letter of Transmittal and Election Form" has the meaning attributed thereto in Section 2.1(h);

    "Option Payment" has the meaning attributed thereto in Section 2.1(a);

    "Optionholder" means a holder of Tarragon Options;

    "Purchased Shares" has the meaning attributed thereto in Section 2.1(f);

    "Securityholders" means, collectively, the Shareholders, Optionholders and Warrantholders;

    "Shareholders" means holders of issued and outstanding Tarragon Common
    Shares;

    "Special Warrant Letter of Transmittal and Election Form" has the meaning attributed thereto in Section 2.1(i);

    "Special Warrants" means the Special Warrants entitling the holders thereof to acquire one Tarragon Share per Special Warrant without payment of additional consideration, issued or to be issued by Tarragon pursuant to the Investee Agreements;

    "Subsidiary" has the meaning attributed thereto in the Exchangeable Share Provisions;

    "Tarragon" means Tarragon Oil and Gas Limited, a corporation organized and existing under the OBCA and any successor corporation;

    "Tarragon Common Shares" means the common shares in the capital of Tarragon;

    "Tarragon Option" means an option to acquire a Tarragon Common Share granted pursuant to Tarragon's stock option plan dated March 19, 1992, as amended May 24, 1995;

    "Tarragon Securities" means the Tarragon Common Shares, the Tarragon Options and the Special Warrants;

    "USX" means USX Corporation, a corporation organized and existing under the laws of the State of Delaware and any successor corporation;

    "USX Certificate" means the Restated Certificate of Incorporation of USX Corporation dated September 1, 1996;

    "USX-Marathon Common Stock" has the meaning attributed thereto in the Exchangeable Share Provisions; and

    "Warrantholder" means a holder of Special Warrants.

1.2 Sections and Headings.

    The division of this Plan of Arrangement into sections and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to a section or an Appendix refers to the specified section of or Appendix to this Plan of Arrangement.

1.3 Number, Gender and Persons.

    In this Plan of Arrangement, unless the context otherwise requires, words importing the singular number include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind.

1.4 Currency.

    Unless otherwise specified, all references herein to "dollars" or "$" shall mean Canadian dollars.

                                    ARTICLE 2
                                   ARRANGEMENT

2.1 Arrangement.

    On the Effective Date, the following transactions shall occur and shall be deemed to occur in the following order without any further act or formality:

    (a) Each issued and unexercised Tarragon Option that is not held by an Optionholder who has validly exercised its right of dissent in accordance with Article 3 hereof and is ultimately entitled to be paid the fair value of its Tarragon Options will vest, if not already vested, and will be transferred to Albertaco in consideration for a number of Exchangeable Shares, being equal to the quotient (rounded to four decimal places, subject to Section 4.3) of $14.25 divided by the Average Closing Price, and the Optionholder shall make a payment to Albertaco of an amount (the "Option Payment") equal to the Exercise Price of such Tarragon Option; provided, however, that at the election of the Optionholder or deemed election of the Optionholder under Section 2.1(h), such Option Payment may be omitted in which event the number of Exchangeable Shares to be received in consideration for such Tarragon Option shall be reduced by the number obtained by dividing the Option Payment by the Average Closing Price.

    (b) Each outstanding Special Warrant that is not held by a Warrantholder who has validly exercised its right of dissent in accordance with Article 3 hereof and is ultimately entitled to be paid the fair value of its Special Warrants will be transferred to Albertaco in consideration for a number of Exchangeable Shares, being equal to the quotient (rounded to four decimal places, subject to Section 4.3) of $14.25 divided by the Average Closing Price.

    (c) Each outstanding Tarragon Common Share that is not held by a Shareholder who has validly exercised its right of dissent in accordance with
        Article 3 hereof and is ultimately entitled to be paid the fair value of its Tarragon Common Shares will be transferred to Albertaco in consideration for a number of Exchangeable Shares, being equal to the quotient (rounded to four decimal places, subject to Section 4.3) of $14.25 divided by the Average Closing Price.

    (d) Upon the transfers of Tarragon Securities referred to in Sections 2.1(a), (b) and (c) above: (i) each holder of a Tarragon Security shall cease to be such a holder, shall have its name removed from the relevant register of holders of Tarragon Securities and shall become a holder of the number of fully paid Exchangeable Shares to which it is entitled as a result of the transfers of Tarragon Securities referred to in Sections 2.1(a), (b) and (c) and such holder's name shall be added to the register of holders of Exchangeable Shares accordingly; and (ii) Albertaco shall become the legal and beneficial owner of all of the Tarragon Securities so transferred.

    (e) Holdco shall purchase Exchangeable Shares from the holders of Exchangeable Shares who have elected, or have been deemed to have elected, pursuant to Section 2.1(g), (h) or (i) to sell all or a portion of their Exchangeable Shares to Holdco for cash at a purchase price per Exchangeable Share equal to the Average Closing Price and such holders shall sell such Exchangeable Shares to Holdco pursuant to such elections.

    (f) If the number of Exchangeable Shares purchased by Holdco pursuant to
        Section 2.1(e) (the "Purchased Shares") is not equal to at least ten percent (10%) of the total number of Exchangeable Shares issued pursuant to Sections 2.1(a), (b) and (c) (the "Issued Exchangeable Shares"), then (unless the provision of this Section 2.1(f) is waived by Marathon by notice to Tarragon on or prior to the Effective Date) each holder of Exchangeable Shares who elected to sell less than all of its Exchangeable Shares shall be deemed to have elected to sell an additional number of their Exchangeable Shares, such number to be equal to the product of the number of Exchangeable Shares held by each such holder after the purchase made pursuant to Section 2.1(e) multiplied by a fractional amount ("A") which shall be determined according to the following formula:

             (.10 X no. of Issued Exchangeable Shares) - no. of Purchased Shares A = --------------------------------------------------------------------
               no. of Issued Exchangeable Shares - no. of Purchased Shares

        and each such holder shall sell and Holdco shall purchase such additional Exchangeable Shares on the same terms as set forth in Section 2.1(e).

    (g) A Shareholder must have given notice of its election whether or not to sell all or a portion of such holder's Exchangeable Shares for cash pursuant to Section 2.1(e) above by depositing with the Depositary, prior to the Election Deadline, a duly completed letter of transmittal and election form (the "Common Share Letter of Transmittal and Election Form") in the form provided by Tarragon along with the Information Circular indicating such holder's election either to sell or not to sell all or a portion of such holder's Exchangeable Shares. In the event that a Shareholder has failed to validly make such an election in a Common Share Letter of Transmittal and Election Form pursuant to this paragraph, such holder shall be deemed to have elected to sell to Holdco all of the Exchangeable Shares issued to it under Section 2.1(c) as though such holder had made a valid election to sell all of such Exchangeable Shares to Holdco for cash.

    (h) An Optionholder must have given notice of its election whether or not to: (i) make the Option Payment and (ii) sell all or a portion of such holder's Exchangeable Shares for cash pursuant to Section 2.1(e) above by depositing with the Depositary, prior to the Election Deadline, a duly completed letter of transmittal and election form (the "Option Letter of Transmittal and Election

        Form") in the form provided by Tarragon with the Information Circular indicating such holder's election in each respect. If the Optionholder has elected to make the Option Payment, then the Optionholder shall include with its Option Letter of Transmittal and Election Form a certified cheque payable to "MONTREAL TRUST COMPANY OF CANADA" in respect of the total Option Payment in respect of all Tarragon Options to which the election relates. If an Optionholder who has elected to make the Option Payment fails to deliver such payment in accordance with the terms hereof on or before the Effective Date, such Optionholder shall be deemed to have elected the option to receive a reduced number of Exchangeable Shares pursuant to Section 2.1(a) above by not making such Option Payment. In the event that an Optionholder has failed to validly make an election in an Option Letter of Transmittal and Election Form pursuant to this paragraph, with respect to the making of the Option Payment, such Optionholder shall be deemed to have elected to receive the reduced number of Exchangeable Shares by not making the Option Payment as though such holder had made a valid election to receive such reduced number of Exchangeable Shares. In the event that an Optionholder has failed to validly make an election in an Option Letter of Transmittal and Election Form pursuant to this paragraph, with respect to whether or not to sell its Exchangeable Shares for cash, such holder shall be deemed to have elected to sell all of the Exchangeable Shares issued to it under Section 2.1(a) as though such holder had made a valid election to sell all of such Exchangeable Shares to Holdco for cash.

    (i) A Warrantholder must have given notice of its election whether or not to sell all or a portion of such holder's Exchangeable Shares for cash pursuant to Section 2.1(e) above by depositing with the Depositary, prior to the Election Deadline, a duly completed letter of transmittal and election form (the "Special Warrant Letter of Transmittal and Election Form") in the form provided by Tarragon along with the Information Circular indicating such holder's election either to sell or not to sell all or a portion of such holder's Exchangeable Shares. In the event that a Warrantholder has failed to validly make such an election in a Special Warrant Letter of Transmittal and Election Form pursuant to this paragraph, such holder shall be deemed to have elected to sell to Holdco all of the Exchangeable Shares issued to it under
        Section 2.1(b) as though such holder had made a valid election to sell all of such Exchangeable Shares to Holdco for cash.

    (j) Shareholders and Warrantholders who are residents of Canada for the purposes of the ITA shall be entitled to make an income tax election pursuant to subsection 85(1) or subsection 85(2), as applicable, of the ITA, or under the corresponding provisions of any provincial legislation, with respect to the transfer of all, but not less than all, their Tarragon Shares and Special Warrants to Albertaco by providing two signed copies of the necessary election forms to Albertaco, care of Tarragon, within 90 days following the Effective Date, duly completed with, among all other required information, the details of the number of shares transferred and the applicable agreed amounts for the purposes of such elections. Thereafter, subject to the election forms complying with the provisions of the ITA or other applicable legislation, the forms will be signed by Albertaco and returned to such Securityholders for filing with Revenue Canada. Albertaco will not be liable for any late filing penalties or other loss resulting from the late filing of any election form received by Albertaco or from the invalidation of any election form unless such invalidation is solely attributable to any negligent act or omission of Albertaco.

                                    ARTICLE 3
                                RIGHTS OF DISSENT

3.1 Rights of Dissent.

    Tarragon Securityholders may exercise rights of dissent with respect to their Tarragon Securities pursuant to and in the manner set forth in section 185 of the OBCA and this Section 3.1, as modified by the Interim Order, (the "Dissent Procedures") in connection with the Arrangement and holders who duly exercise such rights of dissent and who:

    (a) are ultimately entitled to be paid the fair value for their Tarragon Securities shall be deemed to have transferred such Tarragon Securities to Tarragon for cancellation on the Effective Date; or

    (b) are ultimately not entitled, for any reason, to be paid the fair value for their Tarragon Securities shall be deemed to have participated in the Arrangement on the same basis as any non-dissenting Securityholder and to have elected to sell to Holdco all of the Exchangeable Shares issued to them under Section 2.1(a), (b) or (c), but, except for the circumstances provided in subsection 185(29) of the OBCA, Tarragon shall not be required to recognize such holders as Tarragon Securityholders on and after the Effective Date, and the names of such Tarragon Securityholders shall, on the Effective Date, be deleted from the register of holders of Tarragon Common Shares, Tarragon Options and Special Warrants, as the case may be.

                                    ARTICLE 4
                CERTIFICATES, CASH PAYMENT AND FRACTIONAL SHARES

4.1 Delivery of Certificates and Cash Payment.

    (a) On or before the Effective Date, Albertaco shall deposit with the Depositary, for the benefit of the holders of Tarragon Securities transferred pursuant to the Arrangement, the Certificates and the Global Certificate (as defined in Section 4.1(b)) and Holdco shall deposit the Cash Payments with the Depositary, for the benefit of the Securityholders entitled thereto pursuant to the Arrangement.

    (b) The Exchangeable Shares which Tarragon Securityholders have elected or have been deemed to have elected to sell to Holdco pursuant to Sections 2.1(g), (h) or (i) and, if applicable, Section 2.1(f) shall be represented by a global certificate registered in the name of the Depositary, as trustee for such holders (the "Global Certificate"). An election or deemed election to sell Exchangeable Shares to Holdco shall constitute: (i) an irrevocable acceptance of the offer by Holdco to purchase such Exchangeable Shares immediately upon issuance to the Tarragon Securityholders pursuant to Section 2.1(a), (b) and (c); and
        (ii) an irrevocable direction to the Depositary, as trustee, to endorse the Global Certificate for transfer to Holdco.

    (c) Upon surrender to the Depositary for transfer to Albertaco of (i) a certificate or certificates representing outstanding Tarragon Common Shares or Special Warrants, if applicable, (ii) the Option Payment, if applicable, (iii) duly completed Letter of Transmittal and Election Forms relating to the relevant type of securities, and (iv) such additional documents and instruments as the Depositary may reasonably require, each such holder shall be entitled to receive, and the Depositary shall forthwith deliver to each such holder, the Certificates and the Cash Payment which such holder has the right to receive pursuant to the Arrangement (together with any dividends or distributions with respect to the Exchangeable Shares which such holder is entitled to receive pursuant to Section 4.2 and any cash in lieu of fractional shares which such holder is entitled to receive pursuant to Section 4.3), and any certificates so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Tarragon Common Shares which is not registered in the transfer records of Tarragon, the Certificates may be issued and the Cash Payment, if any, may be paid and delivered to a transferee if the certificate representing such Tarragon Common Shares is presented to the Depositary, accompanied by all documents required to evidence and effect such transfer.

    (d) Until surrendered as contemplated by this Section 4.1, each certificate which immediately prior to the Effective Date represented outstanding Tarragon Common Shares or Special Warrants that were transferred pursuant to the Arrangement shall be deemed at any time on or after the Effective Date to represent only the right to receive upon such surrender (i) the Certificates and the Cash Payment, if any, which the holder has the right to receive pursuant to the Arrangement, (ii) a cash payment in lieu of any fractional shares as contemplated by Section 4.3 and (iii) any dividends or distributions with a record date on or after the Effective Date theretofore paid or payable with respect to the Exchangeable Shares (other than any such Exchangeable Shares purchased by Holdco pursuant to Section 2.1(e) and Section 2.1(f)) as contemplated by Section 4.2. No interest will be paid from or after the Effective Date in respect of the Cash Payment.

4.2 Distributions Limited.

    No dividends or other distributions declared or made on or after the Effective Date with respect to the Exchangeable Shares with a record date on or after the Effective Date shall be paid to the holder of any unsurrendered certificate which, immediately prior to the Effective Date, represented outstanding Tarragon Common Shares or Special Warrants, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section
4.3 (and no interest will be earned or payable on these proceeds), unless and until (a) such certificate or any applicable Option Payments and (b) the applicable Letter of Transmittal and Election Form or Forms shall be received by the Depositary in accordance with Section 4.1 and such holder has not elected nor been deemed to have elected to sell all such Exchangeable Shares to Holdco pursuant to Section 2.1(g), (h) or (i). Subject to applicable law and to Section 4.5, at the time of such surrender of any such applicable certificates, Option Payments and Letter of Transmittal and Election Forms, (or, in the case of clause (c) below, at the appropriate payment date), there shall be paid to the record holder of such certificate without interest, (a) the amount of any cash payable in lieu of fractional shares to which such holder is entitled pursuant to Section 4.3, (b) the amount of dividends or other distributions with a record date on or after the Effective Date theretofore paid with respect to the Exchangeable Shares and (c) the amount of dividends or other distributions with a record date on or after the Effective Date but prior to surrender and a payment date subsequent to surrender payable with respect to the Exchangeable Shares.

4.3 Fractional Shares.

    Certificates for fractional Exchangeable Shares shall not be delivered to Securityholders. Interests in fractional Exchangeable Shares which arise pursuant to Section 2.1 shall be disposed of pursuant to the following rules:

    (a) With respect to Securityholders who elect or are deemed to elect to sell to Holdco all Exchangeable Shares received in consideration for Tarragon Securities of any class held by them, the quotient of $14.25 divided by the Average Closing Price shall be calculated for the purpose of Section 2.1(a), (b) or (c) as applicable, to a number of decimal places sufficient to result in such holder receiving pursuant to such sale, an aggregate price for the Exchangeable Shares so sold to Holdco equal to $14.25 multiplied by the number of Tarragon Securities of that class held by the Securityholder (less, if applicable, any reduction in the case of an Optionholder not making an Option Payment); and

    (b) Holdco shall purchase fractional Exchangeable Shares, other than those referred to in Section 4.3(a), from each person entitled to a fractional Exchangeable Share for an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction multiplied by (ii) the Average Closing Price, such amount to be provided to the Depositary by Holdco upon request.

4.4 Lost Certificates.

    If any certificate which immediately prior to the Effective Date represented outstanding Tarragon Common Shares or Special Warrants that were transferred pursuant to Section 2.1 has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue and deliver in exchange for such lost, stolen or destroyed certificate, the Certificates and Cash Payment, if any, to which the holder of such certificate is entitled pursuant to the Arrangement (and any dividends or distributions with respect thereto and any cash pursuant to Section 4.3) deliverable to the holder in respect thereof as determined in accordance with Section 2.1. The person who is entitled to receive such Certificates and Cash Payment, if any, and other payments shall, as a condition precedent to the receipt thereof, give a bond satisfactory to Albertaco and Albertaco's transfer agent (the "Transfer Agent"), as the case may be, in such form as Albertaco may direct or otherwise indemnify Albertaco and the Transfer Agent in a manner satisfactory to Albertaco and the Transfer Agent against any claim that may be made against Albertaco or the Transfer Agent with respect to the certificate alleged to have been lost, stolen or destroyed.

4.5 Extinguishment of Rights.

    Any certificate which immediately prior to the Effective Date represented outstanding Tarragon Common Shares or Special Warrants that were transferred pursuant to Section 2.1 and has not been deposited, with all other instruments required by Section 4.1, on or prior to the tenth anniversary of the Effective Date shall cease to represent a claim or interest of any kind or nature as a Securityholder of Tarragon. On such date, the consideration and other payments to which the former registered holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered to Albertaco together with all entitlements to dividends, distributions and interest thereon held for such former registered holder for no consideration.

                                    ARTICLE 5
                       CERTAIN RIGHTS OF USX AND MARATHON
                         TO ACQUIRE EXCHANGEABLE SHARES

5.1 Rights to Acquire Exchangeable Shares.

    USX and Marathon shall have the rights to acquire Exchangeable Shares from the holders thereof described in the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right, as such terms are defined in the Exchangeable Share Provisions and such rights shall be exercisable in accordance with the terms and conditions set forth in the Exchangeable Share Provisions.

                                    ARTICLE 6
                                    AMENDMENT

6.1 Plan of Arrangement Amendment.

    Tarragon reserves the right to amend, modify or supplement this Plan of Arrangement at any time and from time to time provided that any such amendment, modification, or supplement must be contained in a written document that is (a) agreed to by Marathon, Holdco and Albertaco, (b) if made prior to or at the Meeting, approved by the persons voting at the Meeting, subject to the Interim Order; and (c) if made following the Meeting, but prior to the Final Order, approved by the Court.

                    Schedule 2 to that Arrangement Agreement
                     made the 20th day of June, 1998 between
               Tarragon Oil and Gas Limited, Marathon Oil Company,
                   761581 Alberta Ltd. and 787722 Alberta Ltd.
                as amended and restated the 7th day of July, 1998


                          EXCHANGEABLE SHARE PROVISIONS

                         EXCHANGEABLE SHARE PROVISIONS*

    The Exchangeable Shares in the capital of the Corporation shall have the following rights, privileges, restrictions and conditions:

                                    ARTICLE 1
                                 INTERPRETATION

1.1 For the purposes of these share provisions:

    "AUTOMATIC REDEMPTION DATE" means the date for the automatic redemption by the Corporation of Exchangeable Shares pursuant to Article 7 of these share provisions, which date shall be the Business Day next following the fifth anniversary of the date of the first issuance of Exchangeable Shares unless
    (a) such date shall be extended at any time or from time to time to a specified later date by the Board of Directors or (b) such date shall be accelerated at any time to a specified earlier date (but no earlier than the third anniversary of the first issuance of Exchangeable Shares) by the Board of Directors if at such time there are issued and outstanding less than 5% of the number of Exchangeable Shares initially issued pursuant to the Plan of Arrangement (including Exchangeable Shares which the recipients elect to sell for cash pursuant to the Plan of Arrangement, but excluding Exchangeable Shares held by USX and its Subsidiaries) and as such number of shares may be adjusted as deemed appropriate by the Board of Directors to give effect to any subdivision or consolidation of or stock dividend on the Exchangeable Shares, any issuance or distribution of rights to acquire Exchangeable Shares or securities exchangeable for or convertible into Exchangeable Shares, any issue or distribution of other securities or rights or evidences of indebtedness or assets, or any other capital reorganization or other transaction affecting the Exchangeable Shares, in each case upon at least 60 days' prior written notice of any such extension or acceleration, as the case may be, to the registered holders of the Exchangeable Shares, in which case the Automatic Redemption Date shall be such later or earlier date; provided, however, that the accidental failure or omission to give any such notice of extension or acceleration, as the case may be, to less than 10% of such holders of Exchangeable Shares shall not affect the validity of such extension or acceleration.

    "BOARD OF DIRECTORS" means the Board of Directors of the Corporation.

    "BUSINESS DAY" means any day other than a Saturday, a Sunday or a day when banks are not open for business in any of Pittsburgh, Pennsylvania, Houston, Texas or Calgary, Alberta.

    "CANADIAN DOLLAR EQUIVALENT" means in respect of an amount expressed in a currency other than Canadian dollars (the "Foreign Currency Amount") at any date, the product obtained by multiplying (a) the Foreign Currency Amount by
    (b) the noon spot rate of exchange on such date for such currency expressed in Canadian dollars as reported by the Bank of Canada or, in the event such spot rate of exchange is not available, such exchange rate on such date for such foreign currency expressed in Canadian dollars as may be deemed by the Board of Directors to be appropriate for such purpose.

    "EQUIVALENT NUMBER", when used in reference to USX-Marathon Common Stock, means that number of shares of USX-Marathon Common Stock equal to the Exchangeable Share Price on a specified date;

    "EXCHANGE TRUST AGREEMENT" means the Exchange Trust Agreement among the Corporation, USX, Marathon and the Trustee, made as of - , 1998.

    "EXCHANGEABLE SHARE CONSIDERATION" means, for any exchange of Exchangeable Shares pursuant to these share provisions, the Plan of Arrangement, the Support Agreement or the Exchange Trust Agreement, certificates representing the aggregate number of shares of USX-Marathon Common Stock deliverable in connection with satisfaction of the relevant Exchangeable Share Price, provided that any such stock shall be duly issued as fully paid and non-assessable and free and clear of any lien, claim and encumbrance, security interest or adverse claim and provided further that such consideration shall be paid less any tax required to be deducted and withheld therefrom and without interest.

* As used in this Appendix, the term "Corporation" refers to 761581 Alberta Ltd. and the terms "Common Shares" and "Non-Voting Common Shares" refer to the Common Shares and Non-Voting Common Shares of the Corporation.

    "EXCHANGEABLE SHARE PRICE" means, initially, one share of USX-Marathon Common Stock for each Exchangeable Share and is subject to adjustment from time to time as provided in Article 10 of these share provisions.

    "EXCHANGEABLE SHARES" mean the Exchangeable Shares of the Corporation having the rights, privileges, restrictions and conditions set forth herein.

    "HOLDCO" means 787722 Alberta Ltd., a wholly-owned subsidiary of Marathon.

    "LIQUIDATION AMOUNT" has the meaning attributed thereto in Section 5.1 of these share provisions.

    "LIQUIDATION CALL PURCHASE PRICE" has the meaning attributed thereto in
    Section 5.4 of these share provisions.

    "LIQUIDATION CALL RIGHT" has the meaning attributed thereto in Section 5.4 of these share provisions.

    "LIQUIDATION DATE" has the meaning attributed thereto in Section 5.1 of these share provisions.

    "MARATHON" means Marathon Oil Company, a corporation organized and existing under the laws of the State of Ohio and any successor corporation.

    "MARATHON GROUP EXCHANGE" has the meaning attributed thereto in Section 10.3 of these share provisions.

    "MARATHON GROUP SUBSIDIARY" has the meaning attributed thereto in Section
    10.3 of these share provisions.

    "MARATHON SUBSIDIARY" means any Subsidiary of Marathon, other than the Corporation.

    "PLAN OF ARRANGEMENT" means the plan of arrangement contemplated in that Arrangement Agreement dated June 20, 1998 between Marathon, the Corporation, Holdco and Tarragon Oil and Gas Limited, as amended and restated July 7, 1998.

    "REDEMPTION CALL PURCHASE PRICE" has the meaning attributed thereto in
    Section 7.4 of these share provisions.

    "REDEMPTION CALL RIGHT" has the meaning attributed thereto in Section 7.4 of these share provisions.

    "REDEMPTION PRICE" has the meaning attributed thereto in Section 7.1 of these share provisions.

    "RETRACTED SHARES" has the meaning attributed thereto in Subsection 6.1(i) of these share provisions.

    "RETRACTION CALL RIGHT" has the meaning attributed thereto in Subsection 6.1(iii) of these share provisions.

    "RETRACTION DATE" has the meaning attributed thereto in Subsection 6.1(ii) of these share provisions.

    "RETRACTION REQUEST" has the meaning attributed thereto in Section 6.1 of these share provisions.

    "SUBSIDIARY" of any person means each partnership, joint venture, corporation, association or other business entity of which more than 50% of the total voting power of shares of stock or units of ownership or beneficial interest entitled to vote in the election of directors (or members of a comparable governing body) is owned or controlled, directly or indirectly, by such person.

    "SUPPORT AGREEMENT" means the Support Agreement between USX, Marathon and the Corporation, made as of - , 1998.

    "TRANSFER AGENT" means Montreal Trust Company of Canada or such other person as may from time to time be the registrar and transfer agent for the Exchangeable Shares.

    "TRUSTEE" means Montreal Trust Company of Canada and any successor trustee appointed under the Exchange Trust Agreement.

    "UNPAID DIVIDENDS" means the full amount of all cash and non-cash dividends declared and unpaid in respect of Exchangeable Shares on a specified date.

    "USX" means USX Corporation, a corporation organized and existing under the laws of the State of Delaware and any successor corporation.

    "USX CERTIFICATE" means the Restated Certificate of Incorporation of USX Corporation dated September 1, 1996.

    "USX DIVIDEND DECLARATION DATE" means the date on which the board of directors of USX declares any dividend on the USX-Marathon Common Stock.

    "USX/MARATHON CALL NOTICE" has the meaning attributed thereto in Section 6.3 of these share provisions.

    "USX-MARATHON COMMON STOCK" means the shares of USX-Marathon Group Common Stock of USX, with a par value of U.S. $1.00 per share, and any other securities into which such shares may be changed.

                                    ARTICLE 2
                         RANKING OF EXCHANGEABLE SHARES

2.1 The Exchangeable Shares shall be entitled to a preference over the Common Shares, the Non-Voting Common Shares and any other shares of the Corporation, with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs.

                                    ARTICLE 3
                                    DIVIDENDS

3.1 A holder of an Exchangeable Share shall be entitled to receive and the Board of Directors shall, subject to applicable law, on each USX Dividend Declaration Date, declare a dividend (a) in the case of a cash dividend declared on the USX-Marathon Common Stock, in an amount in cash for each Exchangeable Share equal to the Canadian Dollar Equivalent (calculated on the USX Dividend Declaration Date) of the cash dividend declared on each share of USX-Marathon Common Stock or (b) in the case of a stock dividend declared on the USX-Marathon Common Stock to be paid in USX-Marathon Common Stock, in such number of Exchangeable Shares for each Exchangeable Share as is equal to the number of shares of USX-Marathon Common Stock to be issued in satisfaction of the stock dividend on each share of USX-Marathon Common Stock or (c) in the case of a dividend declared on the USX-Marathon Common Stock in property other than cash or securities of USX, in such type and amount or value of property for each Exchangeable Share as is the same as or economically equivalent to (to be determined by the Board of Directors as contemplated by the Support Agreement) the type and amount or value of property declared as a dividend on each share of USX-Marathon Common Stock or (d) in the case of a dividend declared on the USX-Marathon Common Stock to be paid in securities of USX other than USX-Marathon Common Stock, in such number of either such securities or economically equivalent securities of the Corporation, as the Board of Directors determines, for each Exchangeable Share as is equal to the number of securities of USX to be paid on each share of USX-Marathon Common Stock. Such dividends shall be paid out of money, assets or property of the Corporation properly applicable to the payment of dividends, or out of authorized but unissued shares of the Corporation.

3.2 Cheques of the Corporation payable at par at any branch of the bankers of the Corporation shall be issued in respect of any cash dividends contemplated by Subsection 3.1 (a) hereof and the sending of such a cheque to each holder of an Exchangeable Share (less any tax required to be deducted and withheld from such dividends paid or credited by the Corporation) shall satisfy the cash dividend represented thereby unless the cheque is not paid on presentation. Certificates registered in the name of the registered holder of Exchangeable Shares shall be issued or transferred in respect of any stock dividends or dividends payable in other securities contemplated by Subsections 3.1 (b) or (d) hereof and the sending of such a certificate to each holder of an Exchangeable Share shall satisfy the stock dividend or dividend payable in other securities represented thereby. Such other type and amount of property in respect of any dividends contemplated by Subsection 3.1 (c) hereof shall be issued, distributed or transferred by the Corporation in such manner as it shall determine and the issuance, distribution or transfer thereof by the Corporation to each holder of an Exchangeable Share shall satisfy the dividend represented thereby (subject to any adjustment for the tax required to be deducted and withheld from such dividends paid or credited by the Corporation). No holder of an Exchangeable Share shall be entitled to recover by action or other legal process against the Corporation any dividend that is represented by a cheque that has not been duly presented to the Corporation's bankers for payment or that otherwise remains unclaimed for a period of six years from the date on which such dividend was payable.

3.3 The record date for the determination of the holders of Exchangeable Shares entitled to receive payment of, and the payment date for, any dividend declared on the Exchangeable Shares under Section 3.1 hereof shall be the same dates as the record date and payment date, respectively, for the corresponding dividend declared on the USX-Marathon Common Stock.

3.4 If on any payment date for any dividends declared on the Exchangeable Shares under Section 3.1 hereof the dividends are not paid in full on all of the Exchangeable Shares then outstanding, any such dividends that remain unpaid shall be paid on a subsequent date or dates determined by the Board of Directors on which the Corporation shall have sufficient moneys, assets or property properly applicable to the payment of such dividends (subject to any adjustment for the tax required to be deducted and withheld from such dividends paid or credited by the Corporation).

3.5 Except as provided in this Article 3, the holders of Exchangeable Shares shall not be entitled to receive dividends in respect thereof.

                                    ARTICLE 4
                              CERTAIN RESTRICTIONS

4.1 So long as any of the Exchangeable Shares are outstanding, the Corporation shall not at any time without, but may at any time with, the approval of the holders of the Exchangeable Shares given as specified in Section 9.2 of these share provisions:

    (a) pay any dividends on the Common Shares, the Non-Voting Common Shares or any other shares ranking junior to the Exchangeable Shares, other than stock dividends payable in Common Shares or Non-Voting Common Shares or in any such other shares ranking junior to the Exchangeable Shares;

    (b) redeem or purchase or make any capital distribution in respect of Common Shares or Non-Voting Common Shares or any other shares ranking junior to the Exchangeable Shares;

    (c) redeem or purchase any other shares of the Corporation ranking equally with the Exchangeable Shares with respect to the payment of dividends or on any liquidation distribution; or

    (d) issue any Exchangeable Shares or any other shares of the Corporation ranking equally with, or superior to, the Exchangeable Shares other than by way of stock dividends (including rights to acquire Exchangeable Shares) to the holders of such Exchangeable Shares or distributions of securities as contemplated by the Support Agreement;

unless all dividends on the outstanding Exchangeable Shares corresponding to dividends declared to date on the USX-Marathon Common Stock shall have been declared on the Exchangeable Shares and the Corporation shall have sufficient assets, funds and other property available to enable the due and punctual payment in accordance with applicable law of such dividends in accordance with these share provisions.

                                    ARTICLE 5
                           DISTRIBUTION ON LIQUIDATION

5.1 In the event of the liquidation, dissolution or winding-up of the Corporation or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs, a holder of Exchangeable Shares shall be entitled, subject to applicable law, to receive from the assets of the Corporation in respect of each Exchangeable Share held by such holder on the effective date (the "LIQUIDATION DATE") of such liquidation, dissolution or winding-up, before any distribution of any part of the assets of the Corporation to the holders of the Common Shares, the Non-Voting Common Shares or any other shares ranking junior to the Exchangeable Shares, an amount (the "LIQUIDATION AMOUNT") equal to the amount that a holder of an Equivalent Number of shares of USX-Marathon Common Stock on the Liquidation Date would be entitled to receive on the liquidation, dissolution or winding-up of USX, which Liquidation Amount shall be satisfied by the delivery to holders of the Exchangeable Shares such number of shares of USX-Marathon Common Stock as have a fair market value on the last Business Day prior to the Liquidation Date equal to the Liquidation Amount. In connection with payment of the Liquidation Amount, the Corporation shall be entitled to liquidate some of the USX-Marathon Common Stock to which the particular holder of Exchangeable Shares is entitled and apply the proceeds on behalf of such holder in order to fund any statutory withholding tax obligation.

5.2 On or promptly after the Liquidation Date, and subject to the exercise by USX or Marathon of the Liquidation Call Right, the Corporation shall cause to be delivered to the holders of the Exchangeable Shares the Liquidation Amount for each such Exchangeable Share upon presentation and surrender of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under applicable law and the by-laws of the Corporation and such additional documents and instruments as the Transfer Agent may reasonably require, at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of the Exchangeable Shares. Payment of the total Liquidation Amount for such Exchangeable Shares shall be made by delivery to each holder, at the address of the holder recorded in the securities register of the Corporation for the Exchangeable Shares or by holding for pick up by the holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of Exchangeable Shares, on behalf of the Corporation of the Exchangeable Share Consideration representing the total Liquidation Amount. On and after the Liquidation Date, the holders of the Exchangeable Shares shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive their proportionate part of the total Liquidation Amount and any Unpaid Dividends on the last Business Day prior to the Liquidation Date, unless payment of the total Liquidation Amount for such Exchangeable Shares and any Unpaid Dividends shall not be made upon presentation and surrender of share certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the total Liquidation Amount and any Unpaid Dividends have been paid in the manner hereinbefore provided. The Corporation shall have the right at any time on or after the Liquidation Date to deposit or cause to be deposited the Exchangeable Share Consideration together with any Unpaid Dividends in respect of the Exchangeable Shares represented by certificates that have not at the Liquidation Date been surrendered by the holders thereof in a custodial account or for safe keeping, in the case of non-cash items, with any chartered bank or trust company in Canada. Upon such deposit being made, the rights of the holders of Exchangeable Shares after such deposit shall be limited to receiving their proportionate part of the total Liquidation Amount for such Exchangeable Shares and Unpaid Dividends so deposited, against presentation and surrender of the said certificates held by them, respectively, in accordance with the foregoing provisions. Upon such payment or deposit of such Exchangeable Share Consideration and Unpaid Dividends, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be the holders of the USX-Marathon Common Stock delivered to them.

5.3 After the Corporation has satisfied its obligations to pay the holders of the Exchangeable Shares (a) the Liquidation Amount per Exchangeable Share pursuant to Section 5.1 of these share provisions and (b) the Unpaid Dividends on the last Business Day prior to the Liquidation Date, such holders shall not be entitled to share in any further distribution of the assets of the Corporation.

5.4 USX shall have the overriding right (the "LIQUIDATION CALL RIGHT"), in the event of and notwithstanding the proposed liquidation, dissolution or winding-up of the Corporation pursuant to this Article 5, to acquire from all but not less than all of the holders (other than USX and any Subsidiary thereof) of Exchangeable Shares on the Liquidation Date all but not less than all of the Exchangeable Shares held by each such holder on payment by USX to the holder of the Exchangeable Share Price in effect on the last Business Day prior to the Liquidation Date (the "LIQUIDATION CALL PURCHASE PRICE"). In the event of the exercise of the Liquidation Call Right by USX, each holder shall be obligated to sell all the Exchangeable Shares held by the holder to USX on the Liquidation Date on payment by USX to the holder of the Liquidation Call Purchase Price for each such share; provided that such sale shall be without prejudice to the right of a holder to receive from the Corporation any Unpaid Dividends.

5.5 To exercise the Liquidation Call Right, USX must notify the Transfer Agent in writing, as agent for the holders of Exchangeable Shares, and the Corporation of USX's intention to exercise such right at least 55 days before the Liquidation Date in the case of a voluntary liquidation, dissolution or winding-up of the Corporation and at least five Business Days before the Liquidation Date in the case of an involuntary liquidation, dissolution or winding-up of the Corporation. The Transfer Agent will notify the holders of Exchangeable Shares as to whether or not USX has exercised the Liquidation Call Right forthwith after the expiry of the date by which the same may be exercised by USX. If USX exercises the Liquidation Call Right, on the Liquidation Date USX will purchase and the holders will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Liquidation Call Purchase Price.

5.6 For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Liquidation Call Right, USX shall deposit with the Transfer Agent, on or before the Liquidation Date, the Exchangeable Share Consideration representing the total Liquidation Call Purchase Price. Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, on and after the Liquidation Date the rights of each holder of Exchangeable Shares will be limited to receiving such holder's proportionate part of the total Liquidation Call Purchase Price payable by USX without interest upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Liquidation Date be considered and deemed for all purposes to be the holder of the USX-Marathon Common Stock delivered to such holder. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under applicable law and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of USX shall deliver to such holder, the Exchangeable Share Consideration to which the holder is entitled. If USX does not exercise the Liquidation Call Right in the manner described above, on the Liquidation Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the Exchangeable Share Price otherwise payable by the Corporation in connection with the liquidation, dissolution or winding-up of the Corporation pursuant to this
Article 5 of the Exchangeable Share Provisions.

5.7 USX may assign its rights to exchange the Exchangeable Share Consideration for Exchangeable Shares pursuant to the Liquidation Call Right to Marathon, Holdco or any Marathon Subsidiary at any time with respect to all or any portion of the Exchangeable Shares relating to such right and in such circumstance, all provisions of this Article 5 relating to the Liquidation Call Right which refer to USX shall, to the extent applicable, apply to Marathon, Holdco or such Marathon Subsidiary, MUTATIS MUTANDIS, and in such case delivery of the Exchangeable Share Consideration by or on behalf of Marathon, Holdco or such Marathon Subsidiary shall satisfy all of USX's obligations with respect to the Liquidation Call Right.

                                    ARTICLE 6
                   RETRACTION OF EXCHANGEABLE SHARES BY HOLDER

6.1 A holder of Exchangeable Shares shall be entitled at any time, subject to the exercise by USX or Marathon of the Retraction Call Right and otherwise upon compliance with the provisions of this Article 6, to require the Corporation to redeem any or all of the Exchangeable Shares registered in the name of such holder by delivery to such holder of the Exchangeable Share Consideration representing the Exchangeable Share Price in respect of such Exchangeable Shares. In connection with payment of the Exchangeable Share Price, the Corporation shall be entitled to liquidate some of the USX-Marathon Common Stock to which the particular holder of Exchangeable Shares is entitled and apply the proceeds on behalf of such holder in order to fund any statutory withholding tax obligation. To effect such redemption, the holder shall present and surrender at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of Exchangeable Shares the certificate or certificates representing the Exchangeable Shares which the holder desires to have the Corporation redeem, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under applicable law and the by-laws of the Corporation and such additional documents and instruments as the Transfer Agent may reasonably require, and together with a duly executed statement (the "RETRACTION REQUEST") in the form of Exhibit A hereto or in such other form as may be acceptable to the Corporation:

    (i) specifying that the holder desires to have all or any number specified therein of the Exchangeable Shares represented by such certificate or certificates (the "RETRACTED SHARES") redeemed by the Corporation;

    (ii) stating the Business Day on which the holder desires to have the Corporation redeem the Retracted Shares (the "RETRACTION DATE"), provided that the Retraction Date shall be not less than three Business Days nor more than 10 Business Days after the date on which the Retraction Request is received by the Corporation and further provided that, in the event that no such Business Day is specified by the holder in the Retraction Request, the Retraction Date shall be deemed to be the tenth Business Day after the date on which the Retraction Request is received by the Corporation; and

   (iii) acknowledging the overriding right (the "RETRACTION CALL RIGHT") of USX and Marathon to acquire all but not less than all the Retracted Shares directly from the holder in exchange for one share of USX-Marathon Common Stock for each Exchangeable Share and that the Retraction Request shall be deemed to be a revocable offer by the holder to exchange the Retracted Shares with USX or Marathon in accordance with the Retraction Call Right on the terms and conditions set out in
         Section 6.3 below.

6.2 Subject to the exercise by USX or Marathon of the Retraction Call Right, upon receipt by the Corporation or the Transfer Agent in the manner specified in
Section 6.1 hereof of a certificate or certificates representing the number of Exchangeable Shares which the holder desires to have the Corporation redeem, together with a Retraction Request, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.7, the Corporation shall redeem the Retracted Shares effective at the close of business on the Retraction Date and shall cause to be delivered to such holder the total Exchangeable Share Price with respect to such shares by the delivery of the Exchangeable Share Consideration. If only a part of the Exchangeable Shares represented by any certificate are redeemed (or purchased by USX or Marathon pursuant to the Retraction Call Right), a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of the Corporation.

6.3 Upon receipt by the Corporation of a Retraction Request, the Corporation shall immediately notify USX and Marathon thereof. In order to exercise the Retraction Call Right, USX or Marathon must notify the Corporation in writing of its determination to do so (the "USX/MARATHON CALL NOTICE") within two Business Days of notification to USX and Marathon by the Corporation of the receipt by the Corporation of the Retraction Request. If USX or Marathon does not so notify the Corporation within such two Business Day period, the Corporation will notify the holder as soon as possible thereafter that neither USX nor Marathon will exercise the Retraction Call Right. If USX or Marathon delivers the USX/Marathon Call Notice within such two Business Day time period, and provided that the Retraction Request is not revoked by the holder in the manner specified in
Section 6.7, the Retraction Request shall thereupon be considered only to be an offer by the holder to exchange the Retracted Shares with USX or Marathon, as applicable, in accordance with the Retraction Call Right. In such event, the Corporation shall not redeem the Retracted Shares and USX or Marathon, as applicable, shall acquire from such holder and such holder shall deliver to USX or Marathon, as applicable, on the Retraction Date the Retracted Shares in exchange for delivery to such holder of the Exchangeable Share Consideration respecting the total Exchangeable Share Price in respect of the Retracted Shares. For the purposes of completing an exchange pursuant to the Retraction Call Right, USX or Marathon, as applicable, shall deposit with the Transfer Agent, on or before the Retraction Date the Exchangeable Share Consideration representing the total Exchangeable Share Price. Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, the closing of the exchange of the Retracted Shares pursuant to the Retraction Call Right shall be deemed to have occurred as at the close of business on the Retraction Date and, for greater certainty, no redemption by the Corporation of such Retracted Shares shall take place on the Retraction Date. In the event that neither USX nor Marathon delivers a USX/Marathon Call Notice within such two Business Day period or otherwise complies with these Exchangeable Share provisions in respect thereto, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.7, the Corporation shall redeem the Retracted Shares on the Retraction Date and in the manner otherwise contemplated in this Article 6.

6.4 The Corporation, USX or Marathon, as the case may be, shall deliver or cause the Transfer Agent to deliver to the relevant holder, at the address of the holder recorded in the securities register of the Corporation for the Exchangeable Shares or at the address specified in the holder's Retraction Request or by holding for pick up by the holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of Exchangeable Shares, the Exchangeable Share Consideration representing the total Exchangeable Share Price and such delivery of such Exchangeable Share Consideration to the Transfer Agent shall be deemed to be payment of and shall satisfy and discharge all liability for the total Exchangeable Share Price.

6.5 On and after the close of business on the Retraction Date, the holder of the Retracted Shares shall cease to be a holder of such Retracted Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive his proportionate part of the total Exchangeable Share Price and any Unpaid Dividends on the last Business Day prior to the Retraction Date, unless upon presentation and surrender of certificates in accordance with the foregoing provisions, payment of the total Exchangeable Share Price and any Unpaid Dividends shall not be made, in which case the rights of such holder shall remain unaffected until the total Exchangeable Share Price and any Unpaid Dividends have been paid in the manner hereinbefore provided. On and after the close of business on the Retraction Date, provided that presentation and surrender of certificates and payment of the total Exchangeable Share Price and any Unpaid Dividends has been made in accordance with the foregoing provisions, the holder of the Retracted Shares so redeemed by the Corporation or purchased by USX or Marathon shall thereafter be considered and deemed for all purposes to be a holder of the USX-Marathon Common Stock delivered to it.

6.6 Notwithstanding any other provision of this Article 6, the Corporation shall not be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent that such redemption of Retracted Shares would be contrary to liquidity or solvency requirements or other provisions of applicable law. If the Corporation believes that on any Retraction Date it would not be permitted by any of such provisions to redeem the Retracted Shares tendered for redemption on such date, and provided that neither USX nor Marathon shall have exercised the Retraction Call Right with respect to the Retracted Shares, the Corporation shall only be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent of the maximum number that may be so redeemed (rounded down to a whole number of shares) as would not be contrary to such provisions and shall notify the holder at least two Business Days prior to the Retraction Date as to the number of Retracted Shares which will not be redeemed by the Corporation. In any case in which the redemption by the Corporation of Retracted Shares would be contrary to liquidity or solvency requirements or other provisions of applicable law, the Corporation shall redeem Retracted Shares in accordance with Section 6.2 of these share provisions on a PRO RATA basis and shall issue to each holder of Retracted Shares a new certificate, at the expense of the Corporation, representing the Retracted Shares not redeemed by the Corporation pursuant to Section 6.2 hereof.

6.7 A holder of Retracted Shares may, by notice in writing given by the holder to the Corporation before the close of business on the Business Day immediately preceding the Retraction Date, withdraw its Retraction Request in which event such Retraction Request shall be null and void and, for greater certainty, the revocable offer constituted by the Retraction Request to exchange the Retracted Shares with USX or Marathon shall be deemed to have been revoked.

6.8 USX and Marathon may assign their rights under the Retraction Call Right to Holdco or a Marathon Subsidiary at any time with respect to all or any portion of the Retracted Shares and in such circumstance, all provisions of this Article 6 relating to the Retraction Call Right which refer to USX and Marathon or to USX or Marathon shall, to the extent applicable, apply to Holdco, or such Marathon Subsidiary, MUTATIS MUTANDIS, and in such case delivery of the Exchangeable Share Consideration by or on behalf of Holdco or such Marathon Subsidiary, shall satisfy the corresponding obligations of USX and Marathon under the Retraction Call Right.

                                    ARTICLE 7
              REDEMPTION OF EXCHANGEABLE SHARES BY THE CORPORATION

7.1 Subject to applicable law and the Redemption Call Right, the Corporation shall on the Automatic Redemption Date redeem the whole of the then outstanding Exchangeable Shares by delivery of the Exchangeable Share Consideration representing the Exchangeable Share Price applicable on the last Business Day prior to the Automatic Redemption Date (the "REDEMPTION PRICE"). In connection with payment of the Redemption Price, the Corporation shall be entitled to liquidate some of the USX-Marathon Common Stock to which the particular holder of Exchangeable Shares is entitled and apply the proceeds on behalf of such holder in order to fund any statutory withholding tax obligation.

7.2 In any case of a redemption of Exchangeable Shares under this Article 7, the Corporation shall, at least 120 days before the Automatic Redemption Date, send or cause to be sent to each holder of Exchangeable Shares a notice in writing of the redemption by the Corporation or the purchase by USX or Marathon under the Redemption Call Right, as the case may be, of the Exchangeable Shares held by such holder. Such notice shall set out the Automatic Redemption Date and, if applicable, particulars of the Redemption Call Right.

7.3 On or after the Automatic Redemption Date and subject to the exercise by USX or Marathon of the Redemption Call Right, the Corporation shall cause to be delivered to the holders of the Exchangeable Shares the Redemption Price for each such Exchangeable Share upon presentation and surrender at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation in such notice of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under applicable law and the by-laws of the Corporation and such additional documents and instruments as the Transfer Agent may reasonably require. Payment of the total Redemption Price for such Exchangeable Shares shall be made by delivery to each holder, at the address of the holder recorded in the securities register of the Corporation or by holding for pick up by the holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation in such notice, on behalf of the Corporation of the Exchangeable Share Consideration representing the total Redemption Price. On and after the Automatic Redemption Date, the holders of the Exchangeable Shares called for redemption shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive their proportionate part of the total Redemption Price and any Unpaid Dividends on the last Business Day prior to the Redemption Date, unless payment of the total Redemption Price for such Exchangeable Shares and any Unpaid Dividends shall not be made upon presentation and surrender of certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the total Redemption Price and any Unpaid Dividends have been paid in the manner hereinbefore provided. The Corporation shall have the right at any time after the sending of notice of its intention to redeem the Exchangeable Shares as aforesaid to deposit or cause to be deposited the Exchangeable Share Consideration with respect to the Exchangeable Shares so called for redemption, or of such of the said Exchangeable Shares represented by certificates that have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, together with any Unpaid Dividends, in a custodial account or for safe keeping with any chartered bank or trust company in Canada named in such notice. Upon the later of such deposit being made and the Automatic Redemption Date, the Exchangeable Shares in respect whereof such deposit shall have been made shall be redeemed and the rights of the holders thereof after such deposit or Automatic Redemption Date, as the case may be, shall be limited to receiving their proportionate part of (a) the total Exchangeable Share Price for such Exchangeable Shares so deposited, against presentation and surrender of the said certificates held by them, respectively, in accordance with the foregoing provisions and (b) the Unpaid Dividends on the last Business Day prior to the Redemption Date. Upon deposit of such Exchangeable Share Consideration and Unpaid Dividends, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be holders of the USX-Marathon Common Stock delivered to them.

7.4 USX shall have the overriding right (the "REDEMPTION CALL RIGHT"), notwithstanding the compulsory redemption of the Exchangeable Shares by the Corporation pursuant to this Article 7, to acquire from all but not less than all of the holders (other than USX or any Subsidiary thereof) of Exchangeable Shares on the Automatic Redemption Date all but not less than all of the Exchangeable Shares held by each such holder upon the payment to each such holder by USX of the Exchangeable Share Price in effect on the last Business Day prior to the Automatic Redemption Date (the "REDEMPTION CALL PURCHASE PRICE"). In the event of the exercise of the Redemption Call Right by USX, each holder shall be obligated to exchange all the Exchangeable Shares held by the holder with USX on the Automatic Redemption Date on delivery by USX to the holder of the Exchangeable Share Consideration representing the Redemption Call Purchase Price for each such share and the obligation of the Corporation to redeem any Exchangeable Shares (including those held by USX or any Subsidiary thereof) shall terminate.

7.5 To exercise the Redemption Call Right, USX must notify the Transfer Agent in writing, as agent for the holders of Exchangeable Shares, and Albertaco of USX's intention to exercise such right at least 125 days before the Automatic Redemption Date. The Transfer Agent will notify the holders of the Exchangeable Shares as to whether or not USX has exercised the Redemption Call Right forthwith after the date by which the same may be exercised by USX. If USX exercises the Redemption Call Right, on the Automatic Redemption Date USX and the holders will exchange all of the Exchangeable Shares then outstanding for the Exchangeable Share Consideration in satisfaction of the Redemption Call Purchase Price.

7.6 For the purposes of completing the exchange of the Exchangeable Shares pursuant to the Redemption Call Right, USX shall deposit with the Transfer Agent, on or before the Automatic Redemption Date, the Exchangeable Share Consideration representing the total Redemption Call Purchase Price. Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, on and after the Automatic Redemption Date the rights of each holder of Exchangeable Shares will be limited to receiving such holder's proportionate part of (i) the Exchangeable Share Consideration issued by USX in respect of the total Redemption Call Purchase Price upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and (ii) any Unpaid Dividends on the last Business Day prior to the Automatic Redemption Date. Upon deposit of such Exchangeable Share Consideration, the holder shall on and after the Automatic Redemption Date be considered and deemed for all purposes to be the holder of the USX-Marathon Common Stock delivered to such holder. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under applicable law and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of USX shall deliver to such holder, the Exchangeable Share Consideration to which the holder is entitled. If USX does not exercise the Redemption Call Right in the manner described above, on the Automatic Redemption Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the redemption price otherwise payable by the Corporation in connection with the redemption of the Exchangeable Shares pursuant to this Article 7.

7.7 USX may assign its rights to exchange the Exchangeable Share Consideration for Exchangeable Shares pursuant to the Redemption Call Right to Marathon, Holdco or a Marathon Subsidiary at any time with respect to all or any portion of the Exchangeable Shares relating to such right and in such circumstance, all provisions of this Article 7 relating to the Redemption Call Right which refer to USX shall, to the extent applicable, apply to Marathon, Holdco or such Marathon Subsidiary, MUTATIS MUTANDIS, and in such case delivery of the Exchangeable Share Consideration by or on behalf of Marathon, Holdco or such Marathon Subsidiary shall satisfy all of USX's obligations under the Redemption Call Right.

                                    ARTICLE 8
                                  VOTING RIGHTS

8.1 Except as required by applicable law and the provisions hereof, the holders of the Exchangeable Shares shall not be entitled as such to receive notice of or to attend any meeting of the shareholders of the Corporation or to vote at any such meeting.

                                    ARTICLE 9
                             AMENDMENT AND APPROVAL

9.1 The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be added to, changed or removed but, except as hereinafter provided, only with the approval of the holders of the Exchangeable Shares given as hereinafter specified.

9.2 Any approval given by the holders of the Exchangeable Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Exchangeable Shares or any other matter requiring the approval or consent of the holders of the Exchangeable Shares shall be deemed to have been sufficiently given if it shall have been given in accordance with applicable law subject to a minimum requirement that such approval be evidenced by resolution passed by not less than two-thirds of the votes cast on such resolution by persons represented in person or by proxy at a meeting of holders of Exchangeable Shares duly called and held at which the holders of at least 50% of the outstanding Exchangeable Shares at that time are present or represented by proxy. If at any such meeting the holders of at least 50% of the outstanding Exchangeable Shares at that time are not present or represented by proxy within one-half hour after the time appointed for such meeting then the meeting shall be adjourned to such date not less than 10 days thereafter and to such time and place as may be designated by the Chairman of such meeting. At such adjourned meeting the holders of Exchangeable Shares present or represented by proxy thereat may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than two-thirds of the votes cast on such resolution by holders of Exchangeable Shares represented in person or by proxy at such meeting shall constitute the approval or consent of the holders of the Exchangeable Shares.

                                   ARTICLE 10
        RECIPROCAL CHANGES, ETC. IN RESPECT OF USX-MARATHON COMMON STOCK

10.1 If USX causes any of the following events to occur:

    (a) issue or distribute USX-Marathon Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire USX-Marathon Common Stock) to the holders of all or substantially all of the then outstanding USX-Marathon Common Stock by way of stock dividend or other distribution other than an issue of USX-Marathon Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire USX-Marathon Common Stock) to holders of USX-Marathon Common Stock who exercise an option to receive dividends in USX-Marathon Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire USX-Marathon Common Stock) in lieu of receiving cash dividends; or

    (b) issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding USX-Marathon Common Stock entitling them to subscribe for or to purchase shares of USX-Marathon Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of USX-Marathon Common Stock); or

    (c) issue or distribute to the holders of all or substantially all of the then outstanding shares of USX-Marathon Common Stock (i) shares or securities of USX of any class other than USX-Marathon Common Stock (other than shares convertible into or exchangeable for or carrying rights to acquire USX-Marathon Common Stock), (ii) rights, options or warrants other than those referred to in Section 10.l(b) above, (iii) evidences of indebtedness of USX or (iv) assets of USX (except as provided in Section 10.3 of these share provisions);

then, if the Corporation is permitted under applicable law, the Corporation shall issue or distribute the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets simultaneously to holders of the Exchangeable Shares. In the event that the Corporation is not so permitted under applicable law, then the dividend entitlement described in Section 3.1 of these share provisions and the Exchangeable Share Price shall be subject to adjustment from time to time upon the occurrence of any such event in the manner determined by the Board of Directors in their sole discretion to not be prejudicial to the interests of the holders of Exchangeable Shares. Such adjustment shall increase or decrease the dividend entitlement and the Exchangeable Share Price, as the case may be, so as to maintain the equivalent entitlement as was available to holders of Exchangeable Shares prior to occurrence of such event.

10.2 If USX shall cause any of the following events to occur:

    (a) subdivide, redivide or change the then outstanding shares of USX-Marathon Common Stock into a greater number of shares of USX-Marathon Common Stock; or

    (b) reduce, combine or consolidate or change the then outstanding shares of USX-Marathon Common Stock into a lesser number of shares of USX-Marathon Common Stock; or

    (c) reclassify or otherwise change the shares of USX-Marathon Common Stock or effect an amalgamation, merger, reorganization or other transaction affecting the shares of USX-Marathon Common Stock;

then the dividend entitlement described in Section 3.1 of these share provisions and the Exchangeable Share Price shall be subject to adjustment from time to time upon the occurrence of any such event in the manner as determined by the Board of Directors in their sole discretion to not be prejudicial to the interests of the holders of Exchangeable Shares. Such adjustment shall increase or decrease the dividend entitlement and the Exchangeable Share Price so as to maintain the equivalent entitlement as was available to holders of Exchangeable Shares prior to occurrence of such event.

10.3 In the event that the board of directors of USX declares that all of the outstanding shares of USX-Marathon Common Stock shall be exchanged for all of the outstanding shares of common stock of a wholly-owned subsidiary of USX (the "Marathon Group Subsidiary"), as provided in Section 2(a) of Division I of the USX Certificate (the "Marathon Group Exchange"), then upon the completion of the Marathon Group Exchange all references to USX and Marathon in these share provisions shall be deemed to be references to the Marathon Group Subsidiary and all references to USX-Marathon Common Stock in these share provisions shall be deemed to be references to common stock of the Marathon Group Subsidiary. Each holder of an Exchangeable Share acknowledges that the Plan of Arrangement, the Support Agreement and the Exchange Trust Agreement each contain provisions acknowledging the effect of the Marathon Group Exchange and that the Support Agreement and the Exchange Trust Agreement each contain covenants of USX that in the event of the Marathon Group Exchange being consummated, the Marathon Group Subsidiary shall agree to become a party to the Support Agreement and the Exchange Trust Agreement on substantially the same terms as such agreements shall contain at the time of the Marathon Group Exchange. For greater certainty, the Marathon Group Exchange shall not require any adjustments as described in Sections 10.1 or 10.2 of these share provisions.

10.4 Each holder of an Exchangeable Share acknowledges that the Support Agreement and the Exchange Trust Agreement each provide, in part, that the provisions of the Support Agreement and the Exchange Trust Agreement shall not be changed without the approval of the holders of the Exchangeable Shares given in accordance with Section 9.2 of these share provisions.

                                   ARTICLE 11
               ACTIONS BY THE CORPORATION UNDER SUPPORT AGREEMENT

11.1 The Corporation will take all such actions and do all such things as shall be necessary or advisable to perform and comply with and to ensure performance and compliance by USX and Marathon with all provisions of the Support Agreement and the Exchange Trust Agreement in accordance with the terms thereof including, without limitation, taking all such actions and doing all such things as shall be necessary or advisable to enforce to the fullest extent possible all rights and benefits in favour of the Corporation under or pursuant thereto.

11.2 The Corporation shall not propose, agree to or otherwise give effect to any amendment to, or waiver or forgiveness of its rights or obligations under, the Support Agreement or the Exchange Trust Agreement without the approval of the holders of the Exchangeable Shares given in accordance with Section 9.2 of these share provisions other than such amendments, waivers and/or forgiveness as may be necessary or advisable for the purposes of:

    (a) adding to the covenants of the other party or parties to such agreement for the protection of the Corporation or the holders of Exchangeable Shares; or

    (b) making such provisions or modifications not inconsistent with such agreement as may be necessary or desirable with respect to matters or questions arising thereunder, including, without limitation, any changes required for the purposes of Sections 10.1 or 10.2 of these share provisions or Sections 2.6 or 2.7 of the Support Agreement, which, in the opinion of the Board of Directors, it may be expedient to make, provided that the Board of Directors shall be of the opinion, after consultation with counsel, that such provisions and modifications will not be prejudicial to the interests of the holders of the Exchangeable Shares; or

    (c) making such changes in or corrections to such agreement which, on the advice of counsel to the Corporation, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error contained therein, provided that the Board of Directors shall be of the opinion, after consultation with counsel, that such changes or corrections will not be prejudicial to the interests of the holders of the Exchangeable Shares.

                                   ARTICLE 12
                                 EXCHANGE RIGHT

12.1 Each holder of Exchangeable Shares shall have the right at any time or from time to time to require USX to purchase from such holder at any time all or any part of the Exchangeable Shares held by such holder in consideration for Exchangeable Share Consideration representing the Exchangeable Share Price applicable on the last Business Day prior to the exercise of this right of exchange. This right of exchange shall be exercisable by the holder delivering the certificates for any Exchangeable Shares to be exchanged to the Corporation together with a request to effect such purchase by USX. In such event, the Corporation will immediately give notice of such request to USX.

12.2 USX may assign its obligation to purchase Exchangeable Shares from holders pursuant to the exercise of the rights of such holders set out in Section 12.1 to Marathon, Holdco or any Marathon Subsidiary.

                                   ARTICLE 13
                                     LEGEND

13.1 The certificates evidencing the Exchangeable Shares shall contain or have affixed thereto a legend, in form and on terms approved by the Board of Directors, with respect to the Support Agreement, the provisions of the Plan of Arrangement relating to the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right, and the Exchange Trust Agreement (including the provisions with respect to the exchange right and automatic exchange rights thereunder).

                                   ARTICLE 14
                                  MISCELLANEOUS

14.1 Any notice, request or other communication to be given to the Corporation by a holder of Exchangeable Shares shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by telecopy or by delivery to the registered office of the Corporation and addressed to the attention of the President. Any such notice, request or other communication, if given by mail, telecopy or delivery, shall only be deemed to have been given and received upon actual receipt thereof by the Corporation.

14.2 Any presentation and surrender by a holder of Exchangeable Shares to the Corporation or the Transfer Agent of certificates representing Exchangeable Shares in connection with the liquidation, dissolution or winding-up of the Corporation or the retraction or redemption of Exchangeable Shares shall be made by mail (postage prepaid) or by delivery to the registered office of the Corporation or to such office of the Transfer Agent as may be specified by the Corporation, in each case addressed to the attention of the President of the Corporation. Any such presentation and surrender of certificates shall only be deemed to have been made and to be effective upon actual receipt thereof by the Corporation or the Transfer Agent, as the case may be. Any such presentation and surrender of certificates made by mail shall be at the sole risk of the holder mailing the same.

14.3 Any notice, request or other communication to be given to a holder of Exchangeable Shares by or on behalf of the Corporation shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by delivery to the address of the holder recorded in the securities register of the Corporation or, in the event of the address of any such holder not being so recorded, then at the last known address of such holder. Any such notice, request or other communication, if given by mail, shall be deemed to have been given and received on the fifth Business Day following the date of mailing and, if given by delivery, shall be deemed to have been given and received on the date of delivery. Accidental failure or omission to give any notice, request or other communication to one or more holders of Exchangeable Shares shall not invalidate or otherwise alter or affect any action or proceeding to be taken by the Corporation pursuant thereto.

14.4 All Exchangeable Shares acquired by the Corporation upon the redemption or retraction thereof shall be cancelled.

                                                                       EXHIBIT A

                               RETRACTION REQUEST

To 761581 Alberta Ltd. (the "Corporation") and USX Corporation ("USX") and Marathon Oil Company ("Marathon")

    This request is given pursuant to Article 6 of the provisions (the "SHARE PROVISIONS") attaching to the share(s) represented by this certificate and all capitalized words and expressions used in this request which are defined in the Share Provisions have the meanings attributed to such words and expressions in such Share Provisions.

    The undersigned hereby requests that the Corporation, subject to the Retraction Call Right referred to below, redeem in accordance with Article 6 of the Share Provisions:

    / /  all share(s) represented by this certificate; or

    / /  ______ share(s) only.

    The undersigned hereby notifies the Corporation that the Retraction Date shall be ____________.

NOTE: The Retraction Date must be a Business Day and must not be less than three Business Days nor more than 10 Business Days after the date upon which this request is received by the Corporation. In the event that no such Business Day is specified above, the Retraction Date shall be deemed to be the tenth Business Day after the date on which this request is received by the Corporation.

    The undersigned acknowledges the Retraction Call Right of USX and Marathon to purchase all but not less than all the Retracted Shares from the undersigned and that this request shall be deemed to be a revocable offer by the undersigned to exchange the Retracted Shares with USX or Marathon in accordance with the Retraction Call Right on the Retraction Date for the Exchangeable Share Consideration and on the other terms and conditions set out in Section 6.3 of the Share Provisions. If neither USX nor Marathon exercise the Retraction Call Right, the Corporation will notify the undersigned of such fact as soon as possible. This retraction request, and offer to exchange the Retracted Shares with USX or Marathon may be revoked and withdrawn by the undersigned by notice in writing given to the Corporation at any time before the close of business on the Business Day immediately preceding the Retraction Date. The undersigned acknowledges that USX and Marathon are entitled to assign to certain other parties in whole or in part their rights under the Retraction Call Right in accordance with and subject to the terms thereof.

    The undersigned acknowledges that if, as a result of liquidity or solvency provisions of applicable law, the Corporation is unable to redeem all Retracted Shares, the undersigned will be deemed to have exercised the Exchange Right (as defined in the Exchange Trust Agreement) so as to require USX or Marathon or their permitted assignee to exchange the Exchangeable Share Consideration for the unredeemed Retracted Shares.

    The undersigned hereby represents and warrants to the Corporation, USX and Marathon that the undersigned has good title to, and owns, the share(s) represented by this certificate to be acquired under this request or the Retraction Call Right as the case may be, free and clear of all liens, claims and encumbrances.

-------------------  ----------------------------   ----------------------------
     (Date)           (Signature of Shareholder)      (Guarantee of Signature)

/ / Please check box if the legal or beneficial owner of the Retracted Shares is a non-resident of Canada.

/ / Please check box if the securities and any cheque(s) to be delivered in connection with the retraction or exchange of the Retracted Shares are to be held for pick-up by the shareholder at the principal transfer office of Montreal Trust Company of Canada (the "Transfer Agent") in Calgary, Alberta, failing which the securities will be delivered to the last address of the shareholder as it appears on the register by such means as the Corporation deems appropriate.

NOTE: This panel must be completed and this certificate, together with such additional documents as the Transfer Agent may require, must be deposited with the Transfer Agent at its principal transfer office in Calgary, Alberta. The securities to be delivered in connection with the retraction or exchange of the Retracted Shares will be issued and registered in, or transferred into, respectively, the name of the shareholder as it appears on the register of the Corporation and the securities to be delivered in connection with such retraction or exchange will be delivered to such shareholder as indicated above, unless the form appearing immediately below is duly completed.

                                                            Date
-------------------------------------------------               ------------------------------------------
Name of Person in Whose Name Securities Are To Be
Registered, Issued or Delivered (please print)



-------------------------------------------------           ----------------------------------------------
Street Address or P.O. Box                                  Signature of Shareholder



-------------------------------------------------           ----------------------------------------------
City, -- Province                                           Signature Guaranteed by


NOTE: If the retraction request is for less than all of the share(s) represented by this certificate, a certificate representing the remaining shares of the Corporation will be issued and registered in the name of the shareholder as it appears on the register of the Corporation, unless the Share Transfer Power on the share certificate is duly completed in respect of such shares.

                    Schedule 3 to that Arrangement Agreement
                     made the 20th day of June, 1998 between
               Tarragon Oil and Gas Limited, Marathon Oil Company,
                   761581 Alberta Ltd. and 787722 Alberta Ltd.
                as amended and restated the 7th day of July, 1998


                                SUPPORT AGREEMENT

                               SUPPORT AGREEMENT
    THIS SUPPORT AGREEMENT made as of the _______ day of ______________, 1998,
BETWEEN:

           USX CORPORATION, a corporation incorporated under the laws of the State of Delaware and having its head and principal office at Pittsburgh, Pennsylvania (hereinafter referred to as "USX")

                                     -and -

           MARATHON OIL COMPANY, a corporation incorporated under the laws of the State of Ohio and having its head and principal office at Houston, Texas (hereinafter referred to as "Marathon")

                                     -and -

           761581 ALBERTA LTD., a corporation incorporated under the laws of the Province of Alberta and having its head and principal office at Calgary, Alberta (hereinafter referred to as "Albertaco")

    WHEREAS pursuant to an arrangement agreement dated as of June - , 1998, by and among Marathon, Albertaco, 787722 Alberta Ltd. ("Holdco") and Tarragon Oil and Gas Limited ("Tarragon") (such agreement as it may be amended or restated is hereinafter referred to as the "Arrangement Agreement"), Marathon, Albertaco, Holdco and Tarragon agreed that on the Effective Date (as defined in the Arrangement Agreement), USX, Marathon and Albertaco would execute and deliver a Support Agreement containing the terms and conditions set forth in Schedule 3 to the Arrangement Agreement together with such other terms and conditions as may be agreed to by the parties to the Arrangement Agreement acting reasonably;

    AND WHEREAS pursuant to an arrangement (the "Arrangement") effected by Articles of Arrangement dated - , 1998 filed pursuant to the BUSINESS CORPORATIONS ACT (Ontario) all of the issued and outstanding common shares of Tarragon ("Tarragon Common Shares") were exchanged for Exchangeable Shares of Albertaco (the "Exchangeable Shares");

    AND WHEREAS the Articles of Albertaco set forth the rights, privileges, restrictions and conditions (collectively, the "Exchangeable Share Provisions") attaching to the Exchangeable Shares;

    AND WHEREAS the parties hereto desire to make appropriate provision and to establish a procedure whereby USX or Marathon will take certain actions and make certain deliveries necessary to ensure that Albertaco will be able to deliver or cause to be delivered shares of USX-Marathon Common Stock in satisfaction of the obligations of Albertaco under the Exchangeable Share Provisions with respect to the payment and satisfaction of Liquidation Amounts and Exchangeable Share Prices payable upon Retraction and Redemption, all in accordance with the Exchangeable Share Provisions;

    NOW THEREFORE in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

                                    ARTICLE 1
                         DEFINITIONS AND INTERPRETATION

1.1 DEFINED TERMS. Each term denoted herein by initial capital letters and not otherwise defined herein shall have the meaning attributed thereto in the Exchangeable Share Provisions, unless the context requires otherwise.

1.2 INTERPRETATION NOT AFFECTED BY HEADINGS, ETC. The division of this Agreement into articles, sections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.3 NUMBER, GENDER, ETC. Words importing the singular number only shall include the plural and vice versa. Words importing the use of any gender shall include all genders.

1.4 DATE FOR ANY ACTION. If any date on which any action is required to be taken under this Agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

                                    ARTICLE 2
                    COVENANTS OF USX, MARATHON AND ALBERTACO

2.1 COVENANTS OF USX AND MARATHON REGARDING EXCHANGEABLE SHARES. So long as any Exchangeable Shares are outstanding, USX and Marathon, as applicable, will:

    (a) not declare or pay any dividend on USX-Marathon Common Stock unless Albertaco shall simultaneously declare or pay, as the case may be, an equivalent dividend on the Exchangeable Shares, in each case in accordance with the Exchangeable Share Provisions;

    (b) advise Albertaco of any dividend on USX-Marathon Common Stock and take all such other actions as are necessary, in cooperation with Albertaco, to ensure that the respective declaration date, record date and payment date for a dividend on the Exchangeable Shares shall be the same as the record date, declaration date and payment date for the corresponding dividend on USX-Marathon Common Stock and such dividend on the Exchangeable Shares shall correspond with any requirement of the principal stock exchange on which the Exchangeable Shares are listed;

    (c) ensure that the record date for any dividend declared on USX-Marathon Common Stock is not less than 10 calendar days after the declaration date for such dividend;

    (d) take all such actions and do all such things as are necessary or desirable, in accordance with applicable law, to perform its obligations with respect to the satisfaction of the Liquidation Amount in respect of each issued and outstanding Exchangeable Share upon the liquidation, dissolution or winding-up of Albertaco, by causing to be delivered shares of USX-Marathon Common Stock to the holders of Exchangeable Shares in accordance with the provisions of Article 5 of the Exchangeable Share Provisions;

    (e) take all such actions and do all such things as are necessary or desirable, in accordance with applicable law, to perform its obligations with respect to the satisfaction of the Exchangeable Share Price payable on any Retraction Date and on the Automatic Redemption Date, by causing to be delivered to holders of Exchangeable Shares, shares of USX-Marathon Common Stock, upon the retraction or redemption of the Exchangeable Shares in accordance with the provisions of Article 6 or
        Article 7 of the Exchangeable Share Provisions, as the case may be;

    (f) not exercise its vote as a direct or indirect shareholder to initiate the voluntary liquidation, dissolution or winding-up of Albertaco nor take any action or omit to take any action that is designed to result in the liquidation, dissolution or winding-up of Albertaco; and

    (g) provide public notification in a newspaper of general circulation in Canada (if such notification does not otherwise occur) of the occurrence of an event which would, with the lapse of time, result in the separation of the rights under the USX Restated Rights Agreement from the Marathon Shares.

2.2 RESERVATION OF SHARES OF USX-MARATHON COMMON STOCK. USX hereby represents, warrants and covenants that it has irrevocably reserved for issuance and will at all times keep available, free from preemptive and other rights, out of its authorized and unissued capital stock such number of shares of USX-Marathon Common Stock (including, upon their creation, other shares or securities into which USX-Marathon Common Stock may be reclassified or changed as contemplated by Section 2.6 hereof) as are now and may hereafter be required to meet the obligations of USX and Marathon, and to enable and permit Albertaco to meet its obligations, under this Agreement, under the Exchange Trust Agreement, under the Exchangeable Share Provisions and under any other security or commitment pursuant to the Arrangement with respect to which USX may now or hereafter be required to issue, or Albertaco may be required to deliver or cause to be delivered, shares of USX-Marathon Common Stock.

2.3 NOTIFICATION OF CERTAIN EVENTS. In order to assist USX and Marathon to comply with their obligations hereunder, Albertaco will give USX and Marathon notice of each of the following events at the time set forth below:

    (a) immediately, upon receipt by Albertaco of a Retraction Request (as defined in the Exchangeable Share Provisions);

    (b) at least 130 days prior to any accelerated Automatic Redemption Date determined by the Board of Directors of Albertaco in accordance with the Exchangeable Share Provisions; and

    (c) as soon as practicable upon the issuance by Albertaco of any Exchangeable Shares or rights to acquire Exchangeable Shares.

2.4 DELIVERY OF SHARES OF USX-MARATHON COMMON STOCK. In furtherance of their obligations hereunder, upon notice of (i) any event which requires Albertaco to cause to be delivered shares of USX-Marathon Common Stock to any holder of Exchangeable Shares, or (ii) the exercise by a holder of its rights pursuant to the Exchangeable Share Provisions to require USX to purchase directly from such holder all or any part of the Exchangeable Shares held by such holder, USX shall forthwith issue and deliver the requisite shares of USX-Marathon Common Stock to or to the order of the former holder of the surrendered Exchangeable Shares, and Albertaco shall supply to USX all information in Albertaco's possession necessary to facilitate such issuance and delivery. All such shares of USX-Marathon Common Stock shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim, encumbrance, security interest or adverse claim.

2.5 QUALIFICATION OF SHARES OF USX-MARATHON COMMON STOCK. USX and Marathon covenant that if any shares of USX-Marathon Common Stock (or other shares or securities into which USX-Marathon Common Stock may be reclassified or changed as contemplated by Section 2.6 hereof) to be issued and delivered hereunder, including for greater certainty, pursuant to the Exchangeable Share Provisions, or pursuant to the Exchange Right (as defined in the Exchange Trust Agreement) require registration or qualification with or approval of or the filing of any document including any prospectus or similar document or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian or United States federal, provincial or state law or regulation or pursuant to the rules and regulations of any regulatory authority or the fulfilment of any other legal requirement (collectively, the "Applicable Laws") before such shares (or other shares or securities into which USX-Marathon Common Stock may be reclassified or changed as contemplated by Section 2.6 hereof) may be issued and delivered by USX to the initial holder thereof (other than Albertaco) or in order that such shares may be freely traded thereafter (other than any restrictions on transfer by reason of a holder being a "control person" of USX for purposes of Canadian federal or provincial securities law or an "affiliate" of USX or, prior to the Effective Date, of Tarragon for purposes of United States federal or state securities law), USX or Marathon will in good faith expeditiously take all such reasonable actions and do all such reasonable things as are necessary to cause such shares of USX-Marathon Common Stock (or other shares or securities into which USX-Marathon Common Stock may be reclassified or changed as contemplated by Section 2.6 hereof) to be and remain duly registered, qualified or approved. USX and Marathon each represent and warrant that it has in good faith taken all actions and done all things as are necessary under Applicable Laws as they exist on the date hereof to cause the shares of USX-Marathon Common Stock (or other shares or securities into which USX-Marathon Common Stock may be reclassified or changed as contemplated by Section 2.6 hereof) to be issued and delivered hereunder, including for greater certainty, pursuant to the Exchangeable Share Provisions, or pursuant to the Exchange Right to be freely tradeable thereafter (other than restrictions on transfer by reason of a holder being a "control person" of USX for the purposes of Canadian federal and provincial securities law or an "affiliate" of USX or, prior to the Effective Date, of Tarragon for the purposes of United States federal or state securities law). USX and Marathon will in good faith expeditiously take all such reasonable actions and do all such reasonable things as are necessary to cause all shares of USX-Marathon Common Stock (or other shares or other securities into which USX-Marathon Common Stock may be reclassified or changed as contemplated by Section 2.6 hereof) to be delivered hereunder, including for greater certainty, pursuant to the Exchangeable Share Provisions, or pursuant to the Exchange Right to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which such shares are listed, quoted or posted for trading at such time. USX and Marathon will in good faith expeditiously take all such reasonable action and do all such reasonable things as are necessary to cause all Exchangeable Shares to be and to continue to be listed and posted for trading on The Toronto Stock Exchange or another stock exchange in Canada.

2.6 NOTICE OF CERTAIN EVENTS.  If USX shall:

    (a) issue or distribute shares of USX-Marathon Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of USX-Marathon Common Stock) to the holders of all or substantially all of the then outstanding USX-Marathon Common Stock by way of stock dividend or other distribution; or

    (b) issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding shares of USX-Marathon Common Stock entitling them to subscribe for or to purchase shares of USX-Marathon Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of USX-Marathon Common Stock); or

    (c) issue or distribute to the holders of all or substantially all of the then outstanding shares of USX-Marathon Common Stock (i) shares or securities of USX of any class other than USX-Marathon Common Stock (other than shares convertible into or exchangeable for or carrying rights to acquire shares of USX-Marathon Common Stock), (ii) rights, options or warrants other than those referred to in subsection 2.7(a)(ii) above, (iii) evidences of indebtedness of USX or (iv) assets of USX; or

    (d) subdivide, divide or change the then outstanding shares of USX-Marathon Common Stock into a greater number of shares of USX-Marathon Common Stock; or

    (e) reduce, combine or consolidate or change the then outstanding shares of USX-Marathon Common Stock into a lesser number of shares of USX-Marathon Common Stock; or

    (f) reclassify or otherwise change the shares of USX-Marathon Common Stock or effect an amalgamation, merger, reorganization or other transaction affecting the shares of USX-Marathon Common Stock;

then USX will ensure that the record date for any such event or (if no record date is applicable for such event) the effective date for any such event, is not less than 10 calendar days after the date on which such event is declared or announced by USX (with simultaneous notice thereof to be given by USX to Albertaco).

2.7 TENDER OFFERS, ETC. In the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to USX-Marathon Common Stock (an "Offer"), is proposed by USX or is proposed to USX or its shareholders and is recommended by the Board of Directors of USX, or is otherwise effected or to be effected with the consent or approval of the Board of Directors of USX, USX shall take all such actions and do all such things as are necessary and reasonably within its power to enable and permit holders of Exchangeable Shares to participate in such Offer to the same extent and on an equivalent basis as the holders of shares of USX-Marathon Common Stock, without discrimination. USX may discharge this obligation by ensuring that holders of Exchangeable Shares may participate in all such Offers by means of retraction of Exchangeable Shares as against Albertaco which shall be effective only upon, and shall be conditional upon, the closing of the Offer and only to the extent necessary to tender or deposit to the Offer.

2.8 OWNERSHIP OF OUTSTANDING SHARES. USX covenants and agrees in favour of Albertaco that, as long as any outstanding Exchangeable Shares are owned by any person or entity other than USX or any of its Subsidiaries, USX, or any successor entity to USX contemplated by Section 2.6(f) hereof, will be and remain the direct or indirect beneficial owner of all outstanding voting securities of Albertaco.

2.9 USX NOT TO VOTE EXCHANGEABLE SHARES. USX covenants and agrees that it will appoint and cause to be appointed proxyholders with respect to all Exchangeable Shares held by USX and its Subsidiaries for the sole purpose of attending each meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each such meeting. USX further covenants and agrees that it will not, and will cause its Subsidiaries not to, exercise any voting rights which may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Exchangeable Share Provisions or pursuant to the provisions of any corporate statute by which Albertaco may be governed with respect to any Exchangeable Shares held by it or by its Subsidiaries in respect of any matter considered at any meeting of holders of Exchangeable Shares.



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



2.10 DUE PERFORMANCE. On and after the Effective Date, USX and Marathon shall duly and timely perform all of their obligations provided for in connection with the Plan of Arrangement including any obligations that may arise upon the exercise of USX's or Marathon's rights under the Exchangeable Share Provisions.

                                    ARTICLE 3
                                     GENERAL

3.1 TERM. This Agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as the rights as shareholders of all holders of Exchangeable Shares (other than USX and any of its subsidiaries) have been terminated in accordance with the terms of the Exchangeable Share Provisions and no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any party other than USX and any of its Subsidiaries.

3.2 CHANGES IN CAPITAL OF USX.

    (a) GENERAL. Notwithstanding the provisions of Section 3.4 hereof, at all times after the occurrence of any event effected pursuant to Section 2.6 or 2.7 hereof, as a result of which either USX-Marathon Common Stock or the Exchangeable Shares or both are in any way changed, or after the occurrence of any event requiring an adjustment to the dividend entitlement or the Exchangeable Share Price pursuant to Section 10.1 or
        10.2 of the Exchangeable Share provisions, this Agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, MUTATIS MUTANDIS, to all new securities into which USX-Marathon Common Stock or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.

    (b) MARATHON GROUP EXCHANGE. The Parties hereto acknowledge that the USX Certificate provides for the ability of the board of directors of USX to declare that all of the outstanding shares of USX-Marathon Common Stock shall be exchanged for all of the outstanding shares of common stock of a wholly-owned subsidiary of USX (the "Marathon Group Subsidiary") in circumstances where USX has transferred all of the assets and liabilities of the Marathon Group to the Marathon Group Subsidiary (the "Marathon Group Exchange"). If USX shall complete the Marathon Group Exchange, then the Marathon Group Subsidiary shall execute, contemporaneously with the consummation of the Marathon Group Exchange, an amending agreement supplemental to this Agreement and such other instruments and agreements as are necessary or advisable to evidence (i) the assumption by the Marathon Group Subsidiary of liability for all the obligations of USX and Marathon in this Agreement and the Exchange Trust Agreement and (ii) the Marathon Group Subsidiary's agreement to observe and perform all the covenants and obligations of USX and Marathon under this Agreement and the Exchange Trust Agreement.

    (c) MARATHON GROUP ASSUMPTION AGREEMENT. Whenever the conditions of Section 3.2(b) hereof have been duly observed and performed, Albertaco and the Marathon Group Subsidiary shall execute and deliver the supplemental agreement provided for in Section 3.2(b) and thereupon (i) the Marathon Group Subsidiary shall possess and from time to time may exercise each and every right and power of USX and Marathon under this Agreement, the Exchangeable Share Provisions, the Plan of Arrangement and the Exchange Trust Agreement in the place of USX and Marathon and (ii) in this Agreement, the Exchangeable Share Provisions and the Plan of Arrangement, all references to USX and Marathon shall be deemed to be references to the Marathon Group Subsidiary and all references to shares of USX-Marathon Common Stock shall be deemed to be references to common stock of the Marathon Group Subsidiary.

    (d) NO SHAREHOLDER APPROVAL. Provided that the provisions of Section 3.2(b) and 3.2(c) are complied with, the approval of the holders of Exchangeable Shares shall not be required in order for USX to consummate the Marathon Group Exchange.

3.3 SEVERABILITY. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement shall not in any way be affected or impaired



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



thereby and this Agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.

3.4 AMENDMENTS, MODIFICATIONS, ETC. Except as provided in Section 3.2, this Agreement may not be amended or modified except by an agreement in writing executed by Albertaco, Marathon and USX and approved by the holders of the Exchangeable Shares in accordance with Section 9.2 of the Exchangeable Share Provisions.

3.5 MINISTERIAL AMENDMENTS. Notwithstanding the provisions of Section 3.4, the parties to this Agreement may in writing, at any time and from time to time, without the approval of the holders of the Exchangeable Shares, amend or modify this Agreement for the purposes of:

    (a) adding to the covenants of any party for the protection of the holders of the Exchangeable Shares;

    (b) making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions which it may be expedient to make, provided that such amendments or modifications will not be prejudicial to the interests of the holders of the Exchangeable Shares; or

    (c) making such changes or corrections which, on the advice of counsel to Albertaco, Marathon and USX, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the parties shall be of the opinion that such changes or corrections will not be prejudicial to the interests of the holders of the Exchangeable Shares.

3.6 MEETING TO CONSIDER AMENDMENTS. Albertaco, at the request of USX or Marathon, shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval of such shareholders. Any such meeting or meetings shall be called and held in accordance with the by-laws of Albertaco, the Exchangeable Share Provisions and all applicable laws.

3.7 INUREMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the holders, from time to time, of Exchangeable Shares and each of their respective heirs, successors and assigns.

3.8 NOTICES TO PARTIES. All notices and other communications between the parties shall be in writing and shall be deemed to have been given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at such other address for either such party as shall be specified in like notice):

    (a) if to USX or Marathon at:

       USX Corporation
       600 Grant Street
       Pittsburgh, Pennsylvania 15219
       Attention: General Counsel
       Telecopier No.: (412) 433-2811

       with a copy to:

       Marathon Oil Company
       5555 San Felipe
       Houston, Texas 77056
       Attention: President
       Telecopier No.: (713) 296-4171



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



    (b) if to Albertaco at:

       c/o Tarragon Oil and Gas Limited
       Suite 2500, 500 - 4th Avenue S.W.
       Calgary, Alberta T2P 2V6
       Attention: President
       Telecopier No.: (403) 262-5324

Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of confirmed receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.

3.9 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

3.10 JURISDICTION AND ATTORNMENT. This Agreement shall be construed and enforced in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein. USX and Marathon agree that any action or proceeding arising out of or relating to this Agreement may be instituted in the courts of Alberta, waive any objection which they may have now or hereafter to the venue of any such action or proceeding, irrevocably submit to the jurisdiction of the said courts in any such action or proceeding and agree to be bound by any judgment of the said courts and hereby appoint Albertaco at its registered office in the Province of Alberta as USX's and Marathon's attorney for service of process in connection with any such action or proceeding.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                     USX CORPORATION

                     Per: _________________________________

                     Per: _________________________________


                     MARATHON OIL COMPANY

                     Per: _________________________________

                     Per: _________________________________


                     761581 ALBERTA LTD.

                     Per: _________________________________

                     Per: _________________________________

                    Schedule 4 to that Arrangement Agreement
                     made the 20th day of June, 1998 between
               Tarragon Oil and Gas Limited, Marathon Oil Company,
                   761581 Alberta Ltd. and 787722 Alberta Ltd.
                as amended and restated the 7th day of July, 1998


                            EXCHANGE TRUST AGREEMENT



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



                            EXCHANGE TRUST AGREEMENT

         THIS EXCHANGE TRUST AGREEMENT made as of the - day of - , 1998,

AMONG:

           USX CORPORATION, a corporation incorporated under the laws of the State of Delaware and having its head and principal office at Pittsburgh, Pennsylvania (hereinafter referred to as "USX")

                                   -- and --

           MARATHON OIL COMPANY, a corporation incorporated under the laws of the State of Ohio and having its head and principal office at Houston, Texas (hereinafter referred to as "Marathon")

                                   -- and --

           761581 ALBERTA LTD., a corporation incorporated under the laws of the Province of Alberta and having its head and principal office at Calgary, Alberta (hereinafter referred to as "Albertaco")

                                   -- and --

           MONTREAL TRUST COMPANY OF CANADA, a trust company existing under the laws of Canada (hereinafter referred to as the "Trustee")

    WHEREAS pursuant to an arrangement agreement dated as of June 20, 1998, by and among Marathon, Albertaco, 787722 Alberta Ltd. ("Holdco") and Tarragon Oil and Gas Limited ("Tarragon") (such agreement as it may be amended or restated is hereinafter referred to as the "Arrangement Agreement"), Marathon, Albertaco, Holdco and Tarragon agreed that on the Effective Date (as defined in the Arrangement Agreement), USX, Marathon and Albertaco would execute and deliver an Exchange Trust Agreement containing the terms and conditions set forth in
Schedule 4 to the Arrangement Agreement together with such other terms and conditions as may be agreed to by the parties to the Arrangement Agreement acting reasonably;

    AND WHEREAS pursuant to an arrangement (the "Arrangement") effected by Articles of Arrangement dated - , 1998 filed pursuant to the BUSINESS CORPORATIONS ACT (Ontario) all of the issued and outstanding common shares of Tarragon ("Tarragon Common Shares") were exchanged for Exchangeable Shares of Albertaco (the "Exchangeable Shares");

    AND WHEREAS the Articles of Albertaco set forth the rights, privileges, restrictions and conditions (collectively, the "Exchangeable Share Provisions") attaching to the Exchangeable Shares;

    AND WHEREAS USX is to grant to and in favour of the holders (other than USX and its Subsidiaries) from time to time of Exchangeable Shares the right, in the circumstances set forth herein, to require USX to purchase from each such holder all or any part of the Exchangeable Shares held by the holder;

    AND WHEREAS these recitals and any statements of fact in this Agreement are made by USX, Marathon and Albertaco and not by the Trustee;

    NOW THEREFORE in consideration of the respective covenants and agreements provided in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

                                    ARTICLE 1
                         DEFINITIONS AND INTERPRETATION

1.1 DEFINITIONS. In this Agreement, the following terms shall have the following meanings:

    (a) "ARRANGEMENT" has the meaning attributed thereto in the recitals hereto.



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



    (b) "AUTOMATIC EXCHANGE RIGHTS" means the benefit of the obligation of USX to effect the automatic exchange of shares of USX-Marathon Common Stock for Exchangeable Shares pursuant to Section 3.11 hereof.

    (c) "BOARD OF DIRECTORS" means the Board of Directors of Albertaco.

    (d) "BUSINESS DAY" has the meaning attributed thereto in the Exchangeable Share Provisions.

    (e) "EXCHANGE RIGHT" has the meaning attributed thereto in Article 3 hereof.

    (f) "EXCHANGEABLE SHARE CONSIDERATION" has the meaning attributed thereto in the Exchangeable Share Provisions.

    (g) "EXCHANGEABLE SHARE PRICE" has the meaning attributed thereto in the Exchangeable Share Provisions.

    (h) "EXCHANGEABLE SHARE PROVISIONS" has the meaning attributed thereto in the recitals hereto.

    (i) "EXCHANGEABLE SHARES" has the meaning attributed thereto in the recitals hereto.

    (j) "HOLDCO" means 787722 Alberta Ltd., a wholly-owned subsidiary of Marathon.

    (k) "HOLDERS" means the registered holders from time to time of Exchangeable Shares, other than USX and its Subsidiaries.

    (l) "LIQUIDATION CALL RIGHT" has the meaning attributed thereto in the Exchangeable Share Provisions.

    (m) "LIQUIDATION EVENT" has the meaning attributed thereto in subsection 3.11(b) hereto.

    (n) "LIQUIDATION EVENT EFFECTIVE DATE" has the meaning attributed thereto in subsection 3.11(c) hereof.

    (o) "MARATHON GROUP SUBSIDIARY" has the meaning attributed thereto in the Exchangeable Share Provisions.

    (p) "MARATHON SUBSIDIARY" means a subsidiary of Marathon, other than Albertaco.

    (q) "OFFICER'S CERTIFICATE" means, with respect to USX, Marathon or Albertaco, as the case may be, a certificate signed by any one of the Chairman of the Board, the Vice-Chairman of the Board, the President, any Vice-President or any other senior officer of USX, Marathon or Albertaco, as the case may be.

    (r) "PERSON" includes an individual, partnership, corporation, company, unincorporated syndicate or organization, trust, trustee, executor, administrator and other legal representative.

    (s) "PLAN OF ARRANGEMENT" has the meaning attributed thereto in the Exchangeable Share Provisions.

    (t) "REDEMPTION CALL RIGHT" has the meaning attributed thereto in the Exchangeable Share Provisions.

    (u) "RETRACTED SHARES" has the meaning attributed thereto in Section 3.7 hereof.

    (v) "RETRACTION CALL RIGHT" has the meaning attributed thereto in the Exchangeable Share Provisions.

    (w) "SUBSIDIARY" has the meaning attributed thereto in the Exchangeable Share Provisions.

    (x) "SUPPORT AGREEMENT" means that certain support agreement made as of even date hereof between Albertaco, Marathon and USX.

    (y) "TRUST" means the trust created by this Agreement.

    (z) "TRUST ESTATE" means the Exchange Right, the Automatic Exchange Rights and any money or other property which may be held by the Trustee from time to time pursuant to this Agreement.

    (aa) "TRUSTEE" means Montreal Trust Company of Canada and, subject to the provisions of Article 7 hereof, includes any successor trustee or permitted assigns.

    (bb) "USX CERTIFICATE" has the meaning attributed thereto in the Exchangeable Share Provisions.



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



    (cc) "USX-MARATHON COMMON STOCK" has the meaning attributed thereto in the Exchangeable Share Provisions.

    (dd) "USX SUCCESSOR" has the meaning attributed thereto in subsection 8.1(a) hereof.

1.2 INTERPRETATION NOT AFFECTED BY HEADINGS, ETC. The division of this Agreement into articles, sections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.3 NUMBER, GENDER, ETC. Words importing the singular number only shall include the plural and vice versa. Words importing the use of any gender shall include all genders.

1.4 DATE FOR ANY ACTION. If any date on which any action is required to be taken under this Agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

                                    ARTICLE 2
                              PURPOSE OF AGREEMENT

    The purpose of this Agreement is to create the Trust for the benefit of the Holders, as herein provided. The Trustee will hold the Exchange Right and the Automatic Exchange Rights in order to enable the Trustee to exercise such rights, in each case as Trustee for and on behalf of the Holders as provided in this Agreement.

                                    ARTICLE 3
                      EXCHANGE RIGHT AND AUTOMATIC EXCHANGE

3.1 GRANT AND OWNERSHIP OF THE EXCHANGE RIGHTS. USX and Marathon hereby grant to the Trustee as trustee for and on behalf of, and for the use and benefit of, the Holders (i) the right (the "EXCHANGE RIGHT") to require USX to purchase from each or any Holder at any time and from time to time all or any part of the Exchangeable Shares held by such Holders, and (ii) the Automatic Exchange Rights, all in accordance with the provisions of this Agreement.

    USX hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Holders of good and valuable consideration (and the adequacy thereof) for the grant of the Exchange Right and the Automatic Exchange Rights by USX to the Trustee. During the term of the Trust and subject to the terms and conditions of this Agreement, the Trustee shall possess and be vested with full legal ownership of the Exchange Right and the Automatic Exchange Rights and shall be entitled to exercise all of the rights and powers of an owner with respect to the Exchange Right and the Automatic Exchange Rights, provided that the Trustee shall:

    (a) hold the Exchange Right and the Automatic Exchange Rights and the legal title thereto as trustee solely for the use and benefit of the Holders in accordance with the provisions of this Agreement; and

    (b) except as specifically authorized by this Agreement, have no power or authority to exercise or otherwise deal in or with the Exchange Right or the Automatic Exchange Rights, and the Trustee shall not exercise any such rights for any purpose other than the purposes for which this Trust is created pursuant to this Agreement.

3.2 LEGENDED SHARE CERTIFICATES. Albertaco will cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Holders of:

    (a) their right to instruct the Trustee with respect to the exercise of the Exchange Right in respect of the Exchangeable Shares held by a Holder, and

    (b) the Automatic Exchange Rights.

3.3 GENERAL EXERCISE OF EXCHANGE RIGHT. The Exchange Right shall be and remain vested in and exercisable by the Trustee. Subject to Section 4.15 hereof, the Trustee shall exercise the Exchange Right only on the basis of instructions received pursuant to this Article 3 from Holders entitled to instruct the Trustee as to the exercise thereof to the extent that no instructions are received from a Holder with respect to the Exchange Right, the Trustee shall not exercise or permit the exercise of the Exchange Right.



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



3.4 PURCHASE PRICE. The purchase price payable by USX for each Exchangeable Share to be purchased by USX under the Exchange Right shall be an amount equal to the Exchangeable Share Price on the last Business Day prior to the day of closing of the exchange of such Exchangeable Share under the Exchange Right. In connection with each exercise of the Exchange Right, USX will provide to the Trustee an Officer's Certificate setting forth the calculation of the Exchangeable Share Price for each Exchangeable Share. The Exchangeable Share Price for each such Exchangeable Share so purchased may be satisfied only by USX issuing and delivering or causing to be delivered to the Trustee, on behalf of the relevant Holder, the Exchangeable Share Consideration representing the total Exchangeable Share Price.

3.5 EXERCISE INSTRUCTIONS. Subject to the terms and conditions herein set forth, a Holder shall be entitled to instruct the Trustee to exercise the Exchange Right with respect to all or any part of the Exchangeable Shares registered in the name of such Holder on the books of Albertaco. To cause the exercise of the Exchange Right by the Trustee, the Holder shall deliver to the Trustee, in person or by certified or registered mail, at its principal offices in Calgary, Alberta or Toronto, Ontario or at such other places in Canada as the Trustee may from time to time designate by written notice to the Holders, the certificates representing the Exchangeable Shares which such Holder desires USX to purchase, duly endorsed in blank, and accompanied by such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under applicable law and the by-laws of Albertaco and such additional documents and instruments as the Trustee may reasonably require together with (a) a duly completed form of notice of exercise of the Exchange Right, contained on the reverse of or attached to the Exchangeable Share certificates, stating (i) that the Holder thereby instructs the Trustee to exercise the Exchange Right so as to require USX to purchase from the Holder the number of Exchangeable Shares specified therein, (ii) that such Holder has good title to and owns all such Exchangeable Shares to be acquired by USX free and clear of all liens, claims and encumbrances, (iii) the names in which the certificates representing USX-Marathon Common Stock issuable in connection with the exercise of the Exchange Right are to be issued and (iv) the names and addresses of the persons to whom the Exchangeable Share Consideration should be delivered and (b) payment (or evidence satisfactory to the Trustee, Albertaco and USX of payment) of the taxes (if any) payable as contemplated by Section 3.8 of this Agreement. If only a part of the Exchangeable Shares represented by any certificate or certificates delivered to the Trustee are to be purchased by USX under the Exchange Right, a new certificate for the balance of such Exchangeable Shares shall be issued to the Holder at the expense of Albertaco.

3.6 DELIVERY OF EXCHANGEABLE SHARE CONSIDERATION; EFFECT OF EXERCISE. Immediately after receipt of the certificates representing the Exchangeable Shares which the Holder desires USX to purchase under the Exchange Right (together with such documents and instruments of transfer and a duly completed form of notice of exercise of the Exchange Right), duly endorsed for transfer to USX the Trustee shall notify USX and Albertaco of its receipt of the same, which notice to USX and Albertaco shall constitute exercise of the Exchange Right by the Trustee on behalf of the Holder of such Exchangeable Shares, and USX shall immediately thereafter deliver or cause to be delivered to the Trustee, for delivery to the Holder of such Exchangeable Shares (or to such other persons, if any, properly designated by such Holder), the Exchangeable Share Consideration deliverable in connection with the exercise of the Exchange Right; provided, however, that no such delivery shall be made unless and until the Holder requesting the same shall have paid (or provided evidence satisfactory to the Trustee, Albertaco and USX of the payment of) the taxes (if any) payable as contemplated by Section 3.8 of this Agreement. Immediately upon the giving of notice by the Trustee to USX and Albertaco of the exercise of the Exchange Right, as provided in this Section 3.6, the closing of the transaction contemplated by the Exchange Right shall be deemed to have occurred, and the Holder of such Exchangeable Shares shall be deemed to have transferred to USX all of its right, title and interest in and to such Exchangeable Shares and in the related interest in the Trust Estate and shall cease to be a holder of such Exchangeable Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive his proportionate part of the total purchase price therefor, unless such Exchangeable Share Consideration is not delivered by USX to the Trustee, for delivery to such Holder (or to such other persons, if any, properly designated by such Holder), within three Business Days of the date of the giving of such notice by the Trustee, in which case the rights of the Holder shall remain unaffected until such Exchangeable Share Consideration is delivered by USX. Concurrently with such Holder ceasing to be a holder of Exchangeable Shares, the Holder shall be considered and deemed for all purposes to be the holder of the shares of USX-Marathon Common Stock delivered to it pursuant to the Exchange Right.



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



3.7 EXERCISE OF EXCHANGE RIGHT SUBSEQUENT TO RETRACTION. In the event that a Holder has exercised its right under Article 6 of the Exchangeable Share Provisions to require Albertaco to redeem any or all of the Exchangeable Shares held by the Holder (the "RETRACTED SHARES") and is notified by Albertaco pursuant to Section 6.6 of the Exchangeable Share Provisions that Albertaco will not be permitted as a result of liquidity or solvency requirements of applicable law to redeem all such Retracted Shares, subject to receipt by the Trustee of written notice to that effect from Albertaco and provided that USX shall not have exercised the Retraction Call Right with respect to the Retracted Shares and that the Holder has not revoked the retraction request delivered by the Holder to Albertaco pursuant to Section 6.1 of the Exchangeable Share Provisions, the retraction request will constitute and will be deemed to constitute notice from the Holder to the Trustee instructing the Trustee to exercise the Exchange Right with respect to those Retracted Shares which Albertaco is unable to redeem. In any such event, Albertaco hereby agrees with the Trustee and in favour of the Holder immediately to notify the Trustee of such prohibition against Albertaco redeeming all of the Retracted Shares and immediately to forward or cause to be forwarded to the Trustee all relevant materials delivered by the Holder to Albertaco or to the transfer agent of the Exchangeable Shares (including without limitation a copy of the retraction request delivered pursuant to Section 6.1 of the Exchangeable Share Provisions) in connection with such proposed redemption of the Retracted Shares and the Trustee will thereupon exercise the Exchange Right with respect to the Retracted Shares that Albertaco is not permitted to redeem and will require USX to purchase such shares in accordance with the provisions of this Article 3.

3.8 STAMP OR OTHER TRANSFER TAXES. Upon any sale of Exchangeable Shares to USX pursuant to the Exchange Right or the Automatic Exchange Rights, the share certificate or certificates representing USX-Marathon Common Stock to be delivered in connection with the payment of the total purchase price therefor shall be issued in the name of the Holder of the Exchangeable Shares so sold or in such names as such Holder may otherwise direct in writing without charge to the holder of the Exchangeable Shares so sold, provided, however, that such Holder (a) shall pay (and none of USX, Marathon, Albertaco nor the Trustee shall be required to pay) any documentary, stamp, transfer or other similar taxes that may be payable, or income taxes that may be required to be withheld, in respect of any transfer involved in the issuance or delivery of such shares to a person other than such Holder or (b) shall have established to the satisfaction of the Trustee, USX, Marathon and Albertaco that such taxes, if any, have been paid.

3.9 QUALIFICATION OF USX-MARATHON COMMON STOCK. USX covenants that if any shares of USX-Marathon Common Stock to be issued and delivered pursuant to the Exchange Right or the Automatic Exchange Rights require registration or qualification with or approval of or the filing of any document including any prospectus or similar document or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian or United States federal, provincial or state law or regulation or pursuant to the rules and regulations of any regulatory authority or the fulfilment of any other legal requirement (collectively, the "APPLICABLE LAWS") before such shares may be issued and delivered by USX to the initial holder thereof (other than Albertaco) or in order that such shares may be freely traded thereafter (other than any restrictions on transfer by reason of a holder being a "control person" of USX for purposes of Canadian federal or provincial securities law or an "affiliate" of USX or, prior to the date hereof, of Tarragon for purposes of United States federal or state securities law), USX will in good faith expeditiously take all such reasonable actions and do all such reasonable things as are necessary to cause such shares of USX-Marathon Common Stock to be and remain duly registered, qualified or approved. USX represents and warrants that it has in good faith taken all actions and done all things as are necessary under Applicable Laws as they exist on the date hereof to cause the shares of USX-Marathon Common Stock to be issued and delivered pursuant to the Exchange Right and the Automatic Exchange Rights and to be freely tradeable thereafter (other than restrictions on transfer by reason of a holder being a "control person" of USX for the purposes of Canadian federal and provincial securities law or an "affiliate" of USX or, prior to the date hereof, of Tarragon for the purposes of United States federal or state securities law). USX will in good faith expeditiously take all such reasonable actions and do all such reasonable things as are necessary to cause all shares of USX-Marathon Common Stock to be delivered pursuant to the Exchange Right or the Automatic Exchange Rights to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which such shares are listed, quoted or posted for trading at such time.



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



3.10 RESERVATION OF SHARES OF USX-MARATHON COMMON STOCK. USX hereby represents, warrants and covenants that it has irrevocably reserved for issuance and will at all times keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of shares of USX-Marathon Common Stock as are now and may hereafter be required to enable and permit Albertaco, Marathon and USX to meet their respective obligations hereunder, under the Support Agreement, under the Exchangeable Share Provisions and under any other security or commitment pursuant to the Arrangement with respect to which USX may now or hereafter be required to issue shares of USX-Marathon Common Stock.

3.11 AUTOMATIC EXCHANGE ON LIQUIDATION OF USX.

    (a) USX will give the Trustee written notice of each of the following events at the time set forth below:

        (i) in the event of any determination by the board of directors of USX to institute voluntary liquidation, dissolution or winding-up proceedings with respect to USX or to effect any other distribution of assets of USX among its stockholders for the purpose of winding-up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution; and

        (ii) immediately, upon the earlier of (A) receipt by USX of notice of and (B) USX otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of USX or to effect any other distribution of assets of USX among its stockholders for the purpose of winding-up its affairs.

    (b) Immediately following receipt by the Trustee from USX of notice of any event (a "LIQUIDATION EVENT") contemplated by Section 3.11(a) above, the Trustee will give notice thereof to the Holders. Such notice will be provided by USX to the Trustee and shall include a brief description of the automatic exchange of Exchangeable Shares for shares of USX-Marathon Common Stock provided for in Section 3.11(c) below.

    (c) In order that the Holders will be able to participate on a PRO RATA basis with the holders of USX-Marathon Common Stock in the distribution of assets of USX in connection with a Liquidation Event, immediately prior to the effective time (the "LIQUIDATION EVENT EFFECTIVE TIME") of a Liquidation Event all of the then outstanding Exchangeable Shares shall be automatically exchanged for shares of USX-Marathon Common Stock. To effect such automatic exchange, USX shall be deemed to have purchased each Exchangeable Share outstanding and held by Holders immediately prior to the Liquidation Event Effective Time, and each Holder shall be deemed to have sold the Exchangeable Shares held by it at such time, for a purchase price per share equal to the Exchangeable Share Price applicable at such time. In connection with such automatic exchange, USX will provide to the Trustee an Officers' Certificate setting forth the calculation of the purchase price for each Exchangeable Share.

    (d) The closing of the transaction of purchase and sale contemplated by
        Section 3.11(c) above shall be deemed to have occurred immediately prior to the Liquidation Event Effective Time, and each Holder of Exchangeable Shares shall be deemed to have transferred to USX all of the Holder's right, title and interest in and to such Exchangeable Shares and the related interest in the Trust Estate and shall cease to be a holder of such Exchangeable Shares and USX shall deliver to the Holder the Exchangeable Share Consideration deliverable upon the automatic exchange of Exchangeable Shares. Concurrently with such Holder ceasing to be a holder of Exchangeable Shares, the Holder shall be considered and deemed for all purposes to be the holder of the shares of USX-Marathon Common Stock issued to it pursuant to the automatic exchange of Exchangeable Shares for USX-Marathon Common Stock and the certificates held by the Holder previously representing the Exchangeable Shares exchanged by the Holder with USX pursuant to such automatic exchange shall thereafter be deemed to represent the shares of USX-Marathon Common Stock issued to the Holder by USX pursuant to such automatic exchange. Upon the request of a Holder and the surrender by the Holder of Exchangeable Share certificates deemed to represent shares of USX-Marathon Common Stock, duly endorsed in blank and accompanied by such instruments of transfer as USX may reasonably require, USX shall deliver or



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



        cause to be delivered to the Holder certificates representing the shares of USX-Marathon Common Stock of which the Holder is the holder.

3.12 PERFORMANCE BY MARATHON. Any provision in Article 3 of this Agreement providing for the delivery by USX of USX-Marathon Common Stock, any Officer's Certificate or any other documents or instruments may, at the option of USX, be satisfied by delivery of such stock certificates or other documents or instruments by or on behalf of Marathon or Holdco or a Marathon Subsidiary (provided that all other provisions of Article 3 with respect to qualification of such stock and other matters shall have been complied with), and in such case such delivery by or on behalf of Marathon or Holdco or a Marathon Subsidiary shall satisfy USX's obligations hereunder and the rights of USX to acquire the corresponding Exchangeable Shares shall be deemed to have been transferred to Marathon, Holdco or the Marathon Subsidiary, as the case may be.

                                    ARTICLE 4
                             CONCERNING THE TRUSTEE

4.1 POWERS AND DUTIES OF THE TRUSTEE. The rights, powers and authorities of the Trustee under this Agreement, in its capacity as trustee of the Trust, shall include:

    (a) receiving the grant of the Exchange Right and the Automatic Exchange Rights from USX as trustee for and on behalf of the Holders in accordance with the provisions of this Agreement;

    (b) exercising the Exchange Right and enforcing the benefit of the Automatic Exchange Rights, in each case in accordance with the provisions of this Agreement, and in connection therewith receiving from Holders Exchangeable Shares and other requisite documents and distributing to such Holders the shares of USX-Marathon Common Stock and cheques, if any, to which such Holders are entitled upon the exercise of the Exchange Right or pursuant to the Automatic Exchange Rights, as the case may be;

    (c) holding title to the Trust Estate;

    (d) investing any monies forming, from time to time, a part of the Trust Estate as provided in this Agreement;

    (e) taking action at the direction of a Holder or Holders to enforce the obligations of USX under this Agreement; and

    (f) taking such other actions and doing such other things as are specifically provided in this Agreement.

    In the exercise of such rights, powers and authorities the Trustee shall have (and is granted) such incidental and additional rights, powers and authority not in conflict with any of the provisions of this Agreement as the Trustee, acting in good faith and in the reasonable exercise of its discretion, may deem necessary, appropriate or desirable to effect the purpose of the Trust. Any exercise of such discretionary rights, powers and authorities by the Trustee shall be final, conclusive and binding upon all persons. For greater certainty, the Trustee shall have only those duties as are set out specifically in this Agreement.

    The Trustee in exercising its rights, powers, duties and authorities hereunder shall act honestly and in good faith with a view to the best interests of the Holders and shall exercise the care, diligence and skill that a reasonably prudent trustee would exercise in comparable circumstances.

    The Trustee shall not be bound to give any notice or do or take any act, action or proceeding by virtue of the powers conferred on it hereby unless and until it shall be specifically required to do so under the terms hereof; nor shall the Trustee be required to take any notice of, or to do or to take any act, action or proceeding as a result of any default or breach of any provision hereunder, unless and until notified in writing of such default or breach, which notices shall distinctly specify the default or breach desired to be brought to the attention of the Trustee and in the absence of such notice the Trustee may for all purposes of this Agreement conclusively assume that no default or breach has been made in the observance or performance of any of the representations, warranties, covenants, agreements or conditions contained herein.

4.2 NO CONFLICT OF INTEREST. The Trustee represents to Albertaco, Marathon and USX that at the date of execution and delivery of this Agreement there exists no material conflict of interest in the role of the Trustee as



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



a fiduciary hereunder and the role of the Trustee in any other capacity. The Trustee shall, within 90 days after it becomes aware that such a material conflict of interest exists, either eliminate such material conflict of interest or resign in the manner and with the effect specified in Article 7 hereof. If, notwithstanding the foregoing provisions of this Section 4.2, the Trustee has such a material conflict of interest, the validity and enforceability of this Agreement shall not be affected in any manner whatsoever by reason only of the existence of such material conflict of interest. If the Trustee contravenes the foregoing provisions of this Section 4.2, any interested party may apply to the Alberta Court of Queen's Bench for an order that the Trustee be replaced as trustee hereunder.

4.3 DEALINGS WITH TRANSFER AGENTS, REGISTRARS, ETC. Albertaco, Marathon and USX irrevocably authorize the Trustee, from time to time, to:

    (a) consult, communicate and otherwise deal with the respective registrars and transfer agents, and with any such subsequent registrar or transfer agent, of the Exchangeable Shares and USX-Marathon Common Stock; and

    (b) requisition, from time to time, (i) from any such registrar or transfer agent any information readily available from the records maintained by it which the Trustee may reasonably require for the discharge of its duties and responsibilities under this Agreement and (ii) from the transfer agent of USX-Marathon Common Stock, and any subsequent transfer agent of such shares, the share certificates issuable upon the exercise from time to time of the Exchange Right and pursuant to the Automatic Exchange Rights in the manner specified in Article 3 hereof.

    Albertaco and USX irrevocably authorize their respective registrars and transfer agents to comply with all such requests. USX covenants that it will supply its transfer agent with duly executed share certificates for the purpose of completing the exercise from time to time of the Exchange Right and the Automatic Exchange Rights, in each case pursuant to Article 3 hereof.

4.4 BOOKS AND RECORDS. The Trustee shall keep available for inspection by USX, Marathon and Albertaco, at the Trustee's principal office in Calgary, Alberta, correct and complete books and records of account relating to the Trustee's actions under this Agreement, including without limitation all information relating to mailings and instructions to and from Holders and all transactions pursuant to the Exchange Right and the Automatic Exchange Rights for the term of this Agreement. On or before March 31, 1999, and on or before March 31 in every year thereafter, the Trustee shall transmit to USX, Marathon and Albertaco a brief report, dated as of the preceding December 31, with respect to:

    (a) the property and funds comprising the Trust Estate as of that date;

    (b) the number of exercises of the Exchange Right, if any, and the aggregate number of Exchangeable Shares received by the Trustee on behalf of Holders in consideration of the issue and delivery by USX of shares of USX-Marathon Common Stock in connection with the Exchange Right, during the calendar year ended on such date; and

    (c) all other actions taken by the Trustee in the performance of its duties under this Agreement which it had not previously reported.

4.5 INCOME TAX RETURNS AND REPORTS. The Trustee shall, to the extent necessary, prepare and file on behalf of the Trust appropriate United States and Canadian income tax returns and any other returns or reports as may be required by applicable law or pursuant to the rules and regulations of any securities exchange or other trading system through which the Exchangeable Shares are traded and, in connection therewith, may obtain the advice and assistance of such experts as the Trustee may consider necessary or advisable. If requested by the Trustee, USX and Marathon shall retain such experts for purposes of providing such advice and assistance.



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



4.6 INDEMNIFICATION PRIOR TO CERTAIN ACTIONS BY TRUSTEE. The Trustee shall exercise any or all of the rights, duties, powers or authorities vested in it by this Agreement at the request, order or direction of any Holder upon such Holder furnishing to the Trustee reasonable funding, security and indemnity against the costs, expenses and liabilities which may be incurred by the Trustee therein or thereby, provided that no Holder shall be obligated to furnish to the Trustee any such funding, security or indemnity in connection with the exercise by the Trustee of any of its rights, duties, powers and authorities with respect to the Exchange Right pursuant to Article 3 hereof, subject to Section 4.15 hereof, and with respect to the Automatic Exchange Rights pursuant to Article 3 hereof.

    None of the provisions contained in this Agreement shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the exercise of any of its rights, powers, duties or authorities unless funded, given funds, security and indemnified as aforesaid.

4.7 ACTIONS BY HOLDERS. No Holder shall have the right to institute any action, suit or proceeding or to exercise any other remedy authorized by this Agreement for the purpose of enforcing any of its rights or for the execution of any trust or power hereunder unless the Holder has requested the Trustee to take or institute such action, suit or proceeding and furnished the Trustee with the funding, security and indemnity referred to in Section 4.6 hereof and the Trustee shall have failed to act within a reasonable time thereafter. In such case, but not otherwise, the Holder shall be entitled to take proceedings in any court of competent jurisdiction such as the Trustee might have taken; it being understood and intended that no one or more Holders shall have any right in any manner whatsoever to affect, disturb or prejudice the rights hereby created by any such action, or to enforce any right hereunder or under the Exchange Right or the Automatic Exchange Rights, except subject to the conditions and in the manner herein provided, and that all powers and trusts hereunder shall be exercised and all proceedings at law shall be instituted, had and maintained by the Trustee, except only as herein provided, and in any event for the equal benefit of all Holders.

4.8 RELIANCE UPON DECLARATIONS. The Trustee shall not be considered to be in contravention of any of its rights, powers, duties and authorities hereunder if, when required, it acts and relies in good faith upon lists, mailing labels, notices, statutory declarations, certificates, opinions, reports or other papers or documents furnished pursuant to the provisions hereof or required by the Trustee to be furnished to it in the exercise of its rights, powers, duties and authorities hereunder and such lists, mailing labels, notices, statutory declarations, certificates, opinions, reports or other papers or documents comply with the provisions of Section 4.9 hereof, if applicable, and with any other applicable provisions of this Agreement.

4.9 EVIDENCE AND AUTHORITY TO TRUSTEE. Albertaco, Marathon or USX shall furnish to the Trustee evidence reasonably requested by the Trustee of compliance with the conditions provided for in this Agreement relating to any action or step required or permitted to be taken by Albertaco, Marathon or USX or the Trustee under this Agreement or as a result of any obligation imposed under this Agreement, including, without limitation, in respect of the Exchange Right or the Automatic Exchange Rights and the taking of any other action to be taken by the Trustee at the request of or on the application of Albertaco, Marathon or USX forthwith if and when:

    (a) such evidence is required by any other section of this Agreement to be furnished to the Trustee in accordance with the terms of this Section 4.9; or

    (b) the Trustee, in the exercise of its rights, powers, duties and authorities under this Agreement, gives Albertaco, Marathon or USX written notice requiring it to furnish such evidence in relation to any particular action or obligation specified in such notice.

    Such evidence shall consist of an Officer's Certificate of Albertaco, Marathon or USX or a statutory declaration or a certificate made by persons entitled to sign an Officer's Certificate stating that any such condition has been complied with in accordance with the terms of this Agreement.

    Whenever such evidence relates to a matter other than the Exchange Right or the Automatic Exchange Rights, and except as otherwise specifically provided herein, such evidence may consist of a report or opinion of any solicitor, auditor, accountant, appraiser, valuer, engineer or other expert or any other person whose qualifications give authority to a statement made by him provided that if such report or opinion is furnished by a director, officer or employee of Albertaco, Marathon or USX it shall be in the form of an Officer's Certificate or a statutory declaration.



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    Each statutory declaration, certificate, opinion or report furnished to the
Trustee as evidence of compliance with a condition provided for in this Agreement shall include a statement by the person giving the evidence:

    (c) declaring that he has read and understands the provisions of this Agreement relating to the condition in question;

    (d) describing the nature and scope of the examination or investigation upon which he based the statutory declaration, certificate, statement or opinion; and

    (e) declaring that he has made such examination or investigation as he believes is necessary to enable him to make the statements or give the opinions contained or expressed therein.

4.10 EXPERTS, ADVISORS AND AGENTS.  The Trustee may:

    (a) in relation to these presents act and rely on the opinion or advice of or information obtained from or prepared by any solicitor, auditor, accountant, appraiser, valuer, engineer or other expert, whether retained by the Trustee or by Albertaco, Marathon or USX or otherwise, and may employ such assistants as may be necessary to the proper determination and discharge of its powers and duties and determination of its rights hereunder and may pay proper and reasonable compensation for all such legal and other advice or assistance as aforesaid; and

    (b) employ such agents and other assistants as it may reasonably require for the proper determination and discharge of its powers and duties hereunder, and may pay reasonable remuneration for all services performed for it (and shall be entitled to receive reasonable remuneration for all services performed by it) in the discharge of the trusts hereof and compensation for all disbursements, costs and expenses made or incurred by it in the determination and discharge of its duties hereunder and in the management of the Trust.

4.11 INVESTMENT OF MONIES HELD BY TRUSTEE. Unless otherwise provided in this Agreement, any monies held by or on behalf of the Trustee which under the terms of this Agreement may or ought to be invested or which may be on deposit with the Trustee or which may be in the hands of the Trustee may be invested and reinvested in the name or under the control of the Trustee in securities in which, under the laws of the Province of Alberta trustees are authorized to invest trust unit monies, provided that such securities are stated to mature within two years after their purchase by the Trustee, and the Trustee shall so invest such monies on the written direction of Albertaco. Pending the investment of any monies as hereinbefore provided, such monies may be deposited in the name of the Trustee in any chartered bank in Canada or, with the consent of Albertaco, in the deposit department of the Trustee or any other loan or company authorized to accept deposits under the laws of Canada or any province thereof at the rate of interest then current on similar deposits.

4.12 TRUSTEE NOT REQUIRED TO GIVE SECURITY. The Trustee shall not be required to give any bond or security in respect of the execution of the trusts, rights, duties, powers and authorities of this Agreement or otherwise in respect of the premises.

4.13 TRUSTEE NOT BOUND TO ACT ON REQUEST. Except as in this Agreement otherwise specifically provided, the Trustee shall not be bound to act in accordance with any direction or request of Albertaco, Marathon or USX or of the directors thereof until a duly authenticated copy of the instrument or resolution containing such direction or request shall have been delivered to the Trustee, and the Trustee shall be empowered to act and rely upon any such copy purporting to be authenticated and believed by the Trustee to be genuine.

4.14 AUTHORITY TO CARRY ON BUSINESS. The Trustee represents to Albertaco, Marathon and USX that at the date of execution and delivery by it of this Agreement it is authorized to carry on the business of a trust company in the Province of Alberta but if, notwithstanding the provisions of this Section 4.14, it ceases to be so authorized to carry on business, the validity and enforceability of this Agreement and the Exchange Right and the Automatic Exchange Rights shall not be affected in any manner whatsoever by reason only of such event but the Trustee shall, within 90 days after ceasing to be authorized to carry on the business of a trust company in the Province of Alberta, either become so authorized or resign in the manner and with the effect specified in
Article 7 hereof.

4.15 CONFLICTING CLAIMS. If conflicting claims or demands are made or asserted with respect to any interest of any Holder in any Exchangeable Shares, including any disagreement between the heirs, representatives,



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



successors or assigns succeeding to all or any part of the interest of any Holder in any Exchangeable Shares resulting in conflicting claims or demands being made in connection with such interest, then the Trustee shall be entitled, at its sole discretion, to refuse to recognize or to comply with any such claim or demand. In so refusing, the Trustee may elect not to exercise any Exchange Right or Automatic Exchange Rights subject to such conflicting claims or demands and, in so doing, the Trustee shall not be or become liable to any person on account of such election or its failure or refusal to comply with any such conflicting claims or demands. The Trustee shall be entitled to continue to refrain from acting and to refuse to act until:

    (a) the rights of all adverse claimants with respect to the Exchange Right or Automatic Exchange Rights subject to such conflicting claims or demands have been adjudicated by a final judgment of a court of competent jurisdiction; or

    (b) all differences with respect to the Exchange Right or Automatic Exchange Right subject to such conflicting claims or demands have been conclusively settled by a valid written agreement binding on all such adverse claimants, and the Trustee shall have been furnished with an executed copy of such agreement.

If the Trustee elects to recognize any claim or comply with any demand made by any such adverse claimant, it may in its discretion require such claimant to furnish such surety bond or other security satisfactory to the Trustee as it shall deem appropriate fully to indemnify it as between all conflicting claims or demands.

4.16 ACCEPTANCE OF TRUST. The Trustee hereby accepts the Trust created and provided for by and in this Agreement and agrees to perform the same upon the terms and conditions herein set forth and to hold all rights, privileges and benefits conferred hereby and by law in trust for the various persons who shall from time to time be Holders, subject to all the terms and conditions herein set forth.

                                    ARTICLE 5
                                  COMPENSATION

    USX, Marathon and Albertaco jointly and severally agree to pay to the Trustee reasonable compensation for all of the services rendered by it under this Agreement and will reimburse the Trustee for all reasonable expenses (including but not limited to taxes, compensation paid to experts, agents and advisors and travel expenses) and disbursements, including the cost and expense of any suit or litigation of any character and any proceedings before any governmental agency reasonably incurred by the Trustee in connection with its rights and duties under this Agreement; provided that USX, Marathon and Albertaco shall have no obligation to reimburse the Trustee for any expenses or disbursements paid, incurred or suffered by the Trustee in any suit or litigation in which the Trustee is determined to have acted in bad faith or with negligence or willful misconduct.

                                    ARTICLE 6
                   INDEMNIFICATION AND LIMITATION OF LIABILITY

6.1 INDEMNIFICATION OF THE TRUSTEE. USX, Marathon and Albertaco jointly and severally agree to indemnify and hold harmless the Trustee and each of its directors, officers, employees and agents appointed and acting in accordance with this Agreement (collectively, the "Indemnified Parties") against all claims, losses, damages, costs, penalties, fines and reasonable expenses (including reasonable expenses of the Trustee's legal counsel on a solicitor and his own client basis) which, without fraud, negligence, willful misconduct or bad faith on the part of such Indemnified Party, may be paid, incurred or suffered by the Indemnified Party by reason of or as a result of the Trustee's acceptance or administration of the Trust, its compliance with its duties set forth in this Agreement, or any written or oral instructions delivered to the Trustee by USX, Marathon or Albertaco pursuant hereto. In no case shall USX, Marathon or Albertaco be liable under this indemnity for any claim against any of the Indemnified Parties unless USX, Marathon and Albertaco shall be notified by the Trustee of the written assertion of a claim or of any action commenced against the Indemnified Parties, promptly after any of the Indemnified Parties shall have received any such written assertion of a claim or shall have been served with a summons or other first legal process giving information as to the nature and basis of the claim. Subject to (b), below, USX, Marathon and Albertaco shall be entitled to participate at their own expense in the defense and, if USX, Marathon or Albertaco so elect at any time after receipt of such notice, any of them may assume the defense of any suit brought to enforce any such claim. The Trustee shall have the right to employ separate counsel in any such suit and participate in the defense thereof but the fees and expenses of such counsel shall be at the expense of the Trustee unless: (a) the employment of such counsel has been authorized by USX, Marathon or Albertaco, such authorization not to be unreasonably withheld; or (b) the named parties to any such suit include both the Trustee and USX, Marathon or Albertaco and the Trustee shall have been advised by counsel acceptable to USX, Marathon or Albertaco that there may be one or more legal defenses available to the Trustee that are different from or in addition to those available to USX, Marathon or Albertaco and that an actual or potential conflict exists (in which case USX, Marathon and Albertaco shall not have the right to assume the defense of such suit on behalf of the Trustee but shall be liable to pay the reasonable fees and expenses of counsel for the Trustee).

6.2 LIMITATION OF LIABILITY. The Trustee shall not be held liable for any loss which may occur by reason of depreciation of the value of any part of the Trust Estate or any loss incurred on any investment of funds pursuant to this Agreement except to the extent that such loss is attributable to the fraud, negligence, willful misconduct or bad faith on the part of the Trustee.

                                    ARTICLE 7
                                CHANGE OF TRUSTEE

7.1 RESIGNATION. The Trustee, or any trustee hereafter appointed, may at any time resign by giving written notice of such resignation to USX, Marathon and Albertaco specifying the date on which it desires to resign, provided that such notice shall never be given less than 60 days before such desired resignation date unless USX, Marathon and Albertaco otherwise agree and provided further that such resignation shall not take effect until the date of the appointment of a successor trustee and the acceptance of such appointment by the successor trustee. Upon receiving such notice of resignation, USX, Marathon and Albertaco shall promptly appoint a successor trustee by written instrument in duplicate, one copy of which shall be delivered to the resigning trustee and one copy to the successor trustee. Failing acceptance by a successor trustee, a successor trustee may be appointed by an order of the Alberta Court of Queen's Bench upon application of one or more of the parties hereto.

7.2 REMOVAL. The Trustee, or any Trustee hereafter appointed, may be removed with or without cause at any time on 60 days' prior notice by written instrument executed by USX, Marathon and Albertaco, in duplicate, one copy of which shall be delivered to the trustee so removed and one copy to the successor trustee, provided that, in connection with such removal, provision is made for a replacement trustee similar to that contemplated in Section 7.1.

7.3 SUCCESSOR TRUSTEE. Any successor trustee appointed as provided under this Agreement shall execute, acknowledge and deliver to USX, Marathon and Albertaco and to its predecessor trustee an instrument accepting such appointment. Thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor under this Agreement, with like effect as if originally named as trustee in this Agreement. However, on the written request of USX, Marathon and Albertaco or of the successor trustee, the trustee ceasing to act shall, upon payment of any amounts then due it pursuant to the provisions of this Agreement, execute and deliver an instrument transferring to such successor Trustee all the rights and powers of the trustee so ceasing to act. Upon the request of any such successor trustee, USX, Marathon, Albertaco and such predecessor trustee shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers.

7.4 NOTICE OF SUCCESSOR TRUSTEE. Upon acceptance of appointment by a successor trustee as provided herein, USX, Marathon and Albertaco shall cause to be mailed notice of the succession of such trustee hereunder to each Holder. If USX, Marathon or Albertaco shall fail to cause such notice to be mailed within 10 days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of USX, Marathon and Albertaco.



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                                    ARTICLE 8
                                 USX SUCCESSORS

8.1 CERTAIN REQUIREMENTS IN RESPECT OF COMBINATION, ETC. If USX or Marathon shall enter into any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other Person or, in the case of a merger, of the continuing corporation resulting therefrom then:

    (a) such other Person or continuing corporation (a successor to USX or Marathon, herein the "USX SUCCESSOR"), by operation of law, shall become, without further action, bound by the terms and provisions of this Agreement or, if not so bound, shall execute, prior to or contemporaneously with the consummation of such transaction an agreement supplemental hereto and such other instruments (if any) as are necessary or advisable to evidence the assumption by the USX Successor of liability for all monies payable and property deliverable hereunder and the covenant of such USX Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of USX or Marathon, as applicable, under this Agreement; and

    (b) such transaction shall be upon such terms as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the Trustee or of the Holders hereunder; and for the purposes hereof, the Trustee acknowledges that in substance, an exchange of USX-Marathon Common Stock for common stock of the Marathon Group Subsidiary on the terms described in the USX Certificate would comply with this section 8.1(b), subject to compliance with section 8.1(a) by the Marathon Group Subsidiary.

8.2 VESTING OF POWERS IN SUCCESSOR. Whenever the conditions of Section 8.1 hereof have been duly observed and performed, the Trustee, if required, by
Section 8.1 hereof, the USX Successor and Albertaco shall execute and deliver the supplemental agreement provided for in Article 9 hereof and thereupon the USX Successor shall possess and from time to time may exercise each and every right and power of USX or Marathon under this Agreement in the name of USX or Marathon or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the board of directors of USX or Marathon or any officers of USX or Marathon may be done and performed with like force and effect by the directors or officers of such USX Successor.

8.3 WHOLLY-OWNED SUBSIDIARIES. Nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned subsidiary of USX with or into USX or the winding-up, liquidation or dissolution of any wholly-owned subsidiary of USX provided that all of the assets of such subsidiary are transferred to USX or another wholly-owned subsidiary of USX, and any such transactions are expressly permitted by this Article 8.

                                    ARTICLE 9
                     AMENDMENTS AND SUPPLEMENTAL AGREEMENTS

9.1 AMENDMENTS, MODIFICATIONS, ETC. This Agreement may not be amended or modified except by an agreement in writing executed by Albertaco, Marathon, USX and the Trustee and approved by the Holders in accordance with Section 9.2 of the Exchangeable Share Provisions.

9.2 MINISTERIAL AMENDMENTS. Notwithstanding the provisions of Section 9.1 hereof, the parties to this Agreement may in writing, at any time and from time to time, without the approval of the Holders, amend or modify this Agreement for the purposes of;

    (a) adding to the covenants of any or all of the parties hereto for the protection of the Holders hereunder,

    (b) making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions which, in the opinion of each of USX, Marathon and Albertaco and in the opinion of the Trustee having in mind the best interests of the Holders as a whole, it may be expedient to make, provided that the parties and the Trustee shall be of the opinion that such amendments and modifications will not be prejudicial to the interests of the Holders as a whole; or



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    (c) making such changes or corrections which, on the advice of counsel to
        Albertaco, Marathon, USX and the Trustee, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Trustee and each of Albertaco, Marathon and USX shall be of the opinion that such changes or corrections will not be prejudicial to the interests of the Holders as a whole in light of the purpose of this Agreement.

9.3 MEETING TO CONSIDER AMENDMENTS. Albertaco, at the request of USX or Marathon, shall call a meeting or meetings of the Holders for the purpose of considering any proposed amendment or modification of this Agreement requiring approval pursuant hereto. Any such meeting or meetings shall be called and held in accordance with the bylaws of Albertaco, the Exchangeable Share Provisions and all applicable laws.

9.4 CHANGES IN CAPITAL OF USX AND ALBERTACO. At all times after the occurrence of any event effected pursuant to Section 2.6 or Section 2.7 of the Support Agreement, as a result of which either USX-Marathon Common Stock or the Exchangeable Shares or both are in any way changed, this Agreement shall forthwith be automatically amended and modified, notwithstanding the provisions of Section 9.1 hereof, as necessary in order that it shall apply with full force and effect, MUTATIS MUTANDIS, to all new securities into which USX-Marathon Common Stock or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver a supplemental agreement giving effect to and evidencing such necessary amendments and modifications.

9.5 EXECUTION OF SUPPLEMENTAL AGREEMENTS. No amendment to or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto. From time to time Albertaco, Marathon, USX and the Trustee may, subject to the provisions of these presents, and they shall, when so directed by these presents, execute and deliver by their proper officers, agreements or other instruments supplemental hereto, which thereafter shall form part hereof, for any one or more of the following purposes:

    (a) evidencing the succession of any USX Successors to USX or Marathon and the covenants of and obligations assumed by each such USX Successors in accordance with the provisions of Article 8, and the successor of any successor trustee in accordance with the provisions of Article 7;

    (b) making any additions to, deletions from or alterations of the provisions of this Agreement or the Exchange Right or the Automatic Exchange Rights which will not be prejudicial to the interests of the Holders as a whole or are necessary or advisable in order to incorporate, reflect or comply with any legislation the provisions of which apply to USX, Marathon, Albertaco, the Trustee or this Agreement; and

    (c) for any other purposes not inconsistent with the provisions of this Agreement, including without limitation to make or evidence any amendment or modification to this Agreement as contemplated hereby, provided that the rights of the Trustee and the Holders as a whole will not be prejudiced thereby.

                                   ARTICLE 10
                                   TERMINATION

10.1 TERM. The Trust created by this Agreement shall continue until the earliest to occur of the following events:

    (a) no outstanding Exchangeable Shares are held by a Holder,

    (b) each of Albertaco, Marathon and USX elects in writing to terminate the Trust and such termination is approved by the Holders of the Exchangeable Shares in accordance with Section 9.2 of the Exchangeable Share Provisions; and

    (c) twenty-one (21) years after the death of the last survivor of the descendants of His Majesty King George VI of the United Kingdom of Great Britain and Northern Ireland living on the date of the creation of the Trust.



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10.2 SURVIVAL OF AGREEMENT. This Agreement shall survive any termination of the
Trust and shall continue until there are no Exchangeable Shares outstanding held by a Holder, provided, however, that the provisions of Articles 5 and 6 hereof shall survive any such termination of this Agreement.

                                   ARTICLE 11
                                     GENERAL

11.1 SEVERABILITY. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby and the agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.

11.2 INUREMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and to the benefit of the Holders.

11.3 NOTICES TO PARTIES. All notices and other communications between the parties hereunder shall be in writing and shall be deemed to have been given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at such other address for such party as shall be specified in like notice):

    (a) if to USX at:

       USX Corporation
       600 Grant Street
       Pittsburgh, Pennsylvania 15219
       Attention: General Counsel
       Telecopier No.: (412) 433-2811

    (b) if to Marathon at:

       Marathon Oil Company
       5555 San Felipe
       Houston, Texas 77056
       Attention: President
       Telecopier No.: (713) 296-4171

    (c) if to Albertaco at:

       c/o Tarragon Oil and Gas Limited
       Suite 2500, 500 - 4th Avenue S.W.
       Calgary, Alberta T2P 2V6
       Attention: President
       Telecopier No.: (403) 262-5324

    (d) if to the Trustee at:

       Montreal Trust Company of Canada
       710, 530 - 8th Avenue S.W.
       Calgary, Alberta
       T2P 3S8
       Attention:   -
       Telecopier No.: (403) 267-6598

    Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.

11.4 NOTICE OF HOLDERS. Any and all notices to be given and any documents to be sent to any Holders may be given or sent to the address of such Holder shown on the register of Holders of Exchangeable Shares in any manner permitted by the Exchangeable Share Provisions and shall be deemed to be received (if given or sent in



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such manner) at the time specified in such Exchangeable Share Provisions, the provisions of which the Exchangeable Share Provisions shall apply MUTATIS MUTANDIS to notices or documents as aforesaid sent to such Holders.

11.5 RISK OF PAYMENTS BY POST. Whenever payments are to be made or documents are to be sent to any Holder by the Trustee, by Albertaco, by Marathon or by USX or by such Holder to the Trustee or to USX or to Marathon or Albertaco, the making of such payment or sending of such document sent through the post shall be at the risk of Albertaco, Marathon or USX, in the case of payments made or documents sent by the Trustee or Albertaco or Marathon or USX, and the Holder, in the case of payments made or documents sent by the Holder.

11.6 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

11.7 JURISDICTION AND ATTORNMENT. This Agreement shall be construed and enforced in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein. USX and Marathon agree that any action or proceeding arising out of or relating to this Agreement may be instituted in the courts of Alberta, waive any objection which they may have now or hereafter to the venue of any such action or proceeding, irrevocably submit to the jurisdiction of the said courts in any such action or proceeding and agree to be bound by any judgment of the said courts and hereby appoint Albertaco at its registered office in the Province of Alberta as USX's and Marathon's attorney for service of process.

    IN WITNESS WHEREOF, the parties hereby have caused this Agreement to be duly executed as of the date first above written.

                                          USX CORPORATION

                                          Per: _________________________________

                                          Per: _________________________________


                                          MARATHON OIL COMPANY

                                          Per: _________________________________

                                          Per: _________________________________


                                          7761581 ALBERTA LTD.

                                          Per: _________________________________

                                          Per: _________________________________


                                          MONTREAL TRUST COMPANY OF CANADA

                                          Per: _________________________________

                                          Per: _________________________________


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